As filed with the Securities and Exchange Commission on September 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INVESTAR HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana		27-1560715
(State of incorporation)		(I.R.S. Employer Identification No.)
10500 Coursey Boulevard
Baton Rouge, Louisiana 70816
(225) 227-2222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John J. D’Angelo

President and Chief Executive Officer

Investar Holding Corporation

10500 Coursey Boulevard

Baton Rouge, Louisiana 70816

(225) 227-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Geoffrey S. Kay, Esq.
Stephanie E. Kalahurka, Esq.
Fenimore Kay Harrison LLP
812 San Antonio St., Suite 600

Austin, Texas 78701

(512) 583-5900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2025

PROSPECTUS

1,547,603 Shares

Common Stock

This prospectus relates to the offer and sale of up to an aggregate of 1,547,603 shares of our common stock issuable upon the conversion of our 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) by the selling stockholders identified in this prospectus, which we refer to collectively in this prospectus as the “selling stockholders.” We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholders.

We are registering the offer and sale of the shares covered by this prospectus by the selling stockholders to satisfy our obligations under that certain Registration Rights Agreement, dated as of July 1, 2025, by and between the selling stockholders and us, which was entered into in connection with the private placement of shares of the Series A Preferred Stock. The selling stockholders may sell the shares covered by this prospectus in a number of different ways and at varying prices. We provide information about the manner in which the selling stockholders may sell the shares in the section entitled “Plan of Distribution.” We also provide information regarding the identity of the selling stockholders and the shares that may be sold under this prospectus in the section entitled “Selling Stockholders.” We do not know when or in what amounts the selling stockholders may offer the shares for sale, and the registration for resale of the shares by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

We have generally agreed to bear the expenses in connection with the registration of the shares offered by the selling stockholders. However, we will not pay any underwriting or other discounts or commissions in any offering of the shares.

You should read carefully this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents,” before you invest in any shares of our common stock.

An investment in shares of our common stock involves risk. You should refer to the section titled “Risk Factors” beginning on page 6 of this prospectus, in any prospectus supplement and in our periodic reports and other filings with the Securities and Exchange Commission, or SEC, and carefully consider that information before investing in our common stock.

The shares of our common stock are not savings accounts, deposits or other obligations of any bank, including Investar Bank, National Association, our wholly-owned bank subsidiary, and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the SEC nor any other regulatory body has approved or disapproved of the shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2025.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under the shelf registration process, the selling stockholders may offer and sell, from time to time and in one or more offerings, the shares described in this prospectus. When a selling stockholder makes an offer of the shares under this prospectus, a prospectus supplement, if required, may also be distributed that will contain specific information about the terms of the offering. Any required prospectus supplement may also add, update or change information contained in this prospectus.

Before buying any of shares of our common stock, you should carefully read this prospectus and any supplement to this prospectus, together with the information and documents incorporated herein by reference and described under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.” These documents contain important information that you should consider when making your investment decision. You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you.

In this prospectus, unless the context requires otherwise, “we,” “us,” and “our,” refer to Investar Holding Corporation, and all references to “Investar Bank” are to Investar Bank, National Association, our wholly-owned bank subsidiary. All references to “the shares” or are to shares of our common stock. Finally, all references to our “articles of incorporation” and “by-laws” are to our Restated Articles of Incorporation, dated November 6, 2013, as amended by the Articles of Amendment, dated June 30, 2025, establishing the Series A Preferred Stock, and our Amended and Restated By-Laws (as amended and restated through September 20, 2017).

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholders take any responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or solicitation of an offer to buy any securities other than the shares to which they relate. Neither we nor any selling stockholder is making any offer to sell shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

We have not taken any action to permit a public offering of the shares covered by this prospectus, or to permit the possession or distribution of this prospectus, outside of the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares and the distribution of this prospectus outside of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

The documents that we have filed with the SEC are also available on our website at www.investarbank.com. The reference to our website is not intended to be an active link, and the information on our website is not a part of this prospectus.

(ii)

This prospectus forms part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Act, relating to the shares covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement or incorporated by reference herein for a complete description. You may get a copy of the registration statement from the sources listed above. You may also obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address: Investar Holding Corporation, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816, Attention: John J. D’Angelo, Telephone: (225) 227-2222

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. In addition, when we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference into this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below that we have previously filed with the SEC (File No. 001-36522) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act:

●

Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 12, 2025, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 8, 2025, that is incorporated by reference in that Annual Report on Form 10-K;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 7, 2025 and August 6, 2025, respectively; and

●

Our Current Reports on Form 8-K filed with the SEC on January 22, March 20, May 22 and July 1, 2025 (except, with respect to each of the foregoing, for any portions of the reports that were deemed to be furnished and not filed).

We also incorporate by reference any additional reports and other documents that we may subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise), from the date of this registration statement of which this prospectus is a part until the termination of the registration statement. Any material that we file later with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC.

You may obtain from us a copy of any documents incorporated by reference into this prospectus without charge to you in the manner described above.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, may contain or incorporate by reference statements that are not historical facts and are forward-looking statements within the meaning of the federal securities laws, including statements about our expectations, beliefs, intentions and strategies for the future. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. Accordingly, these forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that could cause our actual results to differ materially from results anticipated in these forward-looking statements. Because of these uncertainties, you should not rely on these forward-looking statements. Most of these factors are outside of our control and are difficult to predict. Important factors that could cause actual results to differ materially from the forward-looking statements include but are not limited to:

(iii)

●	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

●	our ability to implement our growth strategy, including our organic growth strategy as well as potentially difficulty in identifying and consummating suitable acquisitions;

●	our ability to consummate pending acquisition transactions;

●

risks related to the integration of any businesses we have acquired or expect to acquire, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions, risks associated with entering new markets and possible failures in realizing the anticipated benefits from such acquisitions;

●	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

●	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

●	our dependence on our management team, and our ability to attract and retain qualified personnel;

●	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

●	inaccuracy of the assumptions and estimates we make in establishing reserves for expected credit losses and other estimates;

●	the concentration of our business within our geographic areas of operation;

●	concentration of credit exposure;

●	deteriorating asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

●	a lack of liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

●	the impact of litigation and other legal proceedings to which we become subject;

●	data processing system failures and errors;

●	competitive pressures in the consumer finance, commercial finance, retail banking and mortgage lending industries, as well as the financial resources of, and products offered by, competitors;

●

the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

●	changes in the scope and costs of FDIC insurance and other coverages;

(iv)

●	governmental monetary and fiscal policies;

●	systemic risks associated with the soundness of other financial institutions;

●	the effectiveness of our internal controls and procedures in preventing losses;

●

cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

●

hurricanes, other natural disasters and adverse weather; oil spills and other man-made disasters; acts of terrorism, an outbreak of hostilities or other international or domestic calamities, acts of God and other matters beyond our control; and

●	other circumstances, many of which are beyond our control.

Other factors not identified above, including those described under the heading “Risk Factors” in this prospectus and the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in any of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made with the SEC since the date of our most recent Annual Report on Form 10-K that are incorporated by reference into this prospectus, may also cause actual results to differ materially from those described in our forward-looking statements.  In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which are inherently unreliable and speak only as of the date of this prospectus, any accompanying prospectus supplement or free writing prospectus, or any document incorporated by reference into this prospectus. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any accompanying prospectus supplement or free writing prospectus, and the documents incorporated by reference into this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus or any accompanying prospectus supplement or free writing prospectus might not occur.

(v)

INVESTAR HOLDING CORPORATION

We are a financial holding company headquartered in Baton Rouge, Louisiana. We conduct our operations primarily through our wholly-owned subsidiary, Investar Bank. Investar Bank was originally chartered in 2006 as a Louisiana state bank before converting to a national bank charter in 2019.

Through Investar Bank, we offer a wide range of commercial banking products tailored to meet the needs of individuals, professional, and small to medium-sized businesses. We currently operate 20 full-service banking offices in Louisiana, three full-service banking offices in Texas, and six full-service banking offices in Alabama. We also serve our markets from our executive and operations center located in Baton Rouge. We have experienced significant organic growth since Investar Bank was chartered, completed seven whole bank acquisitions, and established or acquired additional branches in our market areas. As of June 30, 2025, on a consolidated basis, we had total assets of $2.7 billion, total loans of $2.1 billion, total deposits of $2.3 billion, and stockholders’ equity of $255.9 million.

We believe that our current markets present a significant opportunity for growth and franchise expansion, both organically and through strategic acquisitions. Although the financial services industry is rapidly changing and intensely competitive, and likely to remain so, we believe Investar Bank competes effectively as a local community bank and possesses the consistency of local leadership, the availability of local access and responsive customer service, coupled with competitively-priced products and services, necessary to successfully compete with other financial institutions for individual and small to medium-sized business customers.

As a financial holding company and a bank holding company, we are regulated by the Board of Governors of the Federal Reserve System, or the Federal Reserve. As a national banking association, Investar Bank is subject to supervision, regulation and examination by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, as insurer of deposits. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and not for the protection of security holders and creditors. For a discussion of the material elements of the extensive regulatory framework applicable to financial holding companies, bank holding companies and banks, as well as specific information regarding our business, please refer to “Item 1. Business—Supervision and Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and any subsequent reports that we file with the SEC, which are incorporated by reference into this prospectus.

Our principal executive offices are located at 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816, and our telephone number at that address is (225) 227-2222. Our website address is www.investarbank.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. Except as specifically incorporated by reference into this prospectus, the information on, or otherwise accessible through, our website is not incorporated by reference herein and does not constitute a part of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. You should carefully review the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as may be supplemented by other documents incorporated by reference into this prospectus, together with all of the other information appearing in or incorporated by reference into this prospectus and any prospectus supplement, before making an investment decision. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of these risks or uncertainties actually occur, our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected. In that event, the market price of our common stock could decline, and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares offered by this prospectus. All of the net proceeds from the sale of the shares offered by this prospectus will be for the account of one or more selling stockholders. See “Selling Stockholders.”

DESCRIPTION OF OUR SECURITIES

The following discussion summarizes the material terms of our capital stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. We are a Louisiana corporation, and thus the Louisiana Business Corporation Act, or LBCA, other applicable Louisiana law and our articles of incorporation and by-laws delineate the rights of our shareholders generally. Reference is made to the more detailed provisions of our articles of incorporation and by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our articles of incorporation authorize us to issue a total of 45,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value per share. As of the date of this prospectus, 9,825,883 shares of our common stock and 32,500 shares of our Series A Preferred Stock were issued and outstanding.

Common Stock

The authorized common stock is available for issuance from time to time at the discretion of our board of directors without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. Each share of our common stock is non-assessable and has the same rights, preferences and privileges as every other share of common stock.

Voting

Each share of common stock entitles the holder thereof to one vote in the election of directors and on all other matters submitted to the vote of our shareholders. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

With respect to any matter other than the election of directors or a matter for which a different approval threshold is established by Louisiana law or our articles of incorporation (as described below), a matter submitted to the shareholders will be approved if a majority of the votes cast are in favor of such matter, at a meeting at which a quorum is present. Directors are elected by a plurality vote.

The following extraordinary actions have different approval thresholds under the LBCA or our articles of incorporation:

●

Amendments to our articles of incorporation. Our articles of incorporation may be amended upon the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the amendment; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting; provided that an amendment to our articles of incorporation establishing a series of preferred stock may generally be authorized by our board of directors without shareholder approval.

●

Merger, consolidation or share exchange. Approval of a merger, consolidation or share exchange to which we are a party is subject to the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the proposal; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting.

●

Dissolution or Sale of Substantially all of the Assets.    Our articles of incorporation provide that any dissolution or sale of substantially all of our assets must be approved by two-thirds of the total voting power of the corporation at a special meeting of our shareholders.

Dividends

Subject to the legal and regulatory restrictions discussed elsewhere in this prospectus and to the terms of our Series A Preferred Stock and any other preferred securities that we may issue, holders of our common stock are entitled to share equally in dividends when, as, and if declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to receive, on a pro-rata per share basis, any assets available for distribution to our shareholders after the payment of debts and liabilities and after the distribution to holders of any outstanding shares of our capital stock hereafter issued with prior rights upon liquidation, including our Series A Preferred Stock.

Preemptive and other rights

Holders of our common stock do not have preemptive, conversion or redemption rights.

Preferred Stock - General

The authorized preferred stock is available for issuance from time to time at the discretion of our board of directors without shareholder approval, except as otherwise limited by the amendment to our articles of incorporation establishing the Series A Preferred Stock. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Series A Preferred Stock

The Series A Preferred Stock constitutes a series of our perpetual, convertible, non-cumulative preferred stock, consisting of 32,500 shares, no par value per share. The Series A Preferred Stock has no maturity date and is intended to qualify as additional Tier 1 capital for regulatory capital purposes. The Series A Preferred Stock is not subject to the operation of a sinking fund. The rights, powers, preferences and limitations of the Series A Preferred Stock are contained in Article IV-A of our articles of incorporation.

Priority

The Series A Preferred Stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on parity with each class or series of preferred stock or capital stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on our liquidation, winding up and dissolution, and (ii) senior to our common stock and each other class or series of preferred stock or capital stock we may issue in the future the terms of which do not expressly provide that such class or series will rank on a parity with or senior to the Series A Preferred Stock as to dividend rights and/or rights on our liquidation, winding-up and dissolution, which we refer to herein as “junior securities.” We currently have no class or series of capital stock which constitutes junior securities, other than our common stock.

Voting

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Louisiana law or by our articles of incorporation.

The vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to any provision of our articles of incorporation, including Article IV-A, in a way that significantly and adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; provided that (i) any increase in the amount of authorized or issued shares of Series A Preferred Stock or any securities convertible into Series A Preferred Stock or (ii) the creation and issuance, or an increase in the authorized or issued amount, of our preferred stock or any securities convertible into our preferred stock, ranking equal with and/or senior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon our liquidation, dissolution or winding up, will be deemed to significantly and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

Additionally, the unanimous vote or consent of all holders of outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to amend, alter or repeal the definition of “conversion rate” or “dividend rate,” or the liquidation preference of Series A Preferred Stock as set forth in Article IV-A of our articles of incorporation.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been converted into shares of common stock or otherwise reacquired by us.

Dividends

Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds at a rate of 6.5% per annum on the $1,000 per share liquidation preference, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2025. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which the SEC or banking institutions in the City of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock are non-cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will not be obligated to pay the unpaid portion of the dividend for that period.

If a conversion date applicable to any conversion of Series A Preferred Stock is on or prior to the record date for any declared dividend for the dividend period, the holder will not have the right to receive dividends on such shares for that dividend period. If a conversion date applicable to any conversion of Series A Preferred Stock is after the record date for any declared dividend for the dividend period, the holder will have the right to receive dividends on such shares for that dividend period if the holder was the holder of record on the record date.

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.

So long as any Series A Preferred Stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series A Preferred Stock, we may not, subject to certain limited exceptions, declare or pay dividends with respect to, or redeem, purchase or otherwise acquire, any junior securities.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our junior securities, payment of an amount equal to the greater of (i) the $1,000 liquidation preference per share, plus any declared and unpaid dividends thereon, and (ii) the amount that such holder would have received in respect of the common stock issuable upon conversion of the Series A Preferred Stock had such holder converted such share of Series A Preferred Stock immediately prior to such time. To the extent that the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the amounts payable upon liquidation to the holders of the Series A Preferred Stock and the holders of any other class or series of our securities ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other securities will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither our merger or consolidation with another entity nor our sale of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our affairs.

Redemptions and repurchases

The Series A Preferred Stock is redeemable in whole or in part, at our option, on any dividend payment date occurring on or after the fifth anniversary of the original issuance date (i.e., on or after July 1, 2030), and in whole any time following the occurrence of a “capital event,” subject to any required prior approval by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, or other applicable governmental authority. The redemption price for any shares of Series A Preferred Stock will be equal to 100% of the $1,000 per share liquidation preference, plus all declared but unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends. As used herein, “capital event” means the receipt by us of a legal opinion to the effect that, as a result of any event occurring on or after the original issuance date, the Series A Preferred Stock does not constitute, or within 90 days of the date of such legal opinion will not constitute, additional Tier 1 capital.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock, not less than 30 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the dividend payment date on which the redemption will occur; (ii) the number of shares of Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

Upon the receipt of a redemption notice, a holder of Series A Preferred Stock may elect to convert such shares into shares of our common stock in accordance with the conversion provisions discussed below at any time prior to the redemption date. We will be unable to cause the redemption of shares of our Series A Preferred Stock held by a holder unless the liquidity conditions contained in Article IV-A of our articles of incorporation are satisfied or waived by such holder.

A holder of shares of our Series A Preferred Stock will have no right or authority to cause the redemption of any shares of our Series A Preferred Stock.

Subject to the limitations on repurchase otherwise imposed in Article IV-A of our articles of incorporation, we may purchase shares of our Series A Preferred Stock at any time and from time to time, subject to any required prior approval by the Federal Reserve.

Conversion rights

Each holder of shares of Series A Preferred Stock will have the right, at any time and from time to time, at such holder’s option, to convert all or any portion of such holder’s Series A Preferred Stock into shares of our common stock at the rate of 47.619 shares of common stock per share of Series A Preferred Stock, subject to anti-dilution adjustments, which we refer to as the conversion rate, plus cash in lieu of fractional shares.

Additionally, subject to certain conditions, on or after July 1, 2028, we will have the right, at our option, from time to time on any dividend payment date (and, for the avoidance of doubt, following the payment of any dividend payable on such dividend payment date), to cause some or all of the Series A Preferred Stock to be converted into shares of our common stock at the conversion rate if, for 20 trading days within the period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we deliver a notice of mandatory conversion to holders of Series A Preferred Stock, the closing price of our common stock exceeds $26.25 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction. We will provide notice of our decision to exercise our right to cause the mandatory conversion.

The conversion rate will be adjusted in the event of, among other things, (i) dividends and distributions on our common stock payable in shares of our common stock, (ii) subdivisions, splits, and combinations of our common stock, (iii) certain debt or asset distributions, (iv) certain extraordinary cash distributions, (v) tender or exchange offers for our common stock, and (vi) any rights plan in place with respect to our common stock, subject to certain exceptions.

Notwithstanding the foregoing, no holder of our Series A Preferred Stock will be required to effect a conversion of its Series A Preferred Stock (i) to the extent that the conversion would be subject to the prior approval of the Federal Reserve unless, with respect to such holder, the approval has been obtained and remains in effect, or (ii) to the extent that the conversion would cause the holder to own, together with its affiliates, more than 9.9% of the shares of our common stock outstanding at such time, calculated in accordance with the regulations of the Federal Reserve. Those shares of Series A Preferred Stock that are not convertible as a result of the immediately preceding limitation will remain outstanding unless or until such shares may be converted or otherwise are redeemed.

We will be unable to cause the conversion of shares of our Series A Preferred Stock held by a holder unless the liquidity conditions contained in Article IV-A of our articles of incorporation are satisfied or waived by such holder, although a holder of shares of our Series A Preferred Stock may elect to voluntary convert its Series A Preferred Stock without regard to the liquidity conditions.

Certain reorganization events

If a reorganization event occurs prior to an applicable conversion date, each share of Series A Preferred Stock will be entitled to receive the greater of the (i) amount per share equal to the liquidation value of $1,000 per share, plus all declared but unpaid dividends (without regard to, or accumulation of, any undeclared dividends), and (ii) amount equal to the distribution amount of such assets or proceeds as was receivable by a holder of the number of shares of common stock into which such share of Series A Preferred Stock was convertible immediately prior to such reorganization event. For these purposes, a reorganization event means our consolidation, merger or similar transaction where we are not the surviving entity, in each case pursuant to which shares of our common stock will be converted into cash, securities or other property; any sale, lease or other transfer of all or substantially all of the assets of our subsidiaries and us, taken as a whole, to any person, in each case pursuant to which shares of our common stock will be converted into cash, securities or other property; any reclassification of our common stock into securities other than common stock; or any statutory exchange of our outstanding common stock for securities of another person (other than in connection with a merger or acquisition).

Preemptive or non-dilution rights

Holders of our Series A Preferred Stock do not have preemptive or non-dilution rights with respect to any future issuance of our capital securities.

Selected Provisions of the LBCA and our Articles of Incorporation and By-laws

Provisions with anti-takeover effects. Our articles of incorporation and by-laws as well as the LBCA contain certain provisions that may make it more difficult to acquire control of us by means of a tender offer, open market purchase, proxy contest or otherwise, even if shareholders may consider the proposed transaction to be in their best interests or will receive a substantial premium for their shares. These provisions, which are summarized below, are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders are best served if any change in control results from negotiations with our board rather than from an unsolicited proposal. As mentioned above, the LBCA and our articles of incorporation require a merger, consolidation or share exchange to which we are a party be approved by the greater of: (i) a majority of the votes entitled to be cast on the proposal; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting. Our articles of incorporation require any dissolution or sale of substantially all of our assets to be approved by two-thirds of the total voting power of the corporation at a special meeting of our shareholders.

●

Authority to issue “blank check” preferred stock. Our board of directors is authorized to issue, without further approval from our shareholders, a series of “blank check” preferred stock. This authorization may operate to provide anti-takeover protection for us because, if a merger, tender offer or other attempt to gain control of us is proposed and our board does not believe the proposed transaction is in our or our shareholders’ best interests, the board can quickly issue shares of preferred stock with rights, preferences and limitations that could make the proposed takeover attempt more difficult to complete. Such preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a “poison pill.”  The authorization to issue preferred stock may also benefit present management. Because a potential acquiror may be discouraged from attempting a takeover on account of the board’s ability to issue preferred stock, management may be able to retain its position more easily. Our board, however, does not intend to issue any preferred stock except on terms that it deems to be in our best interest and the best interest of our shareholders.

●

Shareholder’s right to call a special meeting. Under the LCBA, we are not required to call a special shareholders’ meeting at the request of any shareholder unless shareholders holding at least 10% of all the votes entitled to be cast on an issue proposed to be considered at the special meeting sign, date, and deliver to us a written demand for the meeting.

●

Increase in board size. Our board of directors has the power to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies so created by a majority vote of the directors present at the meeting. This may dissuade a third party from attempting to take control of us by means of a proxy contest.

●

Advance notice requirements. Our by-laws require a shareholder who desires to nominate a candidate for election to the board of directors or to raise new business at an annual shareholders’ meeting to provide us advance notice not earlier than 120 days and not later than 90 days prior to the first anniversary of the immediately preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from the anniversary date of the previous year’s meeting, to be timely a shareholder must deliver advance notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the public announcement of the date of our annual meeting is less than 100 days prior to the annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Any shareholder wishing to nominate a candidate for election as a director or to raise new business at an annual shareholders’ meeting must also provide detailed information about the nominee or business and satisfy certain other conditions. Because of the timing requirements and the detailed information that must be provided under our advance notice by-law, a third party may be discouraged from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

●

No cumulative voting. Shareholders are not permitted to cumulate their votes in the election of directors. As a result, holders of a majority of outstanding common stock have the power to elect all of the directors standing for election, which may discourage a third party from nominating its own candidate(s) for election to our board.

●	By-law amendment. Our board of directors can amend our by-laws without shareholder approval.

In addition, as noted above, we may issue authorized but unissued shares of our capital stock in the future without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. This power may enable our board of directors to sell shares of our common or preferred stock to individuals or groups whom the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization.

Action by written consent. Under the LBCA, unless otherwise provided in a corporation’s articles of incorporation, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting unless such written consent is signed by all shareholders. Our articles of incorporation do not contain a provision allowing for less than unanimous written consent. As a result, the requirement that actions taken by written consent be unanimous ensures that shareholders cannot effect a business combination or other corporate action without the knowledge and involvement of all of our shareholders.

Indemnification. Our by-laws provide generally that we will indemnify and hold harmless, to the fullest extent permitted by Louisiana law, our directors and officers, as well as other persons who have served as directors, officers, fiduciaries or in other representative capacities, serving at our request in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

Limitation of liability. Our articles of incorporation limit the personal liability of our directors in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director’s acts or omissions while acting in a capacity as a director, with certain exceptions. Our articles of incorporation do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

SELLING STOCKHOLDERS

The shares to which this prospectus relates are being registered for resale by the selling stockholders named below. The shares were originally issued in a transaction exempt from registration in reliance upon section 4(a)(2) of the Securities Act and Regulation D under the Securities Act. We are registering the resale of the shares by the selling stockholders named below to enable them to sell the shares without restriction after the effectiveness of the registration statement of which this prospectus forms a part. The selling stockholders may sell all, a portion or none of their shares at any time.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the total number of shares of our common stock beneficially owned by each selling stockholder (which, in each case, the maximum number of shares that may be offered and sold under this prospectus by each selling stockholder, and the total number and percentage of outstanding shares of common stock that will be beneficially owned by each selling stockholder upon completion of the offering. We have prepared the table based on information provided to us by, or on behalf of, each selling stockholder. The information regarding the number of shares owned after the offering assumes the sale of all shares offered by each selling stockholder. A selling stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares since the date as of which the information in the following table is presented in transactions exempt from or not subject the registration requirements of the Securities Act and of which we are not aware.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 9,825,883 shares of our common stock outstanding as of August 10, 2025. An asterisk reflects an ownership percentage of less than 1%

	Number of Shares Beneficially Owned Prior to the	Number of Shares that May be Sold	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Offering	Hereunder	Number	%
Malta Hedge Fund, L.P. (1)	25,695	4,761	20,934	*
Malta Hedge Fund II, L.P. (1)	158,044	31,571	126,473	1.29%
Malta Opportunity Fund LP (1)	109,404	104,904	4,500	*
Malta Phoenix Partners, L.P. (1)	34,261	32,761	1,500	*
Malta Offshore, Ltd. (1)	34,163	3,571	30,592	*
Malta Titan Fund, L.P. (1)	97,252	51,952	45,300	*
Banc Fund X L.P. (2)	550,991	238,095	312,896	3.18%
Juggernaut Fund, L.P.(3)	12,602	5,142	7,460	*
No Margin Fund, L.P.(4)	8,401	3,428	4,973	*
Bay Pond Investors (Bermuda) L.P.(5)	293,301	213,714	79,587	*
Bay Pond Partners, L.P.(5)	571,678	399,999	171,679	1.75%
Ithan Creek Master Investors (Cayman) L.P.(5)	141,403	100,571	40,832	*
JH Financial Opportunities Fund (6)	238,095	238,095	—	*
Oraley Enterprises LLC (7)	42,001	38,095	3,906	*
Black Maple Capital Partners LP (8)	19,047	19,047	—	*
Eric J. Trainor (9)	1,153	1,190	364	*
Jeffery L. Blum	18,059	476	17,583	*
Jeffrey W. Martin (10)	12,066	476	11,590	*
John J. D’Angelo (11)	397,424	2,380	395,044	3.95%
John R. Campbell	7,071	1,428	5,643	*
Julio A. Melara (12)	11,389	1,190	10,199	*
Linda M. Crochet	12,869	2,380	10,489	*
Robert C. Jordan	80,764	28,571	52,193	*
Scott G. Ginn	20,379	11,904	8,475	*
Timothy R. Smith	3,235	2,380	855	*
William H. Hidalgo, Sr. (13)	81,073	4,761	76,312	*
Frank L. Walker (14)	16,211	4,761	11,450	*

(1)

Maltese Capital Management LLC is the investment manager of each of Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Opportunity Fund LP, Malta Phoenix Partners, L.P., Malta Offshore, Ltd., and Malta Titan Fund, L.P. (the “Malta Partnerships”), and Terry Maltese is the managing member of Maltese Capital Management LLC. In such capacities, each of Maltese Capital Management LLC and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by the Malta Partnerships. Each of Maltese Capital Management LLC and Mr. Maltese disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

(2)

The Banc Funds Company, L.L.C. (“TBFC”) is the indirect general partner of Banc Fund X L.P., which has sole voting and dispositive power with respect to an aggregate of 312,896 shares of common stock and 5,000 shares of Series A Preferred Stock, and TBFC’s controlling member is Charles J. Moore. Mr. Moore has been the manager of Banc Fund X L.P. since its inception. TBFC is also the indirect general partner of Banc Fund IX, L.P. and TBFC Financial Technologies Fund, L.P., which also hold an interest in common stock. As manager, Mr. Moore may be deemed to have voting and dispositive power over the shares held by these entities. Each of TBFC and Mr. Moore disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

(3)

The reported securities are directly owned by Juggernaut Fund, L.P. Stanley F. Druckenmiller, the ultimate natural person beneficial owner of Duquesne Family Office LLC, the general partner, commodity pool operator, manager and commodity trading advisor of Juggernaut Fund, L.P., shares voting and investment power over the shares held by Juggernaut Fund, L.P. with Duquesne Family Office LLC and Juggernaut Fund, L.P.

(4)

The reported securities are directly owned by No Margin Fund, L.P. Stanley F. Druckenmiller, the ultimate natural person beneficial owner of Duquesne Family Office LLC, the general partner, commodity pool operator, manager and commodity trading advisor of No Margin Fund, L.P., shares voting and investment power over the Shares held by No Margin Fund, L.P. with Duquesne Family Office LLC and No Margin Fund, L.P.

(5)

Wellington Management Company LLP (“WMC”) has the power to vote and dispose of the securities held by each of Bay Pond Investors (Bermuda) L.P., Bay Pond Partners L.P. and Ithan Creek Master Investors (Caymon) L.P. pursuant to WMC's capacity as investment adviser on behalf of such selling stockholders. WMC is a subsidiary of Wellington Management Group LLC (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 204 partners (as of January 1, 2024). There are no external entities with any ownership interest in the firm. No single partner owns or has the right to vote more than 5% of the partnership's capital. Additional information about WMC is available in its Form ADV filed with the SEC.

(6)	The fund's investment advisor is John Hancock Investment Management LLC, and Manulife Investment Management (US) LLC is the investment sub-advisor and agent for JH Financial Opportunities Fund.
(7)

Oraley Enterprises LLC is managed by Black Maple Capital Corporation, its investment manager. Robert Barnard is the managing member of Black Maple Capital Holdings LLC, the general partner of Black Maple Capital Management LP, which controls Black Maple Capital Corporation and, in that capacity, has voting and investment control of the shares held by Oraley Enterprises LLC. Mr. Barnard may therefore be deemed to have beneficial ownership of the shares held by Oraley Enterprises LLC.

(8)

Black Maple Capital Partners LP is managed by Black Maple Capital Management LP, its investment manager. Robert Barnard is the managing member of Black Maple Capital Holdings LLC, the general partner of Black Maple Capital Management LP and, in that capacity, has voting and investment control of the shares held by Black Maple Capital Partners LP. Mr. Barnard may therefore be deemed to have beneficial ownership of the shares held by Black Maple Capital Partners LP.

(9)	Does not reflect fractional shares held by Mr. Trainor as a result of his participation in our dividend reinvestment plan.
(10)	Shares beneficially owned include 4,979 shares of common stock held in Mr. Martin’s 401(k) account.
(11)

Shares beneficially owned include (i) 2,099 shares of common stock held in brokerage accounts by Mr. D’Angelo for the benefit of his four minor children, (ii) 250 shares of common stock registered in the name of Mr. D’Angelo’s spouse, (iii) 33,904 shares of common stock held through the Company’s 401(k) plan, (iv) 2,380 shares of common stock issuable upon the exercise of 50 shares of Series A preferred stock, which are held in Mr. D’Angelo’s individual retirement account, (v) 67,811 shares of common stock pledged to First National Bankers Bank to secure a business line of credit and a term loan, and (vi) options to purchase 166,758 shares of common stock.

(12)	Shares beneficially owned include 2,436 shares of common stock held in Mr. Melara’s 401(k) account.

(13)	Shares beneficially owned include (i) 19,571 shares registered in the name of William H. Hidalgo Trust and (ii) 4,566 shares registered in the name of Mr. Hidalgo’s spouse.
(14)	Shares beneficially owned include 1,305 shares of common stock held in Mr. Walker’s 401(k) account.

The selling stockholders identified above have informed us that they are not registered broker-dealers, the securities covered by this prospectus were purchased in the ordinary course of business, and that at the time of purchase, there were no written or oral agreements or understandings, directly or indirectly, with any person to distribute the securities covered by this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issuable upon conversion of the Series A Preferred Stock issued to the selling stockholders named herein to permit the resale of those shares by the holders of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the common stock.

The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted under applicable law.

The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell common stock short, the selling stockholders may deliver common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the common stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference into this prospectus, and (vi) other facts material to the transaction. In no event will any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed 8.0%.

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the common stock registered under the registration statement of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the common stock under the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF WICHITA FALLS BANCSHARES, INC.

On July 1, 2025, we entered into a merger agreement with Wichita Falls Bancshares, Inc., or WFBI, which provides generally for our acquisition of WFBI by means of a merger in exchange for stock and cash consideration. Under the rules of the SEC, we are providing certain information about WFBI as a part of this prospectus, including the following discussion and analysis of the financial condition and results of operations of WFBI, pro forma financial information taking into account the impact of the proposed merger and WFBI financial statements. The proposed merger remains subject to shareholder and regulatory approvals and the satisfaction of all closing conditions.

The following discussion and analysis is to focus on material changes in the financial condition and results of operation of WFBI over the indicated periods. This discussion and analysis is intended to highlight and supplement information presented elsewhere in the consolidated financial statements and related notes included with this prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither WFBI nor we assume any obligation to update any of these forward-looking statements.

Overview

WFBI is a registered financial holding company headquartered in Wichita Falls, Texas. Through its wholly-owned subsidiary, First National Bank, a national banking association, WFBI provides a broad range of financial services tailored to meet the needs of small-to-midsized businesses and professionals. Since its inception in 1986, WFBI’s priority has been and continues to be creating shareholder value through the establishment of an attractive commercial banking franchise in Texas and across the region. WFBI considers its primary market to include Wichita, Wise and Tarrant Counties in North Texas. As of June 30, 2025, WFBI had total assets of $1.38 billion, total deposits of $1.14 billion, and total stockholders’ equity of $100.4 million.

As a financial holding company operating through one reportable operating segment, community banking, WFBI generates most of its revenues from interest income on loans, loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits and occupancy expenses. WFBI analyzes its ability to maximize income generated from interest-earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in the market interest rates and the interest rates WFBI earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in WFBI’s loan portfolio are affected by, among other factors, economic and competitive conditions in its markets and across the region, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within its markets.

Results of Operations

Performance Summary

For the six months ended June 30, 2025, net income available to common shareholders was $2.9 million, or $4.70 per basic common share and $3.82 per diluted common share, compared to net income available to common shareholders of $3.4 million, or $5.85 per basic common share and $4.27 per diluted common share, for the same period in 2024. Holding company return to common shareholders on average assets decreased to 0.41% for the six months ended June 30, 2025 from 0.47% for the six months ended June 30, 2024. Return to common shareholders on average common equity decreased to 5.86% for the six months ended June 30, 2025, as compared to 7.66% for the same period in 2024.

For the year ended December 31, 2024, net income available to common shareholders was $5.9 million, or $10.04 per basic common share and $7.48 per diluted common share, compared to net income available to common shareholders of $7.0 million, or $12.19 per basic common share and $12.19 per diluted common share, for the year ended December 31, 2023. Return to common shareholders on average assets decreased to 0.42% for the year ended December 31, 2024 from 0.56% for the year ended December 31, 2023. Return to common shareholders on average common equity decreased to 6.48% for the year ended December 31, 2024, as compared to 8.55% for the year ended December 31, 2023.

Net Interest Income

The operating results of WFBI depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”

To evaluate net interest income, WFBI measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. WFBI calculates average assets, liabilities, and equity using a monthly average, and average yield/rate utilizing an actual 365-day count convention

For the six months ended June 30, 2025, net interest income totaled $17.2 million, and net interest margin and net interest spread were 2.51% and 1.84%, respectively. For the six months ended June 30, 2024, net interest income totaled $16.4 million and net interest margin and net interest spread were 2.45% and 1.72%, respectively. The average yield on the loan portfolio was 5.98%, for the six months ended June 30, 2025, compared to 6.01% for the six months ended June 30, 2024, and the average yield on total interest-earning assets was 5.85% for the six months ended June 30, 2025, compared to 5.87% for the same period in 2024. For the six months ended June 30, 2025, overall cost of funds (which includes noninterest-bearing deposits) decreased 5 basis points compared to the six months ended June 30, 2024, primarily due to the decline in market interest rates since the last half of 2024 and the repricing of its CD portfolio.

For the year ended December 31, 2024, net interest income totaled $32.1 million, and net interest margin and net interest spread were 2.37% and 1.62%, respectively. For the year ended December 31, 2023 net interest income totaled $34.9 million and net interest margin and net interest spread were 2.93% and 2.19%, respectively. The average yield on the loan portfolio was 6.06%, for the year ended December 31, 2024, compared to 5.77% for the year ended December 31, 2023, and the average yield on total interest-earning assets was 5.94% for the year ended December 31, 2024, compared to 5.57% for the year ended December 31, 2023. For the year ended December 31, 2024, overall cost of funds (which includes noninterest-bearing deposits) increased 97 basis points compared to the year ended December 31, 2023, primarily due to the Federal Reserve continuing to increase rates during the latter part of 2024 and full impact of the 2023 increases.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the periods shown, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below is net of deferred loan fees and discounts. Acquired loans were recorded at fair value at acquisition and accrete interest income over the remaining lives of the respective loans or expected cash flows. Averages presented in the table below, and throughout this report, are month-end averages. All dollars shown are the following table are presented in thousands.

	Six Months Ended June 30,
	2025			2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets
Total loans	$1,275,643	$38,116	5.98%	$1,235,601	$37,105	6.01%
Debt securities	54,829	1,286	4.69%	57,924	1,162	4.01%
Interest-bearing deposits in banks	42,946	771	3.59%	42,075	910	4.33%
Total interest-earning assets	1,373,418	40,173	5.85%	1,335,600	39,177	5.87%
Noninterest-earning assets	66,624			61,483

Total assets	1,440,042			1,397,083

Liabilities & Stockholders' Equity:
Interest-bearing liabilities
Demand, savings and money market deposits	510,045	8,168	3.20%	466,055	7,937	3.41%
Time deposits	444,300	9,590	4.32%	421,926	9,633	4.57%
Federal funds purchased and repo agreements	2,252	14	1.24%	2,825	18	1.27%
Federal Home Loan Bank advances	118,629	2,719	4.58%	131,114	3,199	4.88%
Other borrowings	37,266	1,041	5.59%	37,472	912	4.87%
Subordinated debt	33,128	1,431	8.64%	40,145	1,105	5.51%
Total interest-bearing liabilities	1,145,620	22,963	4.01%	1,099,537	22,804	4.15%

Noninterest-bearing liabilities
Noninterest-bearing deposits	174,446			194,582
Other liabilities	20,321			15,037
Total noninterest-bearing liabilities	194,767			209,619

Stockholders' Equity:	99,655			87,927

Total liabilities and stockholders' equity	$1,440,042			$1,397,083

Net interest income		$17,210			$16,373
Net interest spread			1.84%			1.72%
Net interest margin			2.51%			2.45%

(1)         Average loan balances include nonaccrual loans and loans held for sale.

(2)         Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)         Net interest margin is equal to net interest income divided by average interest-earning assets.

	Year Ended December 31,
	2024			2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets
Total loans	$1,251,935	$75,920	6.06%	$1,090,169	$62,872	5.77%
Debt securities	58,081	2,618	4.51%	59,926	1,817	3.03%
Interest-bearing deposits in banks	40,578	1,741	4.29%	39,588	1,542	3.90%
Total interest-earning assets	1,350,594	80,279	5.94%	1,189,683	66,231	5.57%
Noninterest-earning assets	64,631			58,271

Total assets	1,415,225			1,247,954

Liabilities & Stockholders' Equity:
Interest-bearing liabilities
Demand, savings and money market deposits	475,956	16,569	3.48%	424,023	10,725	2.53%
Time deposits	423,173	19,672	4.65%	361,311	14,661	4.06%
Federal funds purchased and repo agreements	2,611	33	1.26%	3,532	43	1.22%
Federal Home Loan Bank advances	143,085	7,286	5.09%	92,199	4,221	4.58%
Other borrowings	37,416	1,908	5.10%	37,645	943	2.50%
Subordinated debt	34,006	2,758	8.11%	10,041	787	7.84%
Total interest-bearing liabilities	1,116,247	48,226	4.32%	928,751	31,380	3.38%

Noninterest-bearing liabilities
Noninterest-bearing deposits	186,796			219,513
Other liabilities	21,462			17,618
Total noninterest-bearing liabilities	208,258			237,131

Stockholders' Equity:	90,720			82,072

Total liabilities and stockholders' equity	$1,415,225			$1,247,954

Net interest income		$32,053			$34,851
Net interest spread			1.62%			2.19%
Net interest margin			2.37%			2.93%

(1)         Average loan balances include nonaccrual loans and loans held for sale.

(2)         Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)         Net interest margin is equal to net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities, and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	Six Months Ended June 30, 2025 over 2024
	Change Due To:
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning Assets
Loans	$1,136	$538	$1,674
Debt Securities	57	67	124
Interest-Bearing Balances	18	(158)	(140)
Other Assets	21	(684)	(663)
Total Increase in Interest Income			995

Interest-Bearing Liabilities
NOW, Savings, MMA	998	(766)	232
Time Deposits	456	(500)	(44)
FHLB Advances	(308)	(175)	(483)
Notes Payable	77	—	77
Subordinated Debt	377	—	377
Total Increase in Interest Expense			159

Increase in Net Interest Income			$836

	Year Ended December 31, 2024 over 2023
	Change Due To:
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning Assets
Loans	$8,813	$4,793	$13,606
Debt Securities	324	476	800
Interest-Bearing Balances	50	150	200
Other Assets	(47)	(511)	(558)
Total Increase in Interest Income			14,048

Interest-Bearing Liabilities
NOW, Savings, MMA	1,749	4,107	5,856
Time Deposits	2,584	2,426	5,010
FHLB Advances	2,315	728	3,043
Notes Payable	983	—	983
Subordinated Debt	1,953	—	1,953
Total Increase in Interest Expense			16,845

Increase (Decrease) in Net Interest Income			$(2,797)

Provision for Credit Losses

WFBI’s provision for credit losses is a charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for credit losses see “—Financial Condition—Allowance for Credit Losses.” The provision expense for credit losses was $231 thousand, $1.7 million and $1.7 million for the six months ended June 30, 2025, the year ended December 31, 2024, and the year ended December 31, 2023, respectively.

Noninterest Income

WFBI’s primary sources of noninterest income are service charges on deposit accounts, debit card and automated teller machine (“ATM”) fee income, income from bank-owned life insurance and income from the origination, processing and sale of mortgage loans. The following tables present, for the periods indicated, the major categories of noninterest income:

	Six Months Ended June 30,		Increase
	2025	2024	(Decrease)
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$206	$223	$(17)
Mortgage loan sales/originations/processing	382	240	142
Loss on sale of securities	-	(440)	440
Earnings on bank-owned life insurance	227	181	46
ATM/debit card interchange fees	394	405	(11)
Other	503	519	(16)
Total noninterest income	$1,712	$1,128	$584

	Year Ended December 31,		Increase
	2024	2023	(Decrease)
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$455	$497	$(42)
Mortgage loan sales/originations/processing	604	395	209
Loss on sale of securities	(440)	-	(440)
Loss on sale of assets	-	(1)	1
Loss on sale of foreclosed assets	-	(44)	44
Earnings on bank-owned life insurance	363	391	(28)
ATM/debit card interchange fees	780	834	(54)
Other	981	968	13
Total noninterest income	$2,743	$3,040	$(297)

Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and other costs of WFBI associated with operating its facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses, among others.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	Six Months Ended June 30,		Increase
	2025	2024	(Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$7,450	$8,244	$(794)
Occupancy	1,209	1,424	(215)
Data processing	571	554	17
Director fees	275	271	4
Legal and professional fees	671	601	70
FDIC assessment	724	894	(170)
Mortgage expense	95	57	38
Loss on sale of assets	1,913	-	1,913
Loss on sale of foreclosed assets	99	-	99
Telephone	256	254	2
Amortization of intangibles	90	802	(712)
Other	2,211	2,379	(168)
Total noninterest expense	$15,564	$15,480	$84

	Year Ended December 31,		Increase
	2024	2023	(Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$16,323	$17,573	$(1,250)
Occupancy	2,650	2,662	(12)
Data processing	1,088	1,030	58
Director fees	545	510	35
Legal and professional fees	1,773	1,063	710
FDIC assessment	1,704	1,700	4
Mortgage expense	146	121	25
Telephone	502	496	6
Amortization of intangibles	180	180	-
Other	4,887	3,806	1,081
Total noninterest expense	$29,798	$29,141	$657

Income Tax Expense

The amount of income tax expense is influenced by the amounts of WFBI’s pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

For the six months ended June 30, 2025, income tax expense totaled $209 thousand, an increase of $2.7 million, compared to an income tax benefit of $2.5 million for the year ended December 31, 2024. WFBI did not recognize income tax expense in 2023 because it was taxed as a Subchapter S corporation for federal income tax purposes. For the six months ended June 30, 2025, and the year ended December 31, 2024, WFBI’s effective tax rates were 21.0% and 21.0%, respectively.

Financial Condition

Assets

At June 30, 2025, total assets were $1.38 billion, a decrease of $162.4 million, or 10.6%, from $1.54 billion as of December 31, 2024. The decrease in total assets was primarily due to the sale of $136.4 million of 1-4 family residential real estate loans. At December 31, 2024, total assets were $1.54 billion, an increase of $66.1 million, or 4.5%, from $1.48 billion as of December 31, 2023. The increase in total assets was primarily due to growth in WFBI’s 1-4 family residential real estate loan portfolio during 2024.

Loan Portfolio

WFBI’s primary source of income is interest on loans to individuals, professionals and small-to-midsized businesses in its markets. WFBI’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties located in its primary market areas. The loan portfolio represents the highest yielding component of WFBI’s earning asset base.

As of June 30, 2025, total loans, excluding mortgage loans held for sale, were $1.15 billion, a decrease of $124.9 million, or 9.8%, compared to $1.27 billion as of December 31, 2024. The decrease was primarily due to the sale of $136.4 million in 1-4 family residential real estate loans. As of December 31, 2024, total loans, excluding mortgage loans held for sale, were $1.27 billion, an increase of $55.3 million or 4.6%, compared to $1.22 billion as of December 31, 2023. The increase was primarily due to the growth in WFBI’s 1-4 family residential real estate loan portfolio. Additionally, as of June 30, 2025, December 31, 2024, and December 31, 2023, WFBI had mortgage loans classified as loans held for sale of $0, $2.0 million and $513 thousand, respectively.

Total loans held for investment as a percentage of deposits were 100.5%, 110.1% and 106.1% as of June 30, 2025, December 31, 2024 and December 31, 2023, respectively. Total loans held for investment as a percentage of assets were 83.1%, 82.4% and 82.4% as of June 30, 2025, December 31, 2024 and December 31, 2023, respectively.

The following table summarizes WFBI’s held for investment loan portfolio by type of loan as of the dates indicated:

	As of June 30, 2025		As of December 31, 2024		As of December 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$779,531	68.0%	$892,331	70.2%	$810,208	66.6%
Residential real estate	278,374	24.2%	285,242	22.4%	308,617	25.4%
Commercial	82,265	7.2%	86,573	6.8%	88,943	7.3%
Consumer and other	6,431	0.6%	7,445	0.6%	8,079	0.7%
Total loans held for investment	$1,146,601	100.0%	$1,271,591	100.0%	$1,215,847	100.0%

Commercial real estate loans are extensions of credit secured by owner-occupied and non-owner-occupied collateral. Repayment is generally dependent on the successful operations of the property. General economic conditions may impact the performance of these types of loans, including fluctuations in the value of real estate, vacancy rates, and unemployment trends. Real estate commercial loans also include farmland loans that can be, or are, used for agricultural purposes. These loans are usually repaid through permanent financing, cash flow from the borrower’s ongoing operations, development of the property, or sale of the property.

Commercial real estate loans decreased $112.8 million, or 12.6%, to $779.5 million as of June 30, 2025, from $892.3 million as of December 31, 2024 due to limited production and normal amortization. Commercial real estate loans increased $82.1 million, or 10.1%, to $892.3 million as of December 31, 2024, from $810.2 million as of December 31, 2023 due to increased lending opportunities in the market.

Residential real estate loans include first and second lien 1-4 family residential real estate loans, as well as home equity lines of credit, in each case primarily on owner-occupied primary residences. The Company is exposed to risk based on fluctuations in the value of the real estate collateral securing the loan, as well as changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness, or other personal hardship. Real estate residential loans also include multi-family residential loans originated to provide permanent financing for multi-family residential income producing properties. Repayment of these loans primarily relies on successful rental and management of the property.

Residential real estate loans decreased $6.9 million, or 2.4%, to $278.4 million as of June 30, 2025, from $285.2 million as of December 31, 2024 primarily to normal amortization and limited production as a result of the interest rate environment. Residential real estate loans decreased $23.4 million, or 7.6%, to $285.2 million as of December 31, 2024, from $308.6 million as of December 31, 2023 due primarily to normal amortization and limited production as a result of the interest rate environment.

Commercial loans include general commercial and industrial, or C&I, loans, including commercial lines of credit, working capital loans, term loans, equipment financing, asset acquisition, expansion and development loans, borrowing base loans, letters of credit and other loan products, primarily in the Company’s target markets that are underwritten based on the borrower’s ability to service the debt from income. Commercial loan risk is derived from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan.

Commercial loans decreased $4.3 million, or 5.0%, to $82.3 million as of June 30, 2025, from $86.6 million as of December 31, 2024 due to the decline in demand for commercial loans as a result of the interest rate environment and normal amortization. Commercial loans as of December 31, 2024 represented a decrease of $2.4 million, or 2.7%, from $88.9 million as of December 31, 2023 due to the decline in demand for commercial loans as a result of the interest rate environment and normal amortization.

Consumer and other loans include a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans. The risk is based on changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness or other personal hardship, and fluctuations in the value of the real estate or personal property securing the consumer loan, if any. While WFBI offers consumer loans, the balances of consumer and other loans at June 30, 2025, December 31, 2024 and December 31, 2023 represented less than 1.0% of its held for investment loan portfolio.

The contractual maturity ranges of loans in WFBI’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range as of date indicated are summarized in the following tables:

	As of June 30, 2025
	One Year or Less	One Through Five Years	Five Through Fifteen Years	After Fifteen Years	Total
	(Dollars in thousands)
Commercial	$25,661	$55,971	$633	$-	$82,265
Commercial real estate	108,222	407,531	240,085	23,693	779,531
Residential real estate	250,299	16,179	11,896	-	278,374
Consumer and other	1,581	4,063	787	-	6,431
Total loans held for investment	$385,763	$483,744	$253,401	$23,693	$1,146,601

Fixed rate loans:
Commercial	$20,911	$52,416	$633	$-	$73,960
Commercial real estate	52,663	72,788	6,910	22,445	154,806
Residential real estate	250,299	5,113	-	-	255,412
Consumer and other	1,430	3,974	787	-	6,191
Total fixed rate loans	$325,303	$134,291	$8,330	$22,445	$490,369

Floating rate loans:
Commercial	$4,750	$3,555	$-	$-	$8,305
Commercial real estate	55,559	334,743	233,175	1,248	624,725
Residential real estate	-	11,066	11,896	-	22,962
Consumer and other	151	89	-	-	240
Total floating rate loans	$60,460	$349,453	$245,071	$1,248	$656,232

Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is generally reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due, or interest may be recognized on a cash basis as long as the remaining book balance of the loan is deemed collectible. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

WFBI has several procedures in place to assist in maintaining the overall quality of its loan portfolio. It has established underwriting guidelines to be followed by its bankers, and it also monitors delinquency levels for any negative or adverse trends. However, there can be no assurance that WFBI’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

WFBI believes its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and the timely resolution of problem assets. WFBI had $6.4 million, $8.1 million and $3.2 million in nonperforming assets as of June 30, 2025, December 31, 2024 and December 31, 2023, respectively. It had $6.4 million in nonperforming loans as of June 30, 2025, compared to $8.0 million as of December 31, 2024, compared to $3.0 million as of December 31, 2023. The decrease in nonperforming assets for the six months ended June 30, 2025 was primarily attributable to a decrease in non-performing 1-4 family residential real estate loans. The increase in nonperforming assets for the year ended December 31, 2024 was primarily attributable to the increase in non-performing 1-4 family residential real estate loans.

The following tables present information regarding nonperforming loans at the dates indicated:

	As of June 30,	As of December 31,
	2025	2024	2023
	(Dollars in thousands)
Nonaccrual loans	$6,380	$7,107	$2,089
Accruing loans 90 or more days past due	26	928	960
Total nonperforming loans	6,406	8,035	3,049
Other nonperforming assets	36	99	125
Other real estate owned	—	—	—
Total nonperforming assets	$6,442	$8,134	$3,174

Ratio of nonperforming loans to total loans held for investment	0.56%	0.63%	0.25%
Ratio of nonperforming assets to total assets	0.47%	0.53%	0.21%
Ratio of nonaccrual loans to total loans held for investment	0.56%	0.56%	0.17%

	As of June 30,	As of December 31,
	2025	2024	2023
	(Dollars in thousands)
Nonaccrual loans by category:
Commercial real estate	$348	$1	$5
Residential real estate	5,680	6,630	1,665
Commercial	239	424	342
Consumer and other	113	52	77
Total	$6,380	$7,107	$2,089

Potential Problem Loans

From a credit risk standpoint, WFBI classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. Ratings are adjusted to reflect the degree of risk and loss that is believed to be inherent in each credit. WFBI’s methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).

Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness; however, such concerns are not so pronounced that it generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

Credits rated doubtful have all the weaknesses inherent in those rated substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following tables summarize WFBI’s internal ratings of loans held for investment as of the dates indicated.

	As of June 30, 2025
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$774,796	$1,895	$2,840	$—	$779,531
Residential real estate	274,200	—	4,174	—	278,374
Commercial	79,233	2,794	238	—	82,265
Consumer and other	6,319	—	112	—	6,431
Total	$1,134,548	$4,689	$7,364	$—	$1,146,601

	As of December 31, 2024
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$869,977	$16,516	$5,838	$—	$892,331
Residential real estate	284,121	357	764	—	285,242
Commercial	82,734	2,705	411	723	86,573
Consumer and other	7,399	—	46	—	7,345
Total	$1,244,231	$19,578	$7,059	$723	$1,271,591

	As of December 31, 2023
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$807,864	$2,170	$174	$—	$810,208
Residential real estate	308,260	357	—	—	308,617
Commercial	88,601	—	342	—	88,943
Consumer and other	7,964	—	115	—	8,079
Total	$1,212,689	$2,527	$631	$—	$1,215,847

Allowance for Credit Losses

WFBI maintains an allowance for credit losses, which includes both its allowance for loan losses and reserves for unfunded commitments, that represents management’s best estimate of the credit losses and risks inherent in the loan portfolio. In determining the allowance for credit losses, WFBI estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for credit losses is based on internally assigned risk classifications of loans, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical credit loss rates. For additional discussion of WFBI’s methodology, please refer to “—Critical Accounting Estimates—Allowance for Credit Losses.”

In connection with its review of the loan portfolio, WFBI considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements it considers include:

●

for commercial real estate loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner-occupied properties, the loan to value ratio, the age and condition of the collateral, and the volatility of income, property value and future operating results typical for properties of that type;

●

for residential real estate loans, the borrower’s ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan to value ratio, and the age, condition and marketability of the collateral; and

●

for commercial loans, the operating results of the commercial, industrial or professional enterprise, the borrower’s business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category, and the value, nature and marketability of collateral.

As of June 30, 2025, the allowance for credit losses totaled $10.7 million, or 0.94%, of total loans held for investment. As of December 31, 2024, the allowance for credit losses totaled $10.8 million, or 0.85%, of total loans held for investment. As of December 31, 2023, the allowance for credit losses totaled $10.3 million, or 0.85%, of total loans held for investment.

The following tables present, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:

	For the Six Months Ended June 30,
	2025	2024
	(dollars in thousands)
Average loans outstanding	$1,275,643	$1,235,601
Gross loans held for investment outstanding end of period	$1,146,601	$1,278,434
Allowance for credit losses at beginning of period	$10,815	$10,338
Provision for credit losses	231	1,040

Charge-offs:
Commercial real estate	—	—
Residential real estate	179	96
Commercial	156	182
Consumer and other	19	29
Total charge-offs	354	307

Recoveries:
Commercial real estate	—	—
Residential real estate	—	—
Commercial	23	78
Consumer and other	11	6
Total recoveries	34	84

Net charge-offs	320	223
Allowance for credit losses at end of period	$10,726	$11,154
Ratio of allowance for credit losses to end of period loans held for investment	0.94%	0.87%
Ratio of net charge-offs to average loans	0.03%	0.02%

	For the Years Ended December 31,
	2024	2023
	(dollars in thousands)
Average loans outstanding	$1,251,935	$1,090,169
Gross loans held for investment outstanding end of period	$1,271,591	$1,215,847
Allowance for credit losses at beginning of period	$10,338	$11,589
Reallocation of ACL for off-balance sheet credit exposures	100	—
Adoption of ASC 326	—	(1,846)
Provision for credit losses	1,660	1,731

Charge-offs:
Commercial real estate	—	—
Residential real estate	96	—
Commercial	1,189	1,122
Consumer and other	89	116
Total charge-offs	1,374	1,238

Recoveries:
Commercial real estate	—	79
Residential real estate	—	—
Commercial	85	23
Consumer and other	6	—
Total recoveries	91	102

Net charge-offs	1,283	1,136
Allowance for credit losses at end of period	$10,815	$10,338
Ratio of allowance for credit losses to end of period loans held for investment	0.85%	0.85%
Ratio of net charge-offs to average loans	0.10%	0.09%

	For the Six Months Ended June 30,
	2025		2024
	Net Charge-offs	% of Average Loans	Net Charge-offs	% of Average Loans
	(Dollars in thousands)
Commercial real estate	$—	0.00%	$—	0.00%
Residential real estate	179	0.01%	96	0.01%
Commercial	133	0.01%	104	0.01%
Consumer and other	8	0.00%	23	0.00%
Total net charge-offs	$320	0.02%	$223	0.02%

	For the Years Ended December 31,
	2024		2023
	Net Charge-offs	% of Average Loans	Net Charge-offs (Recoveries)	% of Average Loans
	(Dollars in thousands)
Commercial real estate	$—	0.00%	$(79)	(0.01% )
Residential real estate	96	0.01%	—	0.00%
Commercial	1,104	0.09%	1,099	0.10%
Consumer and other	83	0.01%	116	0.01%
Total net charge-offs	$1,283	0.11%	$1,136	0.10%

Although WFBI believes that it has established its allowance for credit losses in accordance with generally accepted accounting principles, or GAAP, and that the allowance for credit losses was adequate to provide for known and estimated losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If WFBI experiences economic declines or if asset quality deteriorates, material additional provisions could be required.

The following table shows the allocation of the allowance for credit losses among loan categories and certain other information as of the dates indicated. The allocation of the allowance for credit losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	As of June 30,		As of December 31,
	2025		2024		2023
	Amount	% to Total	Amount	% to Total	Amount	% to Total
	(Dollars in thousands)
Commercial real estate	$774	7.2%	$2,411	22.3%	$1,246	12.1%
Residential real estate	9,157	85.4%	8,517	78.8%	8,141	78.7%
Commercial	713	6.7%	(113)	(1.0% )	878	8.5%
Consumer and other	82	0.8%	—	0.0%	73	0.7%
Total allowance for credit losses	$10,726	100.0%	$10,815	100.0%	$10,338	100.0%

Securities

WFBI uses its securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. As of June 30, 2025, the carrying amount of investment securities totaled $53.3 million, a decrease of $2.3 million, or 4.2%, compared to $55.7 million as of December 31, 2024, which represented a decrease of $3.2 million, or 5.5%, compared to $58.9 million as of December 31, 2023. Securities represented 3.86%, 3.61% and 4.00% of total assets as of June 30, 2025, December 31, 2024, and December 31, 2023, respectively.

WFBI’s investment portfolio consists of securities classified as available for sale and held to maturity. The carrying values of its available for sale securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in stockholders’ equity. The following tables summarize the amortized cost and estimated fair value of investment securities as of the dates shown:

	June 30, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Available for sale
Obligations of states and municipal subdivisions	$28,353	$-	$(3,693)	$-	$24,660
Mortgage-backed securities	15,224	5	(456)	-	14,773
Collateralized mortgage obligations	12,553	82	(138)	-	12,497
Corporate bonds	1,000	-	(9)	-	991
Total available for sale	$57,130	$87	$(4,296)	$-	$52,921

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Held to maturity
Obligations of states and municipal subdivisions	$410	$1	$-	$-	$411
Total held to maturity	$410	$1	$-	$-	$411

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Available for sale
Obligations of states and municipal subdivisions	$28,659	$-	$(3,278)	$-	$25,381
Mortgage-backed securities	16,367	-	(689)	-	15,678
Collateralized mortgage obligations	13,403	16	(293)	-	13,126
Corporate bonds	1,000	-	(28)	-	972
Total available for sale	$59,429	$16	$(4,288)	$-	$55,157

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Held to maturity
Obligations of states and municipal subdivisions	$501	$-	$-	$-	$501
Total held to maturity	$501	$-	$-	$-	$501

All of WFBI’s mortgage-backed securities are agency securities. It did not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in its investment portfolio as of June 30, 2025.

The allowance for credit losses encompasses potential expected credit losses related to the securities portfolio for credit losses. The assessment includes reviewing historical loss data for both WFBI’s portfolio and similar types of investment securities to develop an estimate for the current securities portfolio. Additionally, WFBI’s review of the securities portfolio for expected credit losses includes an evaluation of factors including the security issuer bond ratings, delinquency status, insurance or other available credit support, as well as its expectations of the forecasted economic outlook relevant to these securities. The results of the analysis are evaluated quarterly to confirm that credit loss estimates are appropriate for the securities portfolio.

Prior to the adoption of ASU 2016-13, declines in the fair value of available-for-sale securities below their cost that were deemed to be other than temporary were reflected in earnings as realized losses. In estimating other-than-temporary impairment losses prior to January 1, 2023, management considered, among other things, (1) the length of time and the extent to which the fair value had been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and WFBI’s ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The following tables set forth the fair value, maturities and approximated weighted average yield based on estimated annual income divided by the average amortized cost of the securities portfolio as of the dates indicated. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures.

	As of June 30, 2025
	3 Months or Less		Over 3 Months Through 1 Year		Over 1 Year Through 5 Years		Over 5 Through 10 Years		Over 10 Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Municipal securities	$711	1.65%	$221	3.66%	$2,182	2.30%	$5,041	2.34%	$16,916	1.42%	$25,071	1.71%
Corporate bonds	-	-	-	-	991	5.08%	-	-	-	-	991	5.08%
Mortgage-backed securities	-	-	93	2.02%	4,247	2.65%	10,433	4.77%	-	-	14,773	4.14%
Collateralized mortgage obligations	-	-	8	1.86%	11,223	5.16%	1,265	3.90%	-	-	12,497	5.03%
Total	$711	$1.65%	$322	3.15%	$18,643	4.25%	$16,740	3.97%	$16,916	1.42%	$53,332	3.22%

	As of December 31, 2024
	3 Months or Less		Over 3 Months Through 1 Year		Over 1 Year Through 5 Years		Over 5 Through 10 Years		Over 10 Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Municipal securities	$-	-	$701	1.65%	$2,266	2.45%	$5,014	2.40%	$17,901	1.35%	$25,882	1.66%
Corporate bonds	-	-	-	-	972	5.01%	-	-	-	-	972	5.01%
Mortgage-backed securities	-	-	96	2.07%	3,746	2.02%	11,837	4.77%	-	-	15,678	4.10%
Collateralized mortgage obligations	-	-	2,805	5.73%	7,433	5.07%	2,888	4.55%	-	-	13,126	5.09%
Total	$-	-	$3,601	4.84%	$14,417	3.86%	$19,739	4.14%	$17,901	1.35%	$55,658	3.21%

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to prepay. Monthly paydowns on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of WFBI’s investment portfolio was 6.93 years with an estimated effective duration of 4.31 years as of June 30, 2025.

WFBI did not own securities of any one issuer for which aggregate adjusted cost exceeded 10% of the consolidated stockholders’ equity as of June 30, 2025, December 31, 2024 or December 31, 2023.

Deposits

WFBI offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. It relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Total deposits as of June 30, 2025 were $1.14 billion, a decrease of $13.3 million, or 1.2%, compared to $1.15 billion as of December 31, 2024, which represented an increase of $8.7 million, or 0.8%, compared to $1.15 billion as of December 31, 2023. The decrease in deposits for the six months ended June 30, 2025 was attributable primarily to a strategic reduction in higher cost wholesale money market and CD deposits following WFBI’s sale of $136.4 million in 1-4 family residential real estate loans. The growth in deposits for the year ended December 31, 2024 was attributable primarily to core banking and funding initiatives. Total uninsured deposits were $371.4 million, or 32.6% of deposits as of June 30, 2025, compared to $321.3 million, or 27.8% of deposits as of December 31, 2024, and $357.9 million, or 31.2%, of total deposits as of December 31, 2023. Since it is not reasonably practicable to provide a precise measure of uninsured deposits, the amounts are estimated and are based on the same methodologies and assumptions that are used for regulatory reporting purposes.

Noninterest-bearing deposits as of June 30, 2025 were $192.0 million, a decrease of $25.3 million, or 11.5%, compared to $217.3 million as of December 31, 2024, which represented a decrease of $44.3 million, or 16.9%, compared to $261.6 million as of December 31, 2023.

Average deposits for the year ended December 31, 2024 were $1.10 billion, an increase of $81.1 million, or 8.1%, compared to average deposits of $1.00 billion for the year ended December 31, 2023. The average rate paid on total interest-bearing deposits increased from 3.23% for the year ended December 31, 2023 to 4.03% for the year ended December 31, 2024, before decreasing to 3.72% for the six months ended June 30, 2025. The increase in average rates during 2024 was driven by increases in market interest rates, while the decrease in average rates during the first six months of 2025 was driven by a decrease in market interest rates and a decrease in the allocation of WFBI’s deposit portfolio to higher cost wholesale money market and CD deposits.

The following table presents the monthly average balances and weighted average rates paid on deposits for the periods indicated:

	For the Six Months Ended June 30,
	2025		2024
	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest-bearing demand accounts	$72,005	0.10%	$77,176	0.10%
Limited access money market accounts and savings	438,141	3.71%	388,879	4.06%
Certificates and other time deposits > $250k	383,291	4.34%	368,949	4.65%
Certificates and other time deposits < $250k	60,908	4.16%	52,976	4.00%
Total interest-bearing deposits	954,345	3.72%	887,981	3.96%
Noninterest-bearing demand accounts	174,446	N/A	194,582	N/A
Total deposits	$1,128,791	3.15%	$1,082,563	3.25%

	For the Years Ended December 31,
	2024		2023
	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest-bearing demand accounts	$74,609	0.10%	$79,503	0.10%
Limited access money market accounts and savings	401,347	4.11%	344,519	3.09%
Certificates and other time deposits > $250k	367,733	4.72%	315,117	4.19%
Certificates and other time deposits < $250k	55,440	4.17%	46,193	3.14%
Total interest-bearing deposits	899,129	4.03%	785,334	3.23%
Noninterest-bearing demand accounts	186,796	N/A	219,513	N/A
Total deposits	$1,085,925	3.34%	$1,004,847	2.53%

The ratio of average noninterest-bearing deposits to average total deposits for the six months June 30, 2025 was 15.5%, and for the years ended December 31, 2024 and 2023 was 17.2% and 21.9%, respectively.

The following table sets forth the contractual maturities of certificates of deposit at June 30, 2025:

	CDs <	CDs >	Brokered
	$250,000	$250,000	CDs
	(Dollars in thousands)
3 months or less	$93,392	$61,494	$40,000
3 months to 6 months	72,735	46,196	-
6 months to 12 months	46,360	61,043	-
12 months or more	14,526	3,623	-
	$227,013	$172,356	$40,000

Borrowings

WFBI utilizes short-term and long-term borrowings to supplement deposits to fund its lending and investment activities. In addition, it uses short-term borrowings to periodically repurchase outstanding shares of its common stock and for general corporate purposes. Each of these relationships is discussed below.

FHLB advances. The FHLB allows WFBI to borrow on a blanket floating lien status collateralized by certain securities and loans. As of June 30, 2025, December 31, 2024 and December 31, 2023, WFBI’s total borrowing capacity from the FHLB was $558.0 million, $552.8 million and $500.1 million, respectively. WFBI utilizes these borrowings to meet liquidity needs and to fund certain fixed rate loans in its portfolio. The following table presents WFBI’s FHLB borrowings, in thousands, at the dates indicated.

June 30, 2025
Amount outstanding	$55,127
Weighted average stated interest rate	4.73%
Maximum month-end balance during the year	$203,158
Average balance outstanding during the year	$118,629
Weighted average interest rate during the year	4.58%
December 31, 2024
Amount outstanding at year-end	$205,189
Weighted average stated interest rate at year-end	4.31%
Maximum month-end balance during the year	$292,250
Average balance outstanding during the year	$143,085
Weighted average interest rate during the year	5.09%
December 31, 2023
Amount outstanding at year-end	$161,309
Weighted average stated interest rate at year-end	5.30%
Maximum month-end balance during the year	$161,309
Average balance outstanding during the year	$92,199
Weighted average interest rate during the year	4.58%

Convertible subordinated notes. In late fourth quarter of 2023 and early first quarter of 2024, WFBI issued convertible subordinated notes in the amount of $31.4 million. The convertible subordinated notes bear a fixed rate of interest at 8.00% until maturity at December 31, 2025. The balance of convertible subordinated notes outstanding at June 30, 2025, December 31, 2024 and 2023 was $24.4 million, $24.4 million and $22.7 million, respectively. These subordinated notes were issued for the purpose to bolstering the capital condition of WFBI’s banking subsidiary. The subordinated notes are redeemable at the option of WFBI beginning in 2025. It is anticipated that the subordinated notes will be redeemed, to the extent not otherwise converted, prior to the closing of the proposed merger.

TIB indebtedness. WFBI has also entered into indebtedness with TIB, National Association under two term loans, which were established on January 5, 2022 and February 22, 2023, respectively, and secured by a pledge of WFBI’s security interest in the common stock of its bank subsidiary. The loans carry a variable interest rate equal to Wall Street Journal Prime floating and were established for general corporate purposes. As of each of June 30, 2025, December 31, 2024 and December 31, 2023, the aggregate balance outstanding on the loans was $32.0 million. The loans mature on January 5, 2035 and February 22, 2036, respectively, to the extent not renewed or otherwise modified.

Trust preferred securities. WFBI's subordinated debt also includes an aggregate of $8.7 million in junior subordinated debentures underlying two issues of trust preferred securities. The first issue of debentures in an aggregate principal amount of $6.2 million relates to trust preferred securities issued by WFBI in 2003 and bears interest at a rate equal to the three-month LIBOR plus 3.1% (7.66% as of June 30, 2025), with principal due and payable at maturity on June 26, 2033, unless earlier redeemed. The second issue of debentures in an aggregate principal amount of $3.1 million was assumed by WFBI in connection with a prior acquisition and also bears interest at a rate equal to the three-month LIBOR plus 3.1%, with principal due and payable at maturity on June 26, 2033, unless earlier redeemed. The amount of the debentures outstanding varies from the amounts carried on WFBI's consolidated balance sheet due to a market value adjustment of approximately $559 thousand and was recorded at the time of its assumption. The debentures are subject to redemption by WFBI at any time.

Liquidity and Capital Resources

Liquidity

Liquidity involves WFBI’s ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the six months ended June 30, 2025, and the years ended December 31, 2024 and 2023, liquidity needs at the subsidiary bank level, where substantially all of WFBI’s activities and operations are conducted, were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. In addition, brokered deposits and short-term advances from FHLB were utilized. As of June 30, 2025, First National Bank maintained lines of credit with correspondent banks which provided for extensions of credit with an availability to borrow up to an aggregate of $30.0 million. At June 30, 2025, there was no outstanding indebtedness under these lines of credit. At the parent company level, WFBI’s liquidity needs were primarily supported by cash on hand and dividends from First National Bank.

The following table illustrates, during the periods presented, the mix of WFBI’s funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $1.44 billion, $1.42 billion and $1.25 billion for the six months ended June 30, 2025, the year ended December 31, 2024 and the year ended December 31, 2023, respectively.

	For the Six Months Ended	For the Years Ended December 31,
	June 30, 2025	2024	2023

Source of Funds:
Deposits
Noninterest-bearing	12.11%	13.20%	17.59%
Interest-bearing	66.27%	63.53%	62.93%
Subordinated debt	2.30%	2.40%	0.80%
Federal Home Loan Bank advances, Federal funds purchased and repurchase agreements	8.40%	10.30%	7.67%
Other borrowings	2.59%	2.64%	3.02%
Other liabilities	1.41%	1.52%	1.41%
Stockholders' Equity:	6.92%	6.41%	6.58%
Total	100.00%	100.00%	100.00%

Uses of Funds:
Total loans	88.58%	88.46%	87.36%
Debt securities	3.81%	4.10%	4.80%
Interest-bearing deposits in banks	2.98%	2.87%	3.17%
Other noninterest-earning assets	4.63%	4.57%	4.67%
Total	100.00%	100.00%	100.00%

Average noninterest-bearing deposits to average deposits	15.45%	17.20%	21.85%
Average loans to average deposits	113.01%	115.29%	108.49%

WFBI’s primary source of funds is deposits, and its primary use of funds is loans. It does not expect a change in the primary source or use of funds in the foreseeable future. WFBI’s average loans increased 1.9% for the six months ended June 30, 2025, compared to 14.8% for the year ended December 31, 2024, and 38.4% for the same period in 2023. WFBI predominantly invests excess funds in overnight deposits with the Federal Reserve, securities, interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. WFBI’s securities portfolio had a weighted average life of 6.93 years and an effective duration of 4.31 years as of June 30, 2025, a weighted average life of 6.75 years and an effective duration of 4.38 years as of December 31, 2024, and a weighted average life of 5.62 years and an effective duration of 3.17 years as of December 31, 2023.

As of June 30, 2025, WFBI had outstanding $124.5 million in commitments to extend credit and $839 thousand in commitments associated with outstanding standby and commercial letters of credit. As of December 31, 2024, WFBI had outstanding $207.7 million in commitments to extend credit and $727 thousand in commitments associated with outstanding standby and commercial letters of credit. As of December 31, 2023, WFBI had outstanding $303.6 million in commitments to extend credit and $1.4 million in commitments associated with outstanding standby and commercial letters of credit. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements. See “-Off Balance Sheet Items” below for additional information.

Capital Resources

Total stockholders’ equity increased to $100.4 million as of June 30, 2025, compared to $97.2 million as of December 31, 2024, an increase of $3.2 million, or 3.1%, and compared to $85.0 million as of December 31, 2023, an increase of $12.2 million, or 14.4%. The increase in total stockholders’ equity for the six months ended June 30, 2025 was primarily due to net income available to common shareholders of $2.9 million and a decrease in the amount of WFBI’s accumulated other comprehensive loss of $235 thousand, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period. The increase in total stockholders’ equity for the year ended December 31, 2024 was primarily due to net income available to common shareholders of $5.9 million and the impact on WFBI of the conversion of approximately $7.0 million in aggregate principal amount of convertible subordinated notes into shares of WFBI common stock, partially offset by an increase of $172 million in WFBI’s accumulated other comprehensive loss.

The declaration and payment of dividends to WFBI’s shareholders, as well as the amounts thereof, are subject to the discretion of the Board of Directors of WFBI and depend upon WFBI’s results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by the Board. As a holding company, WFBI’s ability to pay dividends is largely dependent upon the receipt of dividends from its bank subsidiary, and WFBI has no obligation to declare and pay any dividends to its shareholders.

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Because WFBI has fewer than $3.0 billion in assets, WFBI is subject to regulatory capital requirements only at the subsidiary bank level. As of June 30, 2025, December 31, 2024 and December 31, 2023, the Bank was in compliance with all applicable regulatory capital requirements, and the Bank was classified as “well-capitalized” for purposes of the OCC’s prompt corrective action regulations. “Well capitalized” is the highest capital classification for FDIC-insured financial institutions in the United States. As WFBI employs its capital and continues to grow its operations, its regulatory capital levels may decrease depending on its level of earnings and other factors. However, WFBI expects to monitor and control its growth in order to remain in compliance with all applicable regulatory capital standards.

The following table presents the actual capital amounts and regulatory capital ratios for First National Bank as of the dates indicated.

	As of June 30,		As of December 31,
	2025		2024		2023
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
Total capital (to risk weighted assets)	$163,281	17.85%	$158,589	15.57%	$142,317	13.30%
Tier 1 capital (to risk weighted assets)	$151,831	16.59%	$146,028	14.33%	$130,133	12.16%
Common equity tier 1 capital (to risk weighted assets)	$151,831	16.59%	$146,028	14.33%	$130,133	12.16%
Tier 1 capital (to average assets)	$151,831	10.62%	$146,028	10.32%	$130,133	9.71%

Contractual Obligations

The following tables summarize WFBI’s contractual obligations and other commitments to make future payments as of June 30, 2025, December 31, 2024 and December 31, 2023 (other than non-maturity deposit obligations), which consist of future cash payments associated with contractual obligations under FHLB advances, subordinated debt, revolving line of credit, and non-cancelable future operating leases. Payments related to leases are based on actual payments specified in underlying contracts.

	As of June 30, 2025
	1 year or less	More than 1 but less than 3 years	3 years or more but less than 5 years	5 years or More	Total
	(Dollars in thousands)
Time Deposits	$381,220	$17,167	$982	$-	$399,369
Brokered CDs	40,000	-	-	-	40,000
Subordinated Debt	24,408	-	-	8,720	33,128
Federal Home Loan Bank advances	55,127	-	-	-	55,127
Standby letters of credit	539	300	-	-	839
Commitments to extend credit and unfunded commitments	105,382	17,097	169	1,804	124,452
Total	$606,676	$34,564	$1,151	$10,524	$652,915

	As of December 31, 2024
	1 year or less	More than 1 but less than 3 years	3 years or more but less than 5 years	5 years or More	Total
	(Dollars in thousands)
Time deposits	$32,751	$32,634	$2,812	$-	$368,197
Brokered CDs	70,000	-	-	-	70,000
Subordinated debt	-	24,408	-	8,720	33,128
Federal Home Loan Bank advances	205,000	189	-	-	205,189
Standby letters of credit	452	275	-	-	727
Commitments to extend credit and unfunded commitments	186,916	17,663	1,099	1,990	207,668
Total	$795,119	$75,169	$3,911	$10,710	$884,909

	As of December 31, 2023
	1 year or less	More than 1 but less than 3 years	3 years or more but less than 5 years	5 years or More	Total
	(Dollars in thousands)
Time deposits	$332,579	$17,424	$4,600	$-	$354,603
Brokered CDs	60,000	-	-	-	60,000
Subordinated debt	-	22,725	-	8,720	31,445
Federal Home Loan Bank advances	151,000	10,309	-	-	161,309
Standby letters of credit	1,142	275	-	-	1,417
Commitments to extend credit and unfunded commitments	262,469	34,483	3,621	3,041	303,614
Total	$807,190	$85,216	$8,221	$11,761	$912,388

Off-Balance Sheet Items

In the normal course of business, WFBI enters into various transactions which, in accordance with GAAP, are not included in its consolidated balance sheets. WFBI enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby and commercial letters of credit which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

WFBI’s commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized in the tables above. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, WFBI has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to WFBI in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Because many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. WFBI evaluates each customer’s creditworthiness on a case-by-case basis.

The amount of collateral obtained, if considered necessary by WFBI, upon extension of credit, is based on management’s credit evaluation of the customer.

Interest Rate Sensitivity and Market Risk

As a financial institution, WFBI’s primary component of market risk is sensitivity to movement in interest rates. Its asset and liability management policy provides management with the guidelines for effective interest rate risk management, and WFBI has established a measurement system for monitoring interest rate sensitivity, which it manages within its established guidelines.

Fluctuations in interest rates will ultimately impact the level of income and expense recorded on many of WFBI’s assets and liabilities and the market value of all interest-earning assets and interest-bearing liabilities. Interest rate risk is the potential of economic losses due to interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of the current fair market value of WFBI’s equity. The objective of interest rate risk management is to measure the effect on net interest income and economic value of equity and to position the balance sheet to minimize the risk of losses and maximize the amount of income without taking on unnecessary earning volatility.

WFBI seeks to manage its exposure to interest rates by structuring its balance sheet in the ordinary course of business; however, it may enter into derivatives contracts to hedge interest rate risk if it is appropriate given its risk profile and policy guidelines. Based upon the nature of its operations, WFBI is not subject to foreign exchange or commodity price risk. WFBI does not own any trading assets.

WFBI’s exposure to interest rate risk is managed by the asset-liability management committee of First National Bank, WFBI’s banking subsidiary, in accordance with policies approved by its board of directors. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest- bearing liabilities, and an interest rate shock simulation model.

WFBI uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated into the model as are prepayment assumptions, maturity data and optionality. Deposit assumptions such as repricing betas and non-maturity balance decay rates are also incorporated into the model. Model assumptions are revised and updated on a regular basis as directed by policy, and more frequently if conditions merit. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions, customer behavior, and the application and timing of various management strategies.

On at least a quarterly basis, WFBI runs simulation models to calculate potential impacts to net interest income and the economic value of equity. Specific details of the simulations are reflected in policy as directed by the asset-liability management committee.

The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	As of June 30, 2025		As of December 31, 2024		As of December 31, 2023
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
+300	(1.6%)	(10.5%)	(13.0%)	(18.2%)	(7.7%)	(14.6%)
+200	(1.0%)	(7.1%)	(8.7%)	(12.3%)	(5.2%)	(9.9%)
+100	(0.5%)	(3.6%)	(4.3%)	(6.3%)	(2.6%)	(5.1%)
Base	-%	-%	-%	-%	-%	-%
-100	(0.6%)	3.6%	3.3%	6.3%	1.2%	5.0%
-200	2.6%	7.3%	11.1%	12.9%	6.3%	10.3%

The results of the simulations are primarily driven by the contractual characteristics of all balance sheet instruments and customer behavior.

Impact of Inflation

WFBI’s consolidated financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of WFBI’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Critical Accounting Estimates

WFBI’s consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. WFBI bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. WFBI evaluates its estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

WFBI has identified the following critical accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. WFBI believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.

Allowance for Credit Losses

The determination of the amount of WFBI’s allowance for credit loss, or ACL, is a critical accounting estimate and includes management’s estimate of future credit losses. Loans are charged-off against the ACL when management believes a loan is uncollectable and credited if subsequent recoveries are made. Changes in the ACL, and the related loan loss provision, can materially affect net income.

On January 1, 2023, WFBI adopted ASC 326, Financial Instruments – Credit Losses to estimate its allowance for credit losses. This standard is known as the current expected credit loss standard, or CECL, and replaces the incurred loss approach. CECL requires an estimate of the credit losses expected over the life of financial instruments. The incurred loss approach delays the recognition of a credit loss until the “probable” loss event was “incurred”. The ACL is an estimate that is subject to uncertainty due to the assumptions and significant judgements used in the estimation process.

The estimate of the ACL using the CECL approach is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of loans. The historical loss experience is the starting point for estimating expected credit losses. WFBI considers whether the historical loss experience should be adjusted for asset specific risk characteristics or current conditions at the reporting date that did not exist over the historical reporting period. These qualitative adjustments can include changes in the economy, loan underwriting standards, and delinquency trends. It then considers future economic conditions as part of the one-year reasonable and supportable forecast period. The one-year reasonable and supportable forecast period includes estimates of economic conditions which affect the performance of the loan portfolios. After the one-year reasonable and supportable forecast period, losses are based on historical loss rates, or reversion rate, for the remaining expected life of the loan.

WFBI’s loan portfolio is segmented into thirteen pools for estimating the allowance for credit losses on loans: Commercial Loans, Credit Cards/Related Plans, Installment Loans, Leases – Capital Asset Leasing, Leases – NT Muni TX OK and AK, Obligations, RCL3 (Letters of Credit), RE – 1-4 Family, RE – Construction and Land Development, RE – Construction Mortgage, RE – Farmland, RE – Multi Family, RE – Non Farm Nonresidential. They were established upon the adoption of ASU 2016-13. Only thirteen pools are used to segment WFBI’s loan portfolio because loans within the pools share similar risk characteristics and were originated using similar underwriting standards. Loans that do not share similar risk characteristics would be evaluated on an individual basis and excluded from the collective evaluation.

Collateral dependent loans are not considered to share the same risk characteristics with the three pools discussed above. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For loans which are considered to be collateral dependent, WFBI has elected to estimate the expected credit loss based on the fair value of the collateral less selling costs. If the fair value of the collateral less selling costs is less than the loan’s amortized cost basis, it records a partial charge-off to reduce the loan’s amortized cost basis for the difference between the collateral fair value less selling costs and the amortized cost basis.

Due to the low historical loss rates, small changes in the economic cycle will have nominal impacts on the overall allowance. This sensitivity analysis is hypothetical and provided only to indicate the potential impact changes in economic conditions and the effect these assumptions may have on the allowance estimate. Additionally, changes in factors and inputs may be directionally inconsistent, such that improvement in one factor may offset deterioration in others.

Available-for-sale investment securities in an unrealized loss position are evaluated for impairment. WFBI first assesses whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the investment securities amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, WFBI evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the investment security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. WFBI has not recorded an ACL related to its available-for-sale investment securities.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introductory Note to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following unaudited pro forma combined consolidated balance sheet as of June 30, 2025, and the unaudited pro forma condensed combined consolidated statements of income for the six months ended June 30, 2025, and the year ended December 31, 2024, have been prepared to show the impact on our historical financial position and results of operations of the following transactions:

●	the sale and issuance of 32,500 shares of Series A Preferred Stock for gross offering proceeds of $32.5 million; and

●

the consummation of the merger, including the expected issuance of 3,955,334 shares of our common stock to WFBI’s shareholders, valued at $23.44 per share, which was the closing price of our common stock as of August 29, 2025.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 is presented as if the merger with WFBI had occurred on June 30, 2025. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2024 and the six months ended June 30, 2025 are presented as if the merger and transactions that occurred therewith had occurred on January 1, 2024. The unaudited pro forma combined condensed consolidated financial statements give effect to the acquisition of WFBI as a business combination under GAAP. Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Our management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

We anticipate that the acquisition of WFBI will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of WFBI. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had WFBI and we been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements and related notes and those of WFBI.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2025

	Historical Investar	Historical WFBI	Purchase Accounting Adjustments	Notes	Impact of Offering	Pro Forma Combined
	(Dollars in thousands)
ASSETS
Cash and due from banks	$28,311	$10,657	$(10,834)	(1)	$32,500	$60,634
Interest-bearing balances due from banks	26,913	126,543	—		—	153,456
Cash and cash equivalents	55,224	137,200	(10,834)			214,090
Available for sale securities at fair value	355,708	52,921	—		—	408,629
Held to maturity securities at amortized cost	41,528	410	—	(2)	—	41,938
Loans	2,106,355	1,146,601	(41,463)	(3)	—	3,211,493
Less: Allowance for credit losses	(26,620)	(10,726)	(5,106)	(4)	—	(42,452)
Loans, net	2,079,735	1,135,875	(46,569)		—	3,169,041
Equity securities at fair value	2,570	—	—		—	2,570
Nonmarketable equity securities	15,082	8,145	—		—	23,227
Bank premises and equipment, net of dep.	39,894	14,045	6,600	(5)	—	60,539
Other real estate owned, net	5,629	—	—		—	5,629
Accrued interest receivable	14,028	5,933	—		—	19,961
Deferred tax asset	15,328	—	7,287	(6)	—	22,615
Goodwill and other intangible assets, net	41,427	5,237	21,489	(7)(8)	—	68,153
Bank owned life insurance	60,627	13,532	—		—	74,159
Other assets	21,285	6,935	—		—	28,220
Total assets	$2,748,065	$1,380,233	$(22,027)		$32,500	$4,138,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$448,459	$192,018	$—		$—	$640,477
Interest-bearing	1,889,726	949,503	1,538	(9)	—	2,840,767
Total deposits	2,338,185	1,141,521	1,538		—	3,481,244
Advances from Federal Home Loan Bank	70,000	55,127	—	(2)	—	125,127
Repurchase agreements	11,023	2,374	—		—	13,397
Subordinated debt	16,717	24,408	—	(2)	—	41,125
Junior subordinated debt	8,782	8,720	—	(2)	—	17,502
Other borrowings	—	37,243	—	(2)	—	37,243
Accrued taxes and other liabilities	47,429	10,453	(934)	(10)	—	56,948
Total liabilities	2,492,136	1,279,846	604		—	3,772,586
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		32,500	32,500
Common stock	9,840	621	3,334	(11)	—	13,795
Surplus	146,107	33,277	55,481	(12)	—	234,865
Retained earnings	141,608	69,814	(84,771)	(13)	—	126,651
Accumulated other comprehensive income (loss)	(41,626)	(3,325)	3,325	(14)	—	(41,626)
Total stockholders’ equity	255,929	100,387	(22,631)		32,500	366,185
Total liabilities and stockholders’ equity	$2,748,065	$1,380,233	$(22,027)		$32,500	$4,138,771

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2025

			Pro Forma		Pro Forma
	Investar	WFBI	Adjustments	Notes	Combined
	(In thousands, except share data)
Interest income:
Interest and fees on loans	$61,692	$38,116	$6,219	(15)	$106,027
Interest on investment securities	6,976	1,286	333	(16)	8,595
Other interest income	1,125	771	—		1,896
Total interest income	69,793	40,173	6,552		116,518
Interest expense:
Interest on deposits	29,096	17,758	94	(17)	46,948
Interest on borrowings	2,708	5,205	—	(2)	7,913
Total interest expense	31,804	22,963	94		54,861
Net interest income	37,989	17,210	6,458		61,657
Provision for loan losses	(3,455)	231	—		(3,224)
Net interest income after provision for loan losses	41,444	16,979	6,458		64,881
Noninterest income:
Service charges on deposit accounts	1,583	206	—		1,789
Mortgage loan sales/originations/processing	—	382	—		382
Loss on sale of loans	—	(1,913)	—		(1,913)
Loss on sale of fixed assets, net	(3)	—	—		(3)
Gain (loss) on sales of other real estate owned, net	29	(99)	—		(70)
Interchange fees	791	394	—		1,185
Income from bank owned life insurance	924	227	—		1,151
Change in the fair value of equity securities	(23)	—	—		(23)
Other operating income	1,336	503	—		1,839
Total noninterest income	4,637	(300)	—		4,337
Noninterest expense:
Depreciation and amortization	1,431	371	1,254	(19)(20)(21)	3,056
Salaries and employee benefits	19,860	7,450	—		27,310
Occupancy	1,316	1,209	—		2,525
Data processing	1,811	571	—		2,382
Marketing	223	103	—		326
Professional fees	1,059	671	—		1,730
Acquisition expense	341	—	(341)	(22)	—
Other operating expenses	6,897	3,177	—		10,074
Total noninterest expense	32,938	13,552	913		47,403
Net income before income tax expense	13,143	3,127	5,545		21,815
Income tax expense	2,356	209	1,164	(24)	3,729
Net income	10,787	2,918	4,381		18,086
Basic earnings per share	$1.10	$4.70			$1.37
Diluted earnings per share	$1.09	$3.82			$1.37
Average basic shares outstanding	9,838,521	620,912	3,334,432	(25)	13,172,953
Average diluted shares outstanding	9,938,622	764,696	3,190,648	(25)	13,129,270

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2024

			Pro Forma		Pro Forma
	Historical Investar	Historical WFBI	Adjustments	Notes	Combined
	(In thousands, except share data)
Interest income:
Interest and fees on loans	$128,498	$75,920	$16,585	(15)	$221,003
Interest on investment securities	12,296	2,618	665	(16)	15,579
Other interest income	3,071	1,741	—		4,812
Total interest income	143,865	80,279	17,250		241,394
Interest expense:
Interest on deposits	61,510	36,241	1,342	(17)	99,093
Interest on borrowings	12,602	11,985	—	(2)	24,587
Total interest expense	74,112	48,226	1,342		123,680
Net interest income	69,753	32,053	15,908		117,714
Provision for loan losses	(3,480)	1,660	14,333	(18)	12,513
Net interest income after provision for loan losses	73,233	30,393	1,575		105,201
Noninterest income:
Service charges on deposit accounts	3,241	455	—		3,696
Mortgage loan sales/originations/processing	—	604	—		604
Loss on sale of investment securities, net	(753)	(440)	—		(1,193)
Gain on sale of fixed assets, net	427	—	—		427
Gain on sales of other real estate owned, net	683	—	—		683
Interchange fees	1,615	780	—		2,395
Income from bank owned life insurance	4,886	363	—		5,249
Change in the fair value of equity securities	413	—	—		413
Legal settlement	1,122	—	—		1,122
Other operating income	2,571	981	—		3,552
Total noninterest income	14,205	2,743	—		16,948
Noninterest expense:
Depreciation and amortization	3,095	922	2,770	(19)(20)(21)	6,787
Salaries and employee benefits	38,615	16,323	—		54,938
Occupancy	2,576	2,650	—		5,226
Data processing	3,611	1,088	—		4,699
Marketing	370	226	—		596
Professional fees	1,797	1,773	—		3,570
Loss (gain) on early extinguishment of subordinated debt	(292)	—	—		(292)
Other operating expenses	13,260	6,816	812	(23)	20,888
Total noninterest expense	63,032	29,798	3,582		96,412
Net income before income tax expense	24,406	3,338	(2,007)		25,737
Income tax expense	4,154	(2,540)	(421)	(24)	1,193
Net income	20,252	5,878	(1,586)		24,544
Basic earnings per share	$2.06	$10.04			$1.87
Diluted earnings per share	$2.04	$7.48			$1.87
Average basic shares outstanding	9,813,694	620,912	3,334,432	(25)	13,148,126
Average diluted shares outstanding	9,936,080	786,262	3,169,082	(25)	13,105,162

See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

On July 1, 2025, Investar entered into an agreement and plan of merger (the “Merger Agreement”) with WFBI. Under the terms of the Merger Agreement, all of the issued and outstanding shares of WFBI common stock will be converted into and represent the right to receive in the aggregate $7.2 million in cash from Investar and 3,955,344 shares of Investar common stock, subject to certain adjustments. The transaction is valued at approximately $99.9 million. This value is based on Investar’s closing stock price on August 29, 2025 of $23.44. Considering the range of Investar stock prices since the announcement of the merger, the value of the transaction at closing may or may not be materially different from the transaction value included in these unaudited pro forma condensed combined consolidated financial statements.

The unaudited pro forma condensed combined consolidated balance sheet and statements of income, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with WFBI occurred on January 1, 2024 for purposes of the unaudited pro forma condensed combined consolidated statements of income and on June 30, 2025 for purposes of the unaudited pro forma condensed combined consolidated balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of WFBI at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of WFBI’s tangible and identifiable intangible assets and liabilities as of the closing date and any differences could be material.

NOTE 2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

(1)	Reflects the payment of $7.2 million in cash consideration to the shareholders of WFBI as a result of the merger and $3.6 million in merger-related expenses.
(2)	Preliminary fair value marks were not obtained as they were deemed immaterial.
(3)	Reflects an estimated interest rate fair value mark of $27.8 million on the WFBI loan portfolio and credit fair value mark of $13.7 million related to non-purchased credit-deteriorated loans.
(4)	Reflects the elimination of WFBI’s allowance for credit losses and a charge of $1.5 million to Investar’s allowance for credit losses to loans identified as purchased credit-deteriorated loans and $14.3 million related to non-purchased credit-deteriorated loans.
(5)	Reflects the fair value of fixed assets acquired.
(6)	Represents the estimated net deferred tax asset resulting from the merger.
(7)	Reflects the elimination of WFBI’s goodwill and recognition of goodwill of $12.3 million resulting from the merger.
(8)	Represents the recognition of the fair value of acquired core deposit intangible of $14.4 million, net of the elimination of $0.9 million of WFBI’s historical core deposit intangible.
(9)	Reflects the fair value premium on fixed maturity deposits, which was calculated by discounting future contractual payments at a current market interest rate.
(10)	Reflects the reversal of WFBI’s allowance for credit losses related to unfunded commitments and Investar’s accrual of allowance for unfunded commitments.
(11)	Reflects the elimination of WFBI’s common stock account and the increase in Investar’s common stock account as a result of the issuance of 3,955,334 shares of Investar common stock as a result of the merger.
(12)	Reflects the elimination of WFBI’s capital surplus account and the increase in Investar’s surplus account as a result of the issuance of 3,955,334 shares of Investar common stock as a result of the merger.
(13)	Reflects the elimination of WFBI’s retained earnings account, the recognition of $3.6 million in estimated after tax merger costs, and the impact of the recordation of $11.3 million in additional provision for credit losses for non-purchased credit-deteriorated loans.
(14)	Reflects the elimination of WFBI’s accumulated other comprehensive loss account.
(15)	Interest income on loans was adjusted to reflect the amortization of the loan premium and the accretion of the credit discount on a level-yield method over the estimated remaining terms to maturity of the loans acquired.
(16)	Adjustment to record investment securities discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.
(17)	Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the deposits.
(18)	Reflects a provision for credit losses in the amount of $14.3 million resulting from the non-purchased credit deteriorated loans acquired as a result of the merger.
(19)	Reflects the additional depreciation expense related to the fair value of fixed assets acquired. The estimated amount of additional depreciation is $0.2 million for the six months ended June 30, 2025 and $0.3 million for year ended December 31, 2024.
(20)	Reflects the reversal of WFBI core deposit intangible amortization recorded of $0.1 million for the six months ended June 30, 2025 and $0.2 million for the year ended December 31, 2024.
(21)	Reflects the amortization of the core deposit intangible over an estimated useful life of ten years using the sum of the years digits method assuming the merger closed on January 1, 2024. The estimated amount of the amortization is $1.2 million for the six months ended June 30, 2025 and $2.6 million for the year ended December 31, 2024.
(22)	Represented the elimination of nonrecurring merger-related transaction expenses of $0.3 million incurred during the six months ended June 30, 2025.
(23)	Reflects a provision for unfunded loan commitments of $0.8 million.
(24)	Represents the net federal tax effect of the pro forma adjustments using Investar’s statutory tax rate of 21.0%.
(25)	Adjustment to eliminate WFBI common shares and record Investar common shares reflecting the issuance of 3,955,344 shares at closing.

NOTE 3. PRO FORMA ALLOCATION OF PURCHASE PRICE

The following shows the pro forma allocation of the consideration paid for WFBI’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction.

Preliminary Purchase Price Allocation (in thousands, except share data):
Shares of Investar common stock to be issued for shares of WFBI common stock	3,955,344
Price per share, based on Investar prices as of August 29, 2025	$23.44
Pro forma value of Investar common stock to be issued	$92,713
Cash consideration	7,200
$99,913

Identifiable assets:
Cash and cash equivalents	$137,200
Investment securities	53,331
Net loans	1,103,639
Nonmarketable equity securities	8,145
Bank premises and equipment	20,645
Core deposit intangible	14,410
Bank owned life insurance	13,532
Other assets	17,145
Total identifiable assets	1,368,047

Identifiable liabilities:
Deposits	1,143,059
Advances from FHLB	55,127
Repurchase agreements	2,374
Notes payable	33,128
Other borrowings	37,243
Other liabilities	9,519
Total identifiable liabilities	1,280,450

Net assets acquired	87,597
Resulting goodwill	$12,316

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Fenimore Kay Harrison LLP, Austin, Texas.

EXPERTS

Our consolidated financial statements at December 31, 2024 and 2023, and for each of the years then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of our internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein in reliance upon the reports of Horne LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of WFBI at December 31, 2024, 2023 and 2022, and for each of the years then ended, have been included herein in reliance upon the reports of Eide Bailly LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2025 (Unaudited) and December 31, 2024

(in thousands, except per share data)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents
Cash and due from banks	$10,657	$25,191
Interest-bearing deposits	126,543	138,892

Total cash and equivalents	137,200	164,083

Debt securities available for sale, at fair value (amortized cost $57,130 and $59,429, net of allowance for credit losses of $0 and $0)	52,921	55,157
Debt securities held to maturity, net of allowance for credit losses of $0 and $0, (fair value 6/30/2025 - $411, 12/31/2024 - $501)	410	501
Restricted stock, at cost	8,145	12,686
Investment in unconsolidated subsidiary	279	279
Loans held-for-sale	-	1,999
Loans, net of allowance for credit losses of $10,726 and $10,815 as of June 30, 2025 and December 31, 2024, respectively	1,135,875	1,260,776
Premises and equipment, net	14,045	14,337
Accrued interest receivable	5,933	6,634
Bank-owned life insurance	13,532	13,606
Goodwill	4,379	4,379
Other intangible assets, net	858	948
Other assets	6,656	7,266

Total assets	$1,380,233	$1,542,651

Liabilities
Deposits	$1,141,521	$1,154,868
Federal funds purchased and repurchase agreements	2,374	2,302
Federal Home Loan Bank advances	55,127	205,189
Other borrowings	37,243	37,336
Subordinated debt	33,128	33,128
Allowance for credit losses on off-balance sheet credit exposures	1,746	1,746
Accrued interest payable	2,218	2,177
Other liabilities	6,489	8,671

Total liabilities	1,279,846	1,445,417

Stockholders' Equity
Common stock, par value $1 a share
Authorized - 1,000,000 shares; 620,912 shares issued and outstanding at June 30, 2025 and December 31, 2024	621	621
Capital surplus	33,277	33,277
Retained earnings	69,814	66,896
Accumulated other comprehensive loss	(3,325)	(3,560)

Total stockholders' equity	100,387	97,234

	$1,380,233	$1,542,651

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

Six Months Ended June 30, 2025 and 2024 (Unaudited)

(in thousands, except per share data)

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024
Interest Income
Interest and fees on loans	$38,116	$37,105
Interest on debt securities
Taxable	740	579
Tax-exempt	546	583
Interest on federal funds sold and interest-bearing deposits in banks	771	910

Total interest income	40,173	39,177

Interest Expense
Deposits	17,758	17,569
Federal funds purchased and repurchase agreements	14	18
Borrowed funds	3,760	4,806
Subordinated debt	1,431	410

Total interest expense	22,963	22,803

Net interest income	17,210	16,374

Provision for credit losses	231	1,040

Net interest income after provision for credit losses	16,979	15,334

Non-Interest Income
Service charges on deposit accounts	206	223
Mortgage loan sales/originations/processing	382	240
Loss on sale of securities	-	(440)
Earnings on bank-owned life insurance	227	181
ATM/debit card interchange fees	394	405
Other	503	519

Total non-interest income	1,712	1,128

Non-Interest Expense
Salaries and employee benefits	7,450	8,244
Occupancy	1,209	1,424
Data processing	571	554
Director fees	275	271
Legal and professional fees	671	601
FDIC assessment	724	894
Mortgage expense	95	57
Telephone	256	254
Loss on sale of assets	1,913	-
Loss on sale of foreclosed assets	99	-
Amortization of intangibles	90	802
Other	2,211	2,379

Total non-interest expense	15,564	15,480

Income before income taxes	3,127	982

Income tax expense (benefit)	209	(2,385)

Net Income	$2,918	$3,367

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Six Months Ended June 30, 2025 and 2024 (Unaudited)

(in thousands, except per share data)

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024

Net Income	$2,918	$3,367

Other Comprehensive Income

Unrealized holding gains arising during period on debt securities available for sale	62	510

Tax effect	173	(308)

Net of tax	235	202

Other comprehensive gain, net	235	202

Comprehensive Income	$3,153	$3,569

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Six Months Ended June 30, 2025 and 2024 (Unaudited)

(in thousands, except per share data)

				Accumulated
				Other
	Common	Capital	Retained	Comprehensive	Treasury
	Stock	Surplus	Earnings	(Loss)	Stock	Total

Balance at December 31, 2023	$592	$27,994	$61,098	$(3,388)	$(1,305)	$84,991

Net income	-	-	3,367	-	-	3,367

Other comprehensive loss	-	-	-	201	-	201

Treasury stock sold	-	-	-	-	1	1

Cash dividends	-	-	(80)	-	-	(80)

Balance at June 30, 2024	$592	$27,994	$64,385	$(3,187)	$(1,304)	$88,480

Balance at December 31, 2024	$621	$33,277	$66,896	$(3,560)	$-	$97,234

Net income	-	-	2,918	-	-	2,918

Other comprehensive gain	-	-	-	235	-	235

Balance at June 30, 2025	$621	$33,277	$69,814	$(3,325)	$-	$100,387

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2025 and 2024 (Unaudited)

(in thousands)

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024
Operating Activities
Net income	$2,918	$3,367
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	231	1,040
Depreciation	363	373
Amortization of core deposit intangibles	90	89
Net loss on sales of debt securities	-	440
Net loss on sales of foreclosed assets	99	-
Net loss on sales of premises and equipment	25	-
Net loss on sales of loans	1,887	-
Deferred tax benefit	(422)	(3,051)
Amortization of discounts and premiums on debt securities	206	666
Earnings on bank-owned life insurance policies	(227)	181
Changes in assets and liabilities
Net increase (decrease) in loans held-for-sale	1,999	(2,310)
Accrued interest receivable	701	(168)
Other assets	951	976
Accrued interest payable	41	135
Other liabilities	(3,782)	(1,512)

Total adjustments	2,162	(3,141)

Net Cash Provided by Operating Activities	5,080	226

Investing Activities
Proceeds from maturities, paydowns, and sales of debt securities available for sale	3,134	25,739
Proceeds from maturities and paydowns of debt securities held to maturity	91	86
Purchases of debt securities available for sale	(1,104)	(26,119)
Proceeds from redemption of restricted stock	6,959	-
Purchases of restricted stock	(2,418)	(5,920)
Increase (decrease) in loans, net	124,901	(61,771)
Purchases of premises and equipment	(96)	(120)

Net Cash Provided by (Used in) Investing Activities	131,467	(68,105)

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2025 and 2024 (Unaudited)

(in thousands)

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024
Financing Activities
Decrease in deposits	(13,347)	(59,501)
Proceeds from FHLB advances	2,990,000	2,576,500
Repayments of FHLB advances	(3,140,062)	(2,445,559)
Proceeds from subordinated debt	-	8,700
Repayments of other borrowings	(93)	(117)
Net change in fed funds purchased and repurchase agreements	72	(346)
Sale of treasury stock	-	1
Dividends paid	-	(80)

Net Cash (Used in) Provided by Financing Activities	(163,430)	79,598

Net Change in Cash and Cash Equivalents	(26,883)	11,719

Cash and Cash Equivalents, Beginning of Year	164,083	157,840

Cash and Cash Equivalents, End of Year	$137,200	$169,559

Supplemental Schedule of Operating and Investing Activities
Interest paid	$22,922	$18,790
Income taxes paid	$2,049	$666

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Note 1 - Basis for Presentation and Summary of Significant Accounting Policies

The accompanying unaudited interim consolidated financial statements of Wichita Falls Bancshares, Inc. (Bancshares) and its wholly-owned subsidiaries, First National Bank (Bank) and 114 Dove LLC (which are referred to collectively herein as the Company), have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions Rule 10-01 of Regulation S-X.  Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited interim consolidated financial statements and notes should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the years ended December 31, 2024 and 2023. In the opinion of management, all adjustments necessary for a fair presentation have been made and consist only of normal recurring adjustments. Interim results of operations are not necessarily indicative of results to be expected for the year.

Concentrations of Credit Risk

A significant portion of the Company’s loans are collateralized by real estate and related assets located in the markets it serves. Accordingly, the ultimate collectability of this portion of the Company’s loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

The Company maintains its cash in bank deposit accounts which exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per depositor, per insured bank, for each account ownership category. At June 30, 2025 and December 31, 2024, the Company had approximately $32,985,000 and $30,226,000, respectively, in excess of FDIC-insured limits.

Allowance for Credit Losses – Held to Maturity Securities

Management measures expected credit losses on held to maturity debt securities on a collective basis by major security type. Accrued interest receivable on held to maturity debt securities totaled approximately

$1,000 at June 30, 2025 and December 31, 2024, and is excluded from the estimate of credit losses.

The estimate of expected credit losses on state and municipality securities considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Changes in the allowance for credit losses on held to maturity debt securities are recorded as a component of provision for credit losses in the consolidated statements of income. Losses are charged against the allowance for credit losses when the Company believes the uncollectability of a held to maturity debt security is confirmed.

Allowance for Credit Losses – Available for Sale Securities

For available for sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available for sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Changes in the allowance for credit losses are recorded as a component of provision for credit losses in the income statement. Losses are charged against the allowance when management believes the uncollectability of an available for sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on available for sale debt securities totaled approximately $520,000 and $529,000 at June 30, 2025 and December 31, 2024, respectively and is excluded from the estimate of credit losses.

Loans

Loans are reported at their outstanding unpaid principal balance adjusted for any charge-offs and the allowance for credit losses.

Interest income is accrued on the unpaid principal balance. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All current year interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. All prior year interest accrued but not collected is charged-off against the allowance for credit losses. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Company has determined that the accounting for nonrefundable fees and costs associated with originating or acquiring loans does not have a material effect on their financial statements. As such, these fees and costs have been recognized during the period they are collected and incurred, respectively.

Accrued interest receivable totaled approximately $5,412,000 and $6,104,000 at June 30, 2025 and December 31, 2024, respectively, and is reported in accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses.

Allowance for Credit Losses - Loans

The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements. The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the allowance for credit losses using the following methods: commercial loans, equipment finance leases, and commercial and residential real estate loans are evaluated using the discounted cash flow method, while consumer loans are evaluated using the remaining life method.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

Allowance for Credit Losses - Off-Balance Sheet Credit Exposures

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancelable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through the provision account. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Subsequent Events

The Company has evaluated subsequent events through August 21, 2025, the date which the consolidated financial statements were available to be issued.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Note 2 - Debt Securities

Debt securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost, gross unrealized gains, gross unrealized losses, allowance for credit losses and fair value of available for sale and held to maturity debt securities and their approximate fair values at June 30, 2025 and December 31, 2024 are as follows (in thousands):

	June 30, 2025
		Gross	Gross	Allowance
	Amortized	Unrealized	Unrealized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
Available for sale
Obligations of states and municipal subdivisions	$28,353	$-	$(3,693)	$-	$24,660
Mortgage-backed securities	15,224	5	(456)	-	14,773
Collateralized mortgage obligations	12,553	82	(138)	-	12,497
Corporate bonds	1,000	-	(9)	-	991

Total available for sale	$57,130	$87	$(4,296)	$-	$52,921

		Gross	Gross		Allowance
	Amortized	Unrecognized	Unrecognized	Fair	for
	Cost	Gains	Losses	Value	Credit Losses
Held to maturity
Obligations of states and municipal subdivisions	$410	$1	$-	$411	$-

Total held to maturity	$410	$1	$-	$411	$-

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

	December 31, 2024
		Gross	Gross	Allowance
	Amortized	Unrealized	Unrealized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
Available for sale
Obligations of states and municipal subdivisions	$28,659	$-	$(3,278)	$-	$25,381
Mortgage-backed securities	16,367	-	(689)	-	15,678
Collateralized mortgage obligations	13,403	16	(293)	-	13,126
Corporate bonds	1,000	-	(28)	-	972

Total available for sale	$59,429	$16	$(4,288)	$-	$55,157

		Gross	Gross		Allowance
	Amortized	Unrecognized	Unrecognized	Fair	for
	Cost	Gains	Losses	Value	Credit Losses
Held to maturity
Obligations of states and municipal subdivisions	$501	$-	$-	$501	$-

Total held to maturity	$501	$-	$-	$501	$-

The amortized cost and fair value of debt securities at June 30, 2025, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Available-for-sale
One year or less	$937	$931
After one year through five years	18,952	18,643
After five years through ten years	17,049	16,431
After ten years	20,192	16,916

Total	$57,130	$52,921

Held-to-maturity
One year or less	$102	$102
After five years through ten years	308	309

Total	$410	$411

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

There were no sales of available for sale debt securities during the six months ended June 30, 2025. There were sales of available for sale debt securities of approximately $20,858,000 during the six months ended June 30, 2024. There were losses of approximately $440,000 on those sales.

Debt securities available for sale with a fair value of approximately $28,342,000 and $21,017,000 at June 30, 2025 and December 31, 2024, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required or permitted by law.

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2025 and December 31, 2024, are summarized as follows (in thousands):

	Continuous Unrealized		Continuous Unrealized
	Losses Existing for Less		Losses Existing for 12
	Than 12 Months		Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

June 30, 2025
Obligations of states and municipal subdivisions	$-	$-	$27,668	$(3,693)	$27,668	$(3,693)
Mortgage-backed securities	8,689	(98)	4,516	(358)	13,205	(456)
Collateralized mortgage obligations	2,937	(32)	1,261	(106)	4,198	(138)
Corporate bonds	-	-	991	(9)	991	(9)
Total available for sale	$11,626	$(130)	$34,436	$(4,166)	$46,062	$(4,296)

December 31, 2024
Obligations of states and municipal subdivisions	$-	$-	$24,576	$(3,278)	$24,576	$(3,278)
Mortgage-backed securities	10,979	(204)	4,699	(485)	15,678	(689)
Collateralized mortgage obligations	8,209	(129)	1,278	(164)	9,487	(293)
Corporate bonds	-	-	972	(28)	972	(28)
Total available for sale	$19,188	$(333)	$31,525	$(3,955)	$50,713	$(4,288)

There were no unrealized losses on held to maturity securities for the six months ended June 30, 2025 or 2024.

There was no allowance for credit losses established for held to maturity or available for sale securities at June 30, 2025 or December 31, 2024.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Mortgage-Backed Securities

The unrealized loss on forty investments and forty-two investments at June 30, 2025 and December 31, 2024, respectively, in mortgage-backed securities was caused by interest rate increases. The contractual terms of these securities do not permit the issuers to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost basis, which may be at maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

State and Municipals

The unrealized loss on sixty investments and fifty-nine investments at June 30, 2025 and December 31, 2024, respectively, in state and municipal securities was caused by interest rate increases. The contractual terms of these securities do not permit the issuer to settle the securities at prices less than the amortized cost basis of the securities. Because the Company does not intend to sell the securities and it is not likely the Company will be required to sell the securities before recovery of its amortized cost basis, which may be maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

Collateralized Mortgage Obligations

The unrealized loss on thirteen investments and nineteen investments at June 30, 2025 and December 31, 2024, respectively, in collateralized mortgage obligations was caused by interest rate increases. The contractual terms of these securities do not permit the issuers to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost basis, which may be at maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

Corporate Bonds

The unrealized loss on one investment at June 30, 2025 and December 31, 2024 in corporate bonds was caused by interest rate increases. The contractual terms of this security does not permit the issuer to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis, which may be at maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Note 3 - Loans and Allowance for Credit Losses

A summary of loans by major category at June 30, 2025 and December 31, 2024 are as follows (in thousands):

	June 30,	December 31,
	2025	2024

Commercial	$82,265	$86,573
Equipment finance leases	82	96
Commercial real estate	779,531	892,331
Residential real estate	278,374	285,242
Consumer	6,349	7,349

	1,146,601	1,271,591

Less allowance for credit losses	(10,726)	(10,815)

Loans, net	$1,135,875	$1,260,776

The following table presents the activity in the allowance for credit losses by portfolio segment for the years ended June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025
		Equipment	Commercial	Residential
	Commercial	Finance Leases	Real Estate	Real Estate	Consumer	Total

Allowance for Credit Losses

Balance, beginning of period	$(113)	$-	$2,411	$8,517	$-	$10,815
Charge-offs	(156)	-	-	(179)	(19)	(354)
Recoveries	23	-	-	-	11	34
Provisions for credit losses	959	-	(1,637)	819	90	231

Balance, end of period	$713	$-	$774	$9,157	$82	$10,726

	December 31, 2024
		Equipment	Commercial	Residential
	Commercial	Finance Leases	Real Estate	Real Estate	Consumer	Total

Allowance for Credit Losses

Balance, beginning of period	$878	$-	$1,246	$8,141	$73	$10,338
Reallocation of ACL for off-balance sheet credit exposures	-	-	-	100	-	100
Charge-offs	(1,189)	-	-	(96)	(89)	(1,374)
Recoveries	85	-	-	-	6	91
Provisions for credit losses	113	-	1,165	372	10	1,660

Balance, end of period	$(113)	$-	$2,411	$8,517	$-	$10,815

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

In addition to the allowance for credit losses on loans, the Company has established an allowance for credit losses on off-balance sheet exposures of approximately $1,746,000 at June 30, 2025 and at December 31, 2024. The following table presents the activity in the allowance for credit losses on off-balance sheet exposures for the six months ended June 30, 2025 and 2024.

	Six Months ended	Six Months ended
	June 30, 2025	June 30, 2024

Balance, beginning of period	$1,746	$1,846

Balance, end of year	$1,746	$1,846

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, public information and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial and residential real estate and commercial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass – Loans classified as pass represent loans that are evaluated and are performing under the stated terms. Pass rated assets are analyzed by the paying capacity, the current net worth, and the value of the loan collateral of the obligor.

Special Mention – Loans classified as special mention possess potential weaknesses that require management attention, but do not yet warrant adverse classification. While the status of a loan put on this list may not technically trigger their classification as substandard or doubtful, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Company.

Substandard – Loans classified as substandard are inadequately protected by the current net worth, paying capacity of the obligor, or by the collateral pledged. Substandard loans must have a well-defined weakness or weaknesses that jeopardize the repayment of the debt as originally contracted. They are characterized by the distinct possibility that the Company will sustain a loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have the weaknesses of those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans in this category are allocated a specific reserve based on the estimated discounted cash flows from the loan (or collateral value less cost to sell for collateral dependent loans) or are charged-off if deemed uncollectible.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Based on the most recent analysis performed, the risk category by class of loans is as follows (in thousands):

	Term Loans Amortized Cost Basis by Origination Year
							Revolving
							Loans Amortized
	2025	2024	2023	2022	2021	Prior	Cost Basis	Total
As of June 30, 2025
Commercial:
Pass	$18,433	$14,003	$15,988	$13,821	$8,791	$8,197	$-	$79,233
Special Mention	-	-	705	1,364	725	-	-	2,794
Substandard	-	-	41	120	77	-	-	238
Doubtful	-	-	-	-	-	-	-	-

Total commercial loans	$18,433	$14,003	$16,734	$15,305	$9,593	$8,197	$-	$82,265

Current period gross charge-offs	$-	$-	$74	$55	$10	$17	$-	$156

Equipment finance leases:
Pass	$79	$-	$3	$-	$-	$-	$-	$82
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-

Total equipment finance leases	$79	$-	$3	$-	$-	$-	$-	$-

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Commercial real estate:
Pass	$13,039	$23,175	$88,400	$438,307	$93,219	$118,656	$-	$774,796
Special Mention	-	-	-	25	41	1,829	-	1,895
Substandard	-	-	348	1,682	-	810	-	2,840
Doubtful	-	-	-	-	-	-	-	-

Total commercial real estate loans	$13,039	$23,175	$88,748	$440,014	$93,260	$121,295	$-	$779,531

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Residential real estate:
Pass	$15,963	$121,555	$66,255	$67,159	$3,268	$-	$-	$274,200
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	3,528	646	-	-	-	4,174
Doubtful	-	-	-	-	-	-	-	-

Total residential real estate loans	$15,963	$121,555	$69,783	$67,805	$3,268	$-	$-	$278,374

Current period gross charge-offs	$-	$-	$-	$179	$-	$-	$-	$179

Consumer:
Pass	$1,411	$2,389	$1,224	$690	$354	$169	$-	$6,237
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	62	50	-	-	-	-	112
Doubtful	-	-	-	-	-	-	-	-

Total consumer loans	$1,411	$2,451	$1,274	$690	$354	$169	$-	$6,349

Current period gross charge-offs	$-	$9	$-	$6	$-	$4	$-	$19

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

	Term Loans Amortized Cost Basis by Origination Year
						Revolving
						Loans Amortized
	2024	2023	2022	2021	Prior	Cost Basis	Total
As of December 31, 2024
Commercial:
Pass	$24,692	$16,642	$20,842	$5,614	$4,255	$10,689	$82,734
Special Mention	471	758	1,376	-	-	100	2,705
Substandard	49	127	203	32	-	-	411
Doubtful	-	723	-	-	-	-	723

Total commercial loans	$25,212	$18,250	$22,421	$5,646	$4,255	$10,789	$86,573

Current period gross charge-offs	$-	$626	$366	$128	$68	$1	$1,189

Equipment finance leases:
Pass	$87	$-	$-	$9	$-	$-	$96
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-

Total equipment finance leases	$87	$-	$-	$9	$-	$-	$96

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Commercial real estate:
Pass	$41,234	$184,982	$424,222	$93,132	$121,241	$5,166	$869,977
Special Mention	-	-	718	80	15,718	-	16,516
Substandard	-	835	4,490	-	56	457	5,838
Doubtful	-	-	-	-	-	-	-

Total commercial real estate loans	$41,234	$185,817	$429,430	$93,212	$137,015	$5,623	$892,331

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Residential real estate:
Pass	$87,359	$108,407	$78,824	$9,531	$-	$-	$284,121
Special Mention	-	-	-	357	-	-	357
Substandard	-	-	764	-	-	-	764
Doubtful	-	-	-	-	-	-	-

Total residential real estate loans	$87,359	$108,407	$79,588	$9,888	$-	$-	$285,242

Current period gross charge-offs	$-	$-	$55	$41	$-	$-	$96

Consumer:
Pass	$4,023	$1,497	$1,043	$287	$453	$-	$7,303
Special Mention	-	-	-	-	-	-	-
Substandard	-	19	27	-	-	-	46
Doubtful	-	-	-	-	-	-	-

Total consumer loans	$4,023	$1,516	$1,070	$287	$453	$-	$7,349

Current period gross charge-offs	$7	$33	$5	$43	$1	$-	$89

Consumer loans are managed on a pool basis due to their homogeneous nature. Loans that are delinquent 90 days or more or are not accruing interest are considered nonperforming. The following table presents the recorded investments in consumer loans by class based on payment activity at June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025
	Performing	Nonperforming

Consumer	$6,236	$113

	December 31, 2024
	Performing	Nonperforming

Consumer	$7,260	$89

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025
	Nonaccrual		Loans Past
	With No		Due Over
	Allowance		89 Days
	for Credit Loss	Nonaccrual	Still Accruing
Commercial	$81	$239	$1
Commercial real estate	348	348	-
Residential real estate	2,370	5,680	25
Consumer	77	113	-

Total	$2,876	$6,380	$26

	December 31, 2024
	Nonaccrual		Loans Past
	With No		Due Over
	Allowance		89 Days
	for Credit Loss	Nonaccrual	Still Accruing
Commercial	$103	$424	$87
Equipment finance leases	-	6	-
Commercial real estate	1	1	-
Residential real estate	2,410	6,630	837
Consumer	39	46	4

Total	$2,553	$7,107	$928

The Company recognized approximately $40,000 and $158,000 of interest income on nonaccrual loans during the six months ended June 30, 2025 and December 31, 2024, respectively.

The following table presents the amortized cost basis of collateral-dependent loans, by the primary collateral type, which are individually evaluated to determine expected credit losses, and the related allowance for credit loss allocated to these loans as of June 30, 2025 and December 31, 2024:

	June 30, 2025
	Collateral Type
	Real Estate	Equipment	Other	Total	ACL
Commercial	$-	$239	$-	$239	$104
Equipment finance leases	-	-	-	-	-
Commercial real estate	348	-	-	348	-
Residential real estate	5,680	-	-	5,680	607
Consumer	-	-	113	113	18

Total	$6,028	$239	$113	$6,380	$729

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

	December 31, 2024
	Collateral Type
	Real Estate	Equipment	Other	Total	ACL
Commercial	$-	$45	$379	$424	$157
Equipment finance leases	-	6	-	6	-
Commercial real estate	1	-	-	1	-
Residential real estate	6,630	-	-	6,630	455
Consumer	-	-	46	46	7

Total	$6,631	$51	$425	$7,107	$619

The following table presents the aging of the amortized cost basis in past due loans as of June 30, 2025 and December 31, 2024 by class of loans (in thousands):

	30 - 89 Days	Over 89 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Total
June 30, 2025
Commercial	$945	$1	$946	$81,319	$82,265
Consumer	111	-	111	6,238	6,349
Equipment finance leases	-	-	-	82	82
Commercial real estate	561	-	561	778,970	779,531
Residential real estate	4,031	25	4,056	274,318	278,374

	$5,648	$26	$5,674	$1,140,927	$1,146,601

	30 - 89 Days	Over 89 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Total
December 31, 2024
Commercial	$434	$87	$521	$86,052	$86,573
Consumer	257	4	261	7,088	7,349
Equipment finance leases	213	-	213	(117)	96
Commercial real estate	740	-	740	891,591	892,331
Residential real estate	5,259	837	6,096	279,146	285,242

	$6,903	$928	$7,831	$1,263,760	$1,271,591

Occasionally, the Company modifies loans to borrowers in financial distress by providing a reduction in interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collections. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

There were no modifications of loans to borrowers experiencing financial difficulty that occurred during the six months ended June 30, 2025 or 2024, and no previously modified loans defaulted during the six months ended June 30, 2025 or 2024.

The Company has made no commitments to lend additional funds on modified loans to borrowers experiencing financial difficulty.

The Company has not purchased any loans during the six months ended June 30, 2025 or 2024. The Company sold approximately $136,391,000 and $0 in mortgage loans for the six months ended June 30, 2025 and 2024, respectively.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

The Company has granted loans to principal officers, directors, principal stockholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $0 at June 30, 2025 and December 31, 2024.

Note 4 -     Deposits

The carrying amount of deposits at June 30, 2025 and December 31, 2024 are as follows (in thousands):

	June 30,	December 31,
	2025	2024
Non-interest bearing demand accounts	$192,018	$217,335
Interest-bearing checking accounts	72,512	71,721
Limited access money market accounts	411,594	402,104
Savings accounts	26,028	25,511
Brokered CDs	40,000	70,000
Time deposits, less than $250	227,013	229,240
Time deposits, $250 and greater	172,356	138,957

Total deposits	$1,141,521	$1,154,868

At June 30, 2025, maturities of time deposits for the current and each of the next four years are (in thousands):

	Certificates of	Brokered
	Deposits	CDs
2025	$273,817	$40,000
2026	107,403	-
2027	14,992	-
2028	2,175	-
2029	831	-
Thereafter	151	-

	$399,369	$40,000

Deposits from stockholders, officers and directors of the Company amounted to approximately $9,642,000 and $7,335,000 at June 30, 2025 and December 31, 2024, respectively. The amounts are included in various interest-bearing and non-interest-bearing deposit accounts.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Note 5 -     Advances from Federal Home Loan Bank and Other Borrowings

As part of its management of interest rate risk, the Company periodically borrows from the Federal Home Loan Bank (FHLB). These advances are at fixed interest rates and are used as a source of funds from which the Company makes fixed rate mortgage loans. These advances are collateralized by a blanket lien on qualifying mortgage loans totaling approximately $558,052,000 and $552,791,000 at June 30, 2025 and December 31, 2024, respectively. The advances may be prepaid at any time, but such prepayment may be subject to a penalty or benefit depending upon the movement in market interest rates. At June 30, 2025 and December 31, 2024, the Company had approximately $490,907,000 and $336,584,000 available for additional borrowings under this line of credit, respectively.

The Company also occasionally pledges standby FHLB letters of credit for municipalities in lieu of pledging debt securities. The balances were $12,000,000 and $11,000,000 as of June 30, 2025 and December 31, 2024, respectively.

At June 30, 2025 and December 31, 2024, the Company had varying short-term and long-term advances outstanding with principal due at maturity and interest due monthly.  The Bank had short-term advances from FHLB of $55,127,000 and $205,000,000 as of June 30, 2025 and December 31, 2024, respectively.

The Bank had no long-term advances from FHLB as of June 30, 2025 and $189,000 as of December 31, 2024.

FHLB borrowings consisted of various variable rate advances as of June 30, 2025 and December 31, 2024 as follows (in thousands):

June 30, 2025					December 31, 2024
Aggregate				Weighted	Aggregate				Weighted
Advance	Interest			Average	Advance	Interest			Average
Amounts	Rates			Rate	Amounts	Rates			Rate

$55,127	3.605%	-	4.75%	4.73%	$205,189	1.395%	-	4.65%	4.31%

In addition to FHLB advances, the Company has 2 term notes from a financial institution. In January 2022, the first note was financed with an interest rate of 3.85% initially with the rate being adjusted to the greater of 3.25% or the US prime rate in January 2027.  Interest is payable semi-annually beginning in July 2022, with interest plus a portion of the principal payable starting in January 2026.  The note matures in January 2035 and is secured by Bank stock. The second note was financed with an interest rate of 3.85% initially or the US Prime Rate, not to exceed 8.5%.  Interest is payable semi-annually beginning in August 2023, with interest plus a portion of the principal payable starting in February 2027. The note matures in February 2036 and is secured by Bank stock. Outstanding borrowings on the notes totaled $32,000,000 at June 30, 2025 and December 31, 2024.

The Company also entered into a construction loan agreement with a financial institution. The fixed interest rate is set at 3.25 percent and the note is secured by a deed of trust for Lot 1, Block 1, La Paloma Addition in Southlake, TX.  Principal and interest are due monthly and the note matures on October 30, 2029. At June 30, 2025 and December 31, 2024, outstanding borrowings totaled approximately $5,243,000 and $5,336,000, respectively.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

The contractual maturities of short-term and long-term debt are as follows (in thousands):

Years ending December 31,

2025	$60,692
2026	1,462
2027	1,845
2028	2,406
Thereafter	25,965

$92,370

Note 6 -     Securities Sold Under Agreements to Repurchase

Repurchase agreements are secured borrowings. These repurchase agreements have carrying values of approximately $2,374,000 and $2,302,000 at June 30, 2025 and December 31, 2024, respectively. The Company pledges investment securities to secure those borrowings. Securities sold under agreements to repurchase are secured by securities with a carrying amount of $2,531,000 and $2,545,000 at June 30, 2025 and December 31, 2024, respectively.

Note 7 -     Subordinated Debt

Junior subordinated debentures are due to Wichita Falls Statutory Trust I (Trust I), a 100% owned non- consolidated subsidiary of Bancshares. The debentures were issued in conjunction with the trust’s issuance of Company Obligated Mandatorily Redeemable Trust Preferred Securities. With certain exceptions, the amount of the principal and any accrued and unpaid interest on the debentures is subordinated in right of payment to the prior payment in full of all senior and subordinated indebtedness of Bancshares.  Interest on the debentures is payable quarterly commencing September 26, 2003 at a rate equal to the three-month LIBOR rate plus 3.1% (7.66% and 8.02% at June 30, 2025 and December 31, 2024, respectively). The interest is deferrable on a cumulative basis for up to 20 consecutive quarters. No principal payments are due until maturity on June 26, 2033. The debentures bear the same interest rate and terms as the trust preferred securities discussed below.

On June 26, 2003, Bancshares, through a private placement, issued $6,000,000 (6,000 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) through Trust I.  Bancshares made a required equity contribution of $186,000 to form Trust I. Trust I invested the total proceeds from the equity contribution and the securities sale in Variable Rate Junior Subordinated Debentures (the Debentures) issued by Bancshares. The net proceeds from the sale of the Debentures were used to contribute capital to the Bank and for general corporate purposes. The terms of the TruPS are such that they qualify as Tier 1 capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies on a consolidated basis.

With the acquisition of Chico Bancorp, Inc., the Company also assumed ownership of Chico Statutory Trust I that was formed in 2003 and issued $3,000,000 of TruPS to provide capital for First State Bank.  The terms are the same as those for Wichita Falls Statutory Trust I, and the required equity contribution was $93,000 to form the Trust.  As part of the acquisition of Chico Bancorp, Inc., a market value adjustment of approximately $559,000 was recorded at the date of acquisition to reduce the liability to an estimated market value of $2,534,000.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Prior to maturity, the Debentures are redeemable, in whole or in part, at the option of Bancshares. In the event the Debentures are redeemed, a like amount of Trust Preferred Securities will be redeemed at the redemption price of $1,000, plus accrued interest to the date of redemption. The Trust’s obligations under the Trust Preferred Securities are fully and unconditionally guaranteed by Bancshares. The Debentures balance related to Trusts is $8,720,000 at June 30, 2025 and December 31, 2024.

In November 2023, Bancshares began issuing convertible subordinated debt to individual investors or entities in order to prepare for conversion from a Subchapter S corporation to a C corporation. The notes mature December 31, 2025, and have a fixed interest rate of 8% to be paid quarterly in arrears beginning in January 2024. After June 2024, the notes are convertible at the discretion of the purchaser into shares of Bancshares common stock at a conversion price of one times the per share book value of Bancshares’ common stock, determined by the audited financial statements as of December 31, 2023. If converted after December 31, 2024, the per share conversion price is 1.15 times the per share book value of Bancshares’ common stock, determined by the audited financial statements as of December 31, 2023.  There were 51 notes issued and outstanding with a total balance of approximately $24,407,000 on June 30, 2025 and December 31, 2024.  There were no notes for converted into shares of common stock during the six months ended June 30, 2025.

Note 8 -     Short-Term Borrowings

In addition to the borrowing capacity at FHLB, the Company has established $30,000,000 in unsecured lines of credit for overnight purchase of federal funds. These lines may be cancelled without any prior notification. At June 30, 2025 and December 31, 2024, there were no outstanding balances.

Note 9 -     Commitments and Contingencies

In the ordinary course of business, the Company may be subject to litigation. Based upon the available information and advice from the Company's legal counsel, management does not believe that any potential, threatened, or pending litigation to which it is a party will have a material adverse effect on the Company's liquidity, financial condition, or results of operations.

Note 10 -   Off-Balance-Sheet Activities

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At June 30, 2025 and December 31, 2024, the amounts of these financial instruments were as follows (in thousands):

	June 30,	December 31,
	2025	2024
Financial instruments whose contract amounts represent credit risks
Commitments to extend credit and unfunded commitments	$124,542	$207,668
Standby letters of credit	839	727

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of June 30, 2025 and December 31, 2024, there were no amounts recorded as liabilities for the Company’s potential obligations under these guarantees.

Note 11 -   Employee Benefit Plans

The Company has a defined contribution profit sharing plan for all employees that meet certain age and service requirements. Under the plan, employees may elect to defer up to 20% of their salary subject to the Internal Revenue Service limits. The Company may, at its discretion, contribute to the plan an amount determined annually by the Board of Directors. The Company’s expense for contributions to the plan was approximately $214,000 and $218,000 for the six months ended June 30, 2025 and 2024, respectively.

The Company maintains several individually designed supplemental deferred compensation agreements which provide a deferred compensation benefit payable at retirement or death. The liability under the agreements is recorded based upon the present value of the deferred compensation benefits. At June 30, 2025 and December 31, 2024, the Company’s accrued liability under the agreements totaled approximately $3,408,000 and $3,562,000, respectively. Deferred compensation expense of approximately $0 and $183,000 was recorded for the six months ended June 30, 2025 and 2024, respectively. The Company has purchased life insurance policies to fund the benefits payable pursuant to the agreements. The Company is owner and beneficiary of the life insurance policies with aggregate death benefits of approximately $27,758,000 and $27,980,000 at June 30, 2025 and December 31, 2024, respectively. At June 30, 2025 and December 31, 2024, the life insurance policies have cash surrender values of approximately $13,532,000 and $13,606,000, respectively.

Note 12 -   Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

As of June 30, 2025 and December 31, 2024, management believed the Bank met all capital adequacy requirements to which they are subject. As of September 30, 2024, the most recent notification from the Bank’s primary regulator, Office of the Comptroller of the Currency, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual and required capital amounts and ratios are as follows (dollars in thousands)

					Minimum Required		Required to be Well
					for Capital		Capitalized
			Minimum Required		Adequacy Purposes		under the Prompt
			for Capital		including Capital		Corrective Action
	Actual		Adequacy Purposes		Conservation Buffer		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2025
Common Equity Tier 1 (to risk-weighted assets)	$151,831	16.59%	$41,173	4.50%	$64,047	7.00%	$59,472	6.50%

Total capital (to risk- weighted assets)	$163,281	17.85%	$73,197	8.00%	$96,071	10.50%	$91,496	10.00%

Tier 1 capital (to risk-weighted assets)	$151,831	16.59%	$54,898	6.00%	$77,772	8.50%	$73,197	8.00%

Tier 1 capital (to average weighted assets)	$151,831	10.62%	$36,598	4.00%	$36,598	4.00%	$45,748	5.00%

As of December 31, 2024
Common Equity Tier 1 (to risk-weighted assets)	$146,028	14.33%	$45,844	4.50%	$71,313	7.00%	$66,220	6.50%

Total capital (to risk- weighted assets)	$158,589	15.57%	$81,501	8.00%	$106,970	10.50%	$101,876	10.00%

Tier 1 capital (to risk-weighted assets)	$146,028	14.33%	$61,126	6.00%	$86,595	8.50%	$81,501	8.00%

Tier 1 capital (to average weighted assets)	$146,028	10.32%	$40,751	4.00%	$40,751	4.00%	$50,938	5.00%

Note 13 -   Fair Value of Financial Instruments

Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there is no quoted market price for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2024 and 2023 (in thousands):

	Level 1	Level 2	Level 3	Total Fair
	Inputs	Inputs	Inputs	Value
June 30, 2025
Available for sale
Obligations of states and municipal subdivisions	$-	$24,660	$-	$24,660
Mortgage-backed securities	-	14,773	-	14,773
Collateralized mortgage obligations	-	12,497	-	12,497
Corporate bonds	-	991	-	991

Totals	$-	$52,921	$-	$52,921

December 31, 2024
Available for sale
Obligations of states and municipal subdivisions	$-	$25,381	$-	$25,381
Mortgage-backed securities	-	15,678	-	15,678
Collateralized mortgage obligations	-	13,126	-	13,126
Corporate bonds	-	972	-	972
Loans held-for-sale	-	1,999	-	1,999

Totals	$-	$57,156	$-	$57,156

The Company is required, on a nonrecurring basis, to adjust the carrying value of certain assets or provide valuation allowances related to certain assets using fair value measurements in accordance with generally accepted account principles.

Fair values of assets measured on a nonrecurring basis at June 30, 2025 and December 31, 2024 are as follows (in thousands):

	Level 1	Level 2	Level 3	Total Fair
	Inputs	Inputs	Inputs	Value
June 30, 2025
Collateral dependent loans	$-	$-	$5,651	$5,651

	$-	$-	$5,651	$5,651

December 31, 2024
Collateral dependent loans	$-	$-	$6,488	$6,488

	$-	$-	$6,488	$6,488

The allowance for credit losses for collateral dependent loans are determined based on the fair value of collateral method. Under the fair value of collateral method, the allowance for credit loss is equal to the difference between the carrying value of the loan and the fair value of the collateral less estimated selling costs. The resulting fair value measurement is disclosed in the nonrecurring hierarchy table. Where estimates of fair value used for other collateral supporting commercial loans are based on assumptions not observable in the marketplace, such valuations have been classified as Level 3.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

The following table presents the carrying values and estimated fair values of all financial instruments, including those financial assets and liabilities that are not measured and reported at fair value on a recurring basis or are measured at fair value on a non-recurring basis (in thousands):

		June 30, 2025
	Carrying	Total
	Value	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and due from banks	$10,657	$10,657	$10,657	$-	$-
Interest bearing deposits in banks	126,543	126,543	126,543	-	-
Debt securities available for sale	52,921	52,921	-	52,921	-
Debt securities held to maturity	410	410	-	410	-
Loans, net	1,135,875	1,103,378	-	-	1,103,378
Interest receivable	5,933	5,933	-	-	5,933

Financial liabilities
Deposits	$1,141,521	$1,065,222	$-	$-	$1,065,222
Federal funds and repurchase agreements	2,374	2,374	-	-	2,374
Federal Home Loan Bank advances	55,127	55,127	-	-	55,127
Other borrowings	37,243	37,243	-	-	37,243
Subordinated debentures	33,128	33,128	-	33,128	-
Interest payable	2,218	2,218	-	-	2,218

		December 31, 2024
	Carrying	Total
	Value	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and due from banks	$25,191	$25,191	$25,191	$-	$-
Interest bearing deposits in banks	138,892	138,892	138,892	-	-
Debt securities available for sale	55,157	55,157	-	55,157	-
Debt securities held to maturity	501	501	-	501	-
Loans held-for-sale	1,999	1,942	-	1,942	-
Loans, net	1,260,776	1,224,705	-	-	1,224,705
Interest receivable	6,634	6,634	-	-	6,634

Financial liabilities
Deposits	$1,154,868	$1,077,677	$-	$-	$1,077,677
Federal funds and repurchase agreements	2,302	2,302	-	-	2,302
Federal Home Loan Bank advances	205,189	205,189	-	-	205,189
Other borrowings	37,336	37,336	-	-	37,336
Subordinated debentures	33,128	33,128	-	33,128	-
Interest payable	2,177	2,177	-	-	2,177

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Note 14 - Income Taxes

Income tax benefit was as follows:

June 30,
2025

Current expense	$459

Deferred benefit	(250)

Total	$209

Note 15 – Parent Company Only Condensed Financial Information

Condensed financial information of Wichita Falls Bancshares, Inc., on a parent company only basis, follows:

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$9,010	$11,391
Investment in subsidiaries	155,970	150,011
Other assets	542	1,022

Total assets	$165,522	$162,424

Liabilities and equity
Debt	$65,128	$65,128
Accrued expenses and other liabilities	7	62
Shareholders' equity	100,387	97,234

Total liabilities and shareholders' equity	$165,522	$162,424

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Six Months ended June 30,

	2025	2024

Dividends from subsidiaries	$-	$50
Other income	11	12
Interest expense	(2,265)	(1,920)
Other expense	(75)	(3)

Loss before income tax and undistributed subsidiary income	(2,329)	(1,861)
Income tax benefit	489	-
Equity in undistributed subsidiary income	4,758	5,228

Net income	$2,918	$3,367

Comprehensive income	$3,153	$3,569

CONDENSED STATEMENTS OF CASH FLOWS
Six Months ended June 30,

	2025	2024

Operating Activities
Net income	$2,918	$3,367
Adjustments:
Equity in undistributed subsidiary income	(4,758)	(5,228)
Change in other assets	480	3
Change in other liabilities	(55)	(106)
Net cash from operating activities	(1,415)	(1,964)

Financing Activities
Proceeds from subordinated debt	-	8,700
Sale of treasury stock	-	1
Paid in capital	(966)	(6,500)
Dividends paid	-	(80)
Net cash from financing activities	(966)	2,121

Net change in cash and cash equivalents	(2,381)	157

Beginning cash and cash equivalents	11,391	14,168

Ending cash and cash equivalents	$9,010	$14,325

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2025 and 2024 (Unaudited)

Note 16 - Earnings Per Share

The factors used in the earnings per share computation follow:

	Six Months ended
	June 30,
	2025	2024

Net Income	$2,918	$3,367

Average Shares	620,912	575,774

Earnings per common share	$4.70	$5.85

Independent Auditor's Report

To the Stockholders and Board of Directors
Wichita Falls Bancshares, Inc. and Subsidiaries
Wichita Falls, Texas

Report on the Audit of the Consolidated Financial Statements and Internal Control over Financial Reporting

Opinions on the Consolidated Financial Statements and Internal Control Over Financial Reporting

We have audited the consolidated financial statements of Wichita Falls Bancshares, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholder's equity, and cash flows for the years ended December 31, 2024, 2023, and 2022, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years ended December 31, 2024, 2023, and 2022, in accordance with accounting principles generally accepted in the United States of America.

We also have audited the Company's internal control over financial reporting, including controls overs preparation of regulatory financial statements in accordance with the instructions for the Parent Company only Financial Statements for Small Holding Companies (Form FR Y-9SP) and Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only and Total Assets Less than $5 Billion (Call Report Instructions) as of December 31, 2024, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in the Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Basis for Opinions

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS) and the standards applicable to financial audits contained in Government Auditing Standards issued by the Comptroller General of the United States. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audits of the Consolidated Financial Statements and Internal Control Over Financial Reporting section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Responsibilities of Management for the Consolidated Financial Statements and Internal Control over Financial Reporting

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Management is also responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report Regarding Statement of Management's Responsibilities, Compliance with Designated Laws and Regulations, and Management's Assessment of Internal Control over Financial Reporting.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditor's Responsibilities for the Audits of the Consolidated Financial Statements and Internal Control Over Financial Reporting

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and about whether effective internal control over financial reporting was maintained in all material respects, and to issue an auditor's report that includes our opinions.

Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit of financial statements or an audit of internal control over financial reporting conducted in accordance with GAAS and Government Auditing Standards will always detect a material misstatement or a material weakness when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered to be material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit of consolidated financial statements and an audit of internal control over financial reporting in accordance with GAAS and Government Auditing Standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audits.
●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the consolidated financial statement audit in order to design audit procedures that are appropriate in the circumstances.

●

Obtain an understanding of internal control over financial reporting relevant to the audit of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the financial statement audit.

Definition and Inherent Limitations of Internal Control over Financial Reporting

An entity's internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because of management's assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of the Company's internal control over financial reporting included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and with the instructions to the Parent Company only Financial Statements for Small Holding Companies (Form FR Y-9SP) and Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only and Total Assets Less than $5 Billion (Call Report Instructions). An entity's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use, or disposition of the entity's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary information is presented for purposes of additional analysis as required by the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, Office of the Inspector General and is not a required part of the consolidated financial statements.

Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Other Reporting Required by Government Auditing Standards

In accordance with Government Auditing Standards, we have also issued a report dated March 28, 2025, on our consideration of the Company's internal control over financial reporting and on our tests of its compliance with certain provisions of laws, regulations, contracts and grant agreements, and other matters. The purpose of that report is solely to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing and not to provide an opinion on the effectiveness of the Company's internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards in considering the Company's internal control over financial reporting and compliance.

/s/ Eide Bailly LLP

Tulsa, Oklahoma

March 28, 2025

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2024 and 2023

(in thousands, except per share data)

	2024	2023
Assets
Cash and cash equivalents
Cash and due from banks	$25,191	$25,796
Interest-bearing deposits	138,892	132,044

Total cash and equivalents	164,083	157,840

Debt securities available for sale, at fair value (amortized cost $59,429 and $61,629, net of allowance for credit losses of $0 and $0)	55,157	58,241
Debt securities held to maturity, net of allowance for credit losses of $0 and $0, (fair value 2024 - $501, 2023 - $676)	501	675
Restricted stock, at cost	12,686	9,403
Investment in unconsolidated subsidiary	279	279
Loans held-for-sale	1,999	513
Loans, net of allowance for credit losses of $10,815 and $10,338 as of December 31, 2024 and 2023, respectively	1,260,776	1,205,509
Premises and equipment, net	14,337	14,892
Accrued interest receivable	6,634	6,188
Bank-owned life insurance	13,606	13,240
Goodwill	4,379	4,379
Other intangible assets, net	948	1,127
Other assets	7,266	4,221

Total assets	$1,542,651	$1,476,507

Liabilities
Deposits	$1,154,868	$1,146,137
Federal funds purchased and repurchase agreements	2,302	2,951
Federal Home Loan Bank advances	205,189	161,309
Other borrowings	37,336	37,560
Subordinated debt	33,128	31,445
Allowance for credit losses on off-balance sheet credit exposures	1,746	1,846
Accrued interest payable	2,177	2,337
Other liabilities	8,671	7,931

Total liabilities	1,445,417	1,391,516

Stockholders' Equity
Common stock, par value $1 a share
Authorized - 1,000,000 shares; 620,912 shares issued and outstanding at December 31, 2024; 591,625 shares issued and 575,771 outstanding at December 31, 2023	621	592
Capital surplus	33,277	27,994
Retained earnings	66,896	61,098
Accumulated other comprehensive loss	(3,560)	(3,388)
Treasury stock - 15,854 shares outstanding at December 31, 2023, at cost	-	(1,305)

Total stockholders' equity	97,234	84,991

	$1,542,651	$1,476,507

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2024, 2023 and 2022

(in thousands, except per share data)

	2024	2023	2022
Interest Income
Interest and fees on loans	$75,920	$62,872	$44,685
Interest on debt securities
Taxable	1,415	416	392
Tax-exempt	1,203	1,401	1,150
Interest on federal funds sold and interest-bearing deposits in banks	1,741	1,542	1,403

Total interest income	80,279	66,231	47,630

Interest Expense
Deposits	36,241	25,386	5,142
Federal funds purchased and repurchase agreements	33	43	49
Borrowed funds	11,147	5,108	1,470
Subordinated debt	805	844	457

Total interest expense	48,226	31,381	7,118

Net interest income	32,053	34,850	40,512

Provision for credit losses	1,660	1,731	2,599

Net interest income after provision for loan and lease losses	30,393	33,119	37,913

Non-Interest Income
Service charges on deposit accounts	455	497	483
Mortgage loan sales/originations/processing	604	395	2,117
Loss on sale of securities	(440)	-	-
Gain (loss) on sale of assets	-	(1)	3
Loss on sale of foreclosed assets	-	(44)	(1)
Earnings on bank-owned life insurance	363	391	354
ATM/debit card interchange fees	780	834	808
Other	981	968	1,673

Total non-interest income	2,743	3,040	5,437

Non-Interest Expense
Salaries and employee benefits	16,323	17,573	20,248
Occupancy	2,650	2,662	2,668
Data processing	1,088	1,030	1,006
Director fees	545	510	504
Legal and professional fees	1,773	1,063	1,368
FDIC assessment	1,704	1,700	1,077
Mortgage expense	146	121	96
Telephone	502	496	437
Amortization of intangibles	180	180	180
Other	4,887	3,806	3,422

Total non-interest expense	29,798	29,141	31,006

Income before income taxes	3,338	7,018	12,344

Income tax benefit	(2,540)	-	-

Net Income	$5,878	$7,018	$12,344

Earnings per share:	$10.04	$12.19	$21.44

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2024, 2023 and 2022

(in thousands, except per share data)

	2024	2023	2022

Net Income	$5,878	$7,018	$12,344

Other Comprehensive Income

Unrealized gain on interest rate contract	-	-	48

Unrealized holding gains (losses) arising during period on debt securities available for sale	(1,322)	1,282	(6,213)
Reclassification adjustment for losses included in net income	440	-	-

Tax effect	710	-	-

Net of tax	(172)	-	-

Other comprehensive gain (loss), net	(172)	1,282	(6,165)

Comprehensive Income	$5,706	$8,300	$6,179

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2024, 2023 and 2022

(in thousands, except per share data)

				Accumulated
				Other
	Common	Capital	Retained	Comprehensive	Treasury
	Stock	Surplus	Earnings	(Loss)	Stock	Total

Balance at January 1, 2022	$592	$27,994	$50,828	$1,495	$(1,305)	$79,604

Net income	-	-	12,344	-	-	12,344

Other comprehensive loss	-	-	-	(6,165)	-	(6,165)

Cash dividends	-	-	(5,050)	-	-	(5,050)

Balance at December 31, 2022	592	27,994	58,122	(4,670)	(1,305)	80,733

Net income	-	-	7,018	-	-	7,018

Other comprehensive gain	-	-	-	1,282	-	1,282

Cash dividends	-	-	(4,042)	-	-	(4,042)

Balance at December 31, 2023	592	27,994	61,098	(3,388)	(1,305)	84,991

Net income	-	-	5,878	-	-	5,878

Other comprehensive loss	-	-	-	(172)	-	(172)

Common stock issued	29	5,283	-	-	1,705	7,017

Treasury stock purchased	-	-	-	-	(400)	(400)

Cash dividends	-	-	(80)	-	-	(80)

Balance at December 31, 2024	$621	$33,277	$66,896	$(3,560)	$-	$97,234

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2024, 2023 and 2022

(in thousands)

	2024	2023	2022
Operating Activities
Net income	$5,878	$7,018	$12,344
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan and lease losses	1,660	1,731	2,599
Depreciation	742	801	832
Amortization of core deposit intangibles	179	179	179
Net loss on sales of debt securities	440	-	-
Net loss on sales of foreclosed assets	-	44	1
Net loss (gain) on sales of premises and equipment	-	1	(3)
Net gain on sales of loans held for sale	(59)	-	-
Deferred tax benefit	(3,920)	-	-
Amortization of discounts and premiums on debt securities	578	748	192
Earnings on bank-owned life insurance policies	(363)	(391)	(354)
Changes in assets and liabilities
Net increase (decrease) in loans held-for-sale	(1,486)	(125)	43,744
Accrued interest receivable	(446)	(2,009)	(1,135)
Other assets	(386)	(521)	247
Accrued interest payable	(160)	1,744	(448)
Other liabilities	(905)	774	(1,948)

Total adjustments	(4,126)	2,976	43,906

Net Cash Provided by Operating Activities	1,752	9,994	56,250

Investing Activities
Proceeds from maturities, paydowns, and sales of debt securities available for sale	330,222	5,107	4,284
Proceeds from maturities and paydowns of debt securities held to maturity	174	167	160
Purchases of debt securities available for sale	(328,400)	-	(21,548)
Proceeds from redemption of restricted stock	3,003	2,772	2,057
Purchases of restricted stock	(6,286)	(5,851)	(2,509)
Proceeds from sales of foreclosed assets	-	6	-
Increase in loans, net	(53,993)	(265,490)	(247,271)
Purchases of premises and equipment	(187)	(300)	(296)

Net Cash Used in Investing Activities	(55,467)	(263,589)	(265,123)

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2024, 2023 and 2022

(in thousands)

	2024	2023	2022
Financing Activities
Increase in deposits	8,731	236,287	99,866
Proceeds from FHLB advances	7,019,000	5,260,500	494,500
Repayments of FHLB advances	(6,975,120)	(5,199,117)	(428,712)
Proceeds from other borrowings	-	15,000	-
Proceeds from subordinated debt	8,700	22,725	-
Repayments of other borrowings	(224)	(226)	(3,222)
Net change in fed funds purchased and repurchase agreements	(649)	(21,985)	20,778
Purchase of treasury stock	(400)	-	-
Dividends paid	(80)	(4,042)	(5,050)

Net Cash Provided by Financing Activities	59,958	309,142	178,160

Net Change in Cash and Cash Equivalents	6,243	55,547	(30,713)

Cash and Cash Equivalents, Beginning of Year	157,840	102,293	133,006

Cash and Cash Equivalents, End of Year	$164,083	$157,840	$102,293

Supplemental Schedule of Operating and Investing Activities
Interest paid	$41,066	$29,637	$6,849
Income taxes paid	$666	$-	$-
Transfer from ACL to ACL on unfunded commitments related to adoption of ASC 326	$-	$(1,846)	$-

Supplemental Schedule of Financing Activities
Issuance of stock through convertible notes	$(7,017)	$-	$-

See Notes to Consolidated Financial Statements

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 1 - Summary of Significant Accounting Policies

The accounting and reporting policies of Wichita Falls Bancshares, Inc. and Subsidiaries (the Company) are in accordance with accounting principles generally accepted in the United States of America. A summary of the more significant policies follows:

Nature of Operations

The Company is engaged in traditional community banking activities, which include commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company's primary deposit products are demand deposits, savings deposits and certificates of deposit, and its primary lending products are commercial, commercial real estate, residential real estate, and consumer loans with customers located primarily in Wichita Falls, Southlake and Wise County, Texas, and the surrounding areas. The Bank operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency (OCC). Bancshares is subject to regulation and oversight from the Federal Reserve Bank of Dallas.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Wichita Falls Bancshares, Inc. (Bancshares) and its wholly owned subsidiaries, First National Bank (the Bank) and 114 Dove LLC. 114 Dove LLC is a non-bank subsidiary.  These entities are collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity under accounting principles generally accepted in the United States of America. Voting interest entities are those in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns, and the right to make decisions about the entity's activities. The Company consolidates voting interest entities in which it has all the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in an entity is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the entity's expected losses, receive a majority of the entity's residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company's wholly owned subsidiaries, Wichita Falls Statutory Trust I (Trust I) and Chico Statutory Trust I, are VIEs for which the Company is not the primary beneficiary. Accordingly, the accounts of these entities are not included in the Company's consolidated financial statements.

Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. The material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for credit losses.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Concentrations of Credit Risk

A significant portion of the Company's loans are collateralized by real estate and related assets located in the markets it serves. Accordingly, the ultimate collectability of this portion of the Company's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

The Company maintains its cash in bank deposit accounts which exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per depositor, per insured bank, for each account ownership category. At December 31, 2024, and December 31, 2023, the Company had approximately $30,226,000 and $30,395,000 respectively, in excess of FDIC-insured limits.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in other banks with maturities of less than three months, and federal funds sold. Federal funds are normally sold for one-day periods. The Company normally considers all highly liquid investments with an initial maturity less than ninety days to be cash equivalents. Cash flows from loans, mortgage loans held-for-sale, and deposits are reported net.

Debt Securities

Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities not classified as held to maturity or trading are classified as available for sale. Debt securities classified as available for sale are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of available for sale debt securities are recorded on the trade date and are determined using the specific identification method.

Allowance for Credit Losses – Held to Maturity Securities

Management measures expected credit losses on held to maturity debt securities on a collective basis by major security type. Accrued interest receivable on held to maturity debt securities totaled approximately $1,000 at December 31, 2024 and 2023, and is excluded from the estimate of credit losses.

The estimate of expected credit losses on state and municipality securities considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Changes in the allowance for credit losses on held to maturity debt securities are recorded as a component of provision for credit losses in the consolidated statements of income. Losses are charged against the allowance for credit losses when the Company believes the uncollectability of a held to maturity debt security is confirmed.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Allowance for Credit Losses – Available for Sale Securities

For available for sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available for sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as a component of provision for credit losses in the income statement. Losses are charged against the allowance when management believes the uncollectability of an available for sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on available for sale debt securities totaled approximately $529,000 and $731,000 at December 31, 2024 and 2023, respectively and is excluded from the estimate of credit losses.

Restricted Stock

The Bank, as a member of the Federal Reserve and Federal Home Loan Bank systems, is required to maintain investments in the capital stock based on the level of borrowings and other factors. No ready market exists for these stocks, and they have no quoted market value.  Investments in equity securities without readily determinable fair values are measured at cost minus impairment (if any) and adjusted for any observable price changes in orderly transactions of identical securities or similar securities of the same issuer. Both cash and stock dividends are reported as income.

Fair Value Measurements

The Company determined the fair value of certain assets in accordance with the provisions of FASB Accounting Standards Codification Topic Accounting Standards Codification 820, Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles. Fair value is defined as the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. It is required that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. The Standard also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Level 1 inputs consist of quoted prices in active markets for identical assets that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset. Level 3 inputs are unobservable inputs related to the asset.

Loans Held-for-Sale

The Company has elected fair value accounting for mortgage loans held-for-sale. Mortgage loans held-for-sale originated are carried at fair value, with fair value being equal to the committed loan sales price. Any changes in fair value for loans reported at fair value, is recognized in gain on sale of loans.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Loans

Loans are reported at their outstanding unpaid principal balance adjusted for any charge-offs and the allowance for credit losses.

Interest income is accrued on the unpaid principal balance. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All current year interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. All prior year interest accrued but not collected is charged-off against the allowance for credit losses. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Company has determined that the accounting for nonrefundable fees and costs associated with originating or acquiring loans does not have a material effect on their financial statements. As such, these fees and costs have been recognized during the period they are collected and incurred, respectively.

Accrued interest receivable totaled approximately $6,104,000 and $5,456,000 at December 31, 2024 and 2023, respectively and is reported in accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses.

Allowance for Credit Losses - Loans

The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements. The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the allowance for credit losses using the following methods: commercial loans, equipment finance leases, and commercial and residential real estate loans are evaluated using the discounted cash flow method, while consumer loans are evaluated using the remaining life method.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

Allowance for Credit Losses - Off-Balance Sheet Credit Exposures

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancelable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through the provision account. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded when they are funded.

Premises and Equipment

Land is carried at cost. Buildings and improvements and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization, which are computed principally by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operating expenses. Renewals and betterments are added to the asset accounts and depreciated over the periods benefited. Depreciable assets sold or retired are removed from the asset and related accumulated depreciation accounts and any gain or loss is reflected in the income and expense accounts.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2024 and 2023.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other income and other expenses.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Bank Owned Life Insurance

Investment in life insurance contracts is stated at cash surrender value of various insurance policies. The income on the investments is included in non-interest income.

Income Taxes

The Company had elected under the Internal Revenue Code to be an S corporation until January 1, 2024. In lieu of federal corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for federal income taxes has been included in the financial statements for 2023 or 2022.

On January 1, 2024, the Company elected to revoke the Subchapter S election and began accruing for and paying federal income taxes. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Deferred Compensation

Benefits under deferred compensation contracts are accrued over the period of the employee’s active employment from the time the contract is signed to the employee’s full eligibility date.

Advertising Costs

Advertising costs are expensed as incurred.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive Income (Loss)

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Goodwill and Other Intangible Assets

Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized but are tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.  Intangible assets with definite useful lives are amortized over their useful lives to their estimated residual values.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Other intangible assets consisting of core deposits are amortized on an accelerated method over their estimated useful lives of 10 years.

Revenue From Contracts with Customers

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized in non-interest income.  A description of the Company’s revenue streams accounted for under ASC 606 is described in the following paragraphs.

Service Charges on Deposits

Service charges on deposit accounts consist of account analysis fees (i.e., net fees earned on analyzed business and public checking accounts), monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and, therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Interchange Income

Interchange income charges are primarily comprised of debit card income, ATM fees, merchant services income, and other service charges. Debit and card income is primarily comprised of interchange fees earned whenever the Company’s debit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder uses a Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Sale of Foreclosed Assets

The sale of foreclosed assets creates a gain or loss from the sale of foreclosed assets when control of the property transfers to the buyer. When the Company finances the sale to a buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether the Company expects to collect substantially all of the transaction price. Once these criteria are met, the asset is derecognized and the gain or loss on the sale is recognized. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on the sale if the financing does not include market terms.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Reclassification

Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or shareholders’ equity.

Adoption of New Accounting Standards

On January 1, 2023, the Company adopted ASU No. 2016-13 Financial Instruments – Credit Losses (Topic 216): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology.  The measurement of expected credit losses under the CECL methodology is applicable to financial assets measures at amortized cost, including loan receivables and held to maturity debt securities.  It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 made changes to the accounting for available for sale debt securities. One such change is to require credit losses to be presented as an allowance rather than a write-down on available for sale debt securities management does not intend to sell or believes that it is more likely than not they will be required to sell.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost, and off-balance sheet (OBS) credit exposures. Results for reporting periods beginning after January 1, 2023, are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The Company was not required to post an adjustment to capital due to implementation of ASC 326, but rather reclassified excess allowance for credit losses for loans to the allowance for credit losses for unfunded commitments in the amount of $1,846,000.

As allowed by ASC 326, the Company elected to maintain pools of loans accounted for under ASC 310-30.

In August 2020, the FASB issued ASU 2020-06 Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and amends the guidance for the derivative scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. This standard becomes effective for the Company beginning on January 1, 2024, with early adoption permitted. The Company adopted this guidance under a modified retrospective method effective January 1, 2023, and the adoption of this standard did not have a material effect on its consolidated financial statements.

Subsequent Events

The Company has evaluated subsequent events through March 28, 2025, the date which the consolidated financial statements were available to be issued.

Note 2 - Restrictions on Cash and Due from Banks

The Bank was required to have $0 on hand or on deposit with the Federal Reserve Bank at December 31, 2024 and December 31, 2023, to meet regulatory reserve and clearing requirements.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 3 - Debt Securities

Debt securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost, gross unrealized gains, gross unrealized losses, allowance for credit losses and fair value of available for sale and held to maturity debt securities and their approximate fair values at December 31, 2024 and 2023 are as follows (in thousands):

	December 31, 2024
		Gross	Gross	Allowance
	Amortized	Unrealized	Unrealized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
Available for sale
Obligations of states and municipal subdivisions	$28,659	$-	$(3,278)	$-	$25,381
Mortgage-backed securities	16,367	-	(689)	-	15,678
Collateralized mortgage obligations	13,403	16	(293)	-	13,126
Corporate bonds	1,000	-	(28)	-	972

Total available for sale	$59,429	$16	$(4,288)	$-	$55,157

		Gross	Gross		Allowance
	Amortized	Unrecognized	Unrecognized	Fair	for
	Cost	Gains	Losses	Value	Credit Losses
Held to maturity
Obligations of states and municipal subdivisions	$501	$-	$-	$501	$-

Total held to maturity	$501	$-	$-	$501	$-

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

	December 31, 2023
		Gross	Gross	Allowance
	Amortized	Unrealized	Unrealized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
Available for sale
Obligations of states and municipal subdivisions	$50,574	$42	$(2,610)	$-	$48,006
Mortgage-backed securities	7,364	-	(573)	-	6,791
Collateralized mortgage obligations	2,691	-	(197)	-	2,494
Corporate bonds	1,000	-	(50)	-	950

Total available for sale	$61,629	$42	$(3,430)	$-	$58,241

		Gross	Gross		Allowance
	Amortized	Unrecognized	Unrecognized	Fair	for
	Cost	Gains	Losses	Value	Credit Losses
Held to maturity
Obligations of states and municipal subdivisions	$675	$1	$-	$676	$-

Total held to maturity	$675	$1	$-	$676	$-

The amortized cost and fair value of debt securities at December 31, 2024, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have   the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Available-for-sale
One year or less	$3,625	$3,601
After one year through five years	14,782	14,251
After five years through ten years	20,253	19,404
After ten years	20,769	17,901

Total	$59,429	$55,157

Held-to-maturity
After one year through five years	$166	$166
After five years through ten years	335	335

Total	$501	$501

There were sales of available for sale debt securities of approximately $20,858,000 during the year ended December 31, 2024.  There were losses of approximately $440,000 on the sales.  There were no sales of available for sale debt securities during the years ended December 31, 2023 or December 31, 2022.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Debt securities available for sale with a fair value of approximately $21,017,000 and $33,695,000 at December 31, 2024 and 2023, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required or permitted by law.

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2024 and 2023, are summarized as follows (in thousands):

	Continuous Unrealized		Continuous Unrealized
	Losses Existing for Less		Losses Existing for 12
	Than 12 Months		Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2024

Obligations of states and municipal subdivisions	$-	$-	$24,576	$(3,278)	$24,576	$(3,278)
Mortgage-backed securities	10,979	(204)	4,699	(485)	15,678	(689)
Collateralized mortgage obligations	8,209	(129)	1,278	(164)	9,487	(293)
Corporate bonds	-	-	972	(28)	972	(28)
Total available for sale	$19,188	$(333)	$31,525	$(3,955)	$50,713	$(4,288)

December 31, 2023

Obligations of states and municipal subdivisions	$5,111	$(21)	$36,784	$(2,589)	$41,895	$(2,610)
Mortgage-backed securities	-	-	6,791	(573)	6,791	(573)
Collateralized mortgage obligations	-	-	2,494	(197)	2,494	(197)
Corporate bonds	-	-	950	(50)	950	(50)
Total available for sale	$5,111	$(21)	$47,019	$(3,409)	$52,130	$(3,430)

There were no unrealized losses on held to maturity securities in 2024 or 2023.

There was no allowance for credit losses established for held to maturity or available for sale securities at December 31, 2024 or December 31, 2023.

Mortgage-Backed Securities

The unrealized loss on forty-two investments and thirty-one investments at December 31, 2024 and 2023, respectively, in mortgage-backed securities was caused by interest rate increases. The contractual terms of these securities do not permit the issuers to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost basis, which may be at maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

State and Municipals

The unrealized loss on fifty-nine investments and eighty-six investments at December 31, 2024 and 2023, respectively, in state and municipal securities was caused by interest rate increases. The contractual terms of these securities do not permit the issuer to settle the securities at prices less than the amortized cost basis of the securities. Because the Company does not intend to sell the securities and it is not likely the Company will be required to sell the securities before recovery of its amortized cost basis, which may be maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

Collateralized Mortgage Obligations

The unrealized loss on nineteen investments and thirteen investments at December 31, 2024 and 2023, respectively, in collateralized mortgage obligations was caused by interest rate increases. The contractual terms of these securities do not permit the issuers to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost basis, which may be at maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

Corporate Bonds

The unrealized loss on one investment at December 31, 2024 and 2023 in corporate bonds was caused by interest rate increases. The contractual terms of this security does not permit the issuer to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis, which may be at maturity, the Company considers the decline in value of these securities to be temporary and not attributable to credit losses.

Note 4 - Restricted Stock

The following investments are included in restricted stock at December 31, 2024 and 2023 (in thousands):

	2024	2023

Federal Reserve stock	$2,502	$2,037
Federal Home Loan Bank stock	9,899	7,081
The Independent Banker's Bank (TIB)	285	285

	$12,686	$9,403

These investments have limited marketability and are considered restricted investments. A minimum investment in Federal Reserve and Federal Home Loan Bank stock is required for membership. These investments are carried at cost and evaluated annually for impairment. No impairment loss was recorded in years ended December 31, 2024 or 2023.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 5 - Loans and Allowance for Credit Losses

A summary of loans by major category at December 31, 2024 and 2023 are as follows (in thousands):

	2024	2023

Commercial	$86,573	$88,943
Equipment finance leases	96	55
Commercial real estate	892,331	810,208
Residential real estate	285,242	308,617
Consumer	7,349	8,024

	1,271,591	1,215,847

Less allowance for credit losses	(10,815)	(10,338)

Loans, net	$1,260,776	$1,205,509

The following table presents the activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2024 and 2023 (in thousands):

	December 31, 2024
		Equipment	Commercial	Residential
	Commercial	Finance Leases	Real Estate	Real Estate	Consumer	Total
Allowance for Credit Losses

Balance, beginning of period	$878	$-	$1,246	$8,141	$73	$10,338
Reallocation of ACL for off-balance sheet credit exposures	-	-	-	100	-	100
Charge-offs	(1,189)	-	-	(96)	(89)	(1,374)
Recoveries	85	-	-	-	6	91
Provisions for credit losses	113	-	1,165	372	10	1,660

Balance, end of period	$(113)	$-	$2,411	$8,517	$-	$10,815

	December 31, 2023
		Equipment	Commercial	Residential
	Commercial	Finance Leases	Real Estate	Real Estate	Consumer	Total
Allowance for Credit Losses

Balance, beginning of period, prior to adoption of ASC 326	$772	$100	$6,891	$3,772	$54	$11,589
Impact of adopting ASC 326	-	-	-	(1,846)	-	(1,846)
Charge-offs	(1,122)	-	-	-	(116)	(1,238)
Recoveries	23	-	79	-	-	102
Provisions for credit losses	1,205	(100)	(5,724)	6,215	135	1,731

Balance, end of period	$878	$-	$1,246	$8,141	$73	$10,338

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The following table presents the activity in the allowance for loan losses and the recorded investment in loans and impairment method as of December 31, 2022 by portfolio segment (in thousands):

	December 31, 2022
		Equipment	Commercial	Residential
	Commercial	Finance Leases	Real Estate	Real Estate	Consumer	Total
Allowance for Loan and Lease Losses

Balance, beginning of period	$1,017	$145	$5,342	$2,917	$17	$9,438
Charge-offs	(502)	-	-	-	(7)	(509)
Recoveries	23	15	-	-	23	61
Provisions	234	(60)	1,549	855	21	2,599

Balance, end of period	$772	$100	$6,891	$3,772	$54	$11,589

In addition to the allowance for credit losses on loans, the Company has established an allowance for credit losses on off-balance sheet exposures of approximately $1,746,000 at December 31, 2024 and $1,846,000 at December 31, 2023.  The following table presents the activity in the allowance for credit losses on off-balance sheet exposures for the years ended December 31, 2024 and 2023.

	2024	2023

Balance, beginning of year	$1,846	$-
Impact of adopting ASC 326	-	1,846
Reallocation to ACL	(100)	-

Balance, end of year	$1,746	$1,846

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, public information and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial and residential real estate and commercial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass – Loans classified as pass represent loans that are evaluated and are performing under the stated terms. Pass rated assets are analyzed by the paying capacity, the current net worth, and the value of the loan collateral of the obligor.

Special Mention – Loans classified as special mention possess potential weaknesses that require management attention, but do not yet warrant adverse classification. While the status of a loan put on this list may not technically trigger their classification as substandard or doubtful, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Company.

Substandard – Loans classified as substandard are inadequately protected by the current net worth, paying capacity of the obligor, or by the collateral pledged. Substandard loans must have a well-defined weakness or weaknesses that jeopardize the repayment of the debt as originally contracted. They are characterized by the distinct possibility that the Company will sustain a loss if the deficiencies are not corrected.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Doubtful – Loans classified as doubtful have the weaknesses of those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans in this category are allocated a specific reserve based on the estimated discounted cash flows from the loan (or collateral value less cost to sell for collateral dependent loans) or are charged-off if deemed uncollectible.

Based on the most recent analysis performed, the risk category by class of loans is as follows (in thousands):

	Term Loans Amortized Cost Basis by Origination Year
						Revolving
						Loans Amortized
	2024	2023	2022	2021	Prior	Cost Basis	Total
As of December 31, 2024
Commercial:
Pass	$24,692	$16,642	$20,842	$5,614	$4,255	$10,689	$82,734
Special Mention	471	758	1,376	-	-	100	2,705
Substandard	49	127	203	32	-	-	411
Doubtful	-	723	-	-	-	-	723

Total commercial loans	$25,212	$18,250	$22,421	$5,646	$4,255	$10,789	$86,573

Current period gross charge-offs	$-	$626	$366	$128	$68	$1	$1,189

Equipment finance leases:
Pass	$87	$-	$-	$9	$-	$-	$96
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-

Total equipment finance leases	$87	$-	$-	$9	$-	$-	$96

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Commercial real estate:
Pass	$41,234	$184,982	$424,222	$93,132	$121,241	$5,166	$869,977
Special Mention	-	-	718	80	15,718	-	16,516
Substandard	-	835	4,490	-	56	457	5,838
Doubtful	-	-	-	-	-	-	-

Total commercial real estate loans	$41,234	$185,817	$429,430	$93,212	$137,015	$5,623	$892,331

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Residential real estate:
Pass	$87,359	$108,407	$78,824	$9,531	$-	$-	$284,121
Special Mention	-	-	-	357	-	-	357
Substandard	-	-	764	-	-	-	764
Doubtful	-	-	-	-	-	-	-

Total residential real estate loans	$87,359	$108,407	$79,588	$9,888	$-	$-	$285,242

Current period gross charge-offs	$-	$-	$55	$41	$-	$-	$96

Consumer:
Pass	$4,023	$1,497	$1,043	$287	$453	$-	$7,303
Special Mention	-	-	-	-	-	-	-
Substandard	-	19	27	-	-	-	46
Doubtful	-	-	-	-	-	-	-

Total consumer loans	$4,023	$1,516	$1,070	$287	$453	$-	$7,349

Current period gross charge-offs	$7	$33	$5	$43	$1	$-	$89

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

	Term Loans Amortized Cost Basis by Origination Year
						Revolving
						Loans Amortized
	2023	2022	2021	2020	Prior	Cost Basis	Total
As of December 31, 2023
Commercial:
Pass	$41,389	$24,439	$12,792	$4,204	$5,777	$-	$88,601
Special Mention	-	-	-	-	-	-	-
Substandard	-	268	7	-	67	-	342
Doubtful	-	-	-	-	-	-	-

Total commercial loans	$41,389	$24,707	$12,799	$4,204	$5,844	$-	$88,943

Current period gross charge-offs	$936	$150	$25	$-	$11	$-	$1,122

Equipment finance leases:
Pass	$45	$-	$10	$-	$-	$-	$55
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-

Total equipment finance leases	$45	$-	$10	$-	$-	$-	$55

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Commercial real estate:
Pass	$153,071	$368,566	$113,055	$68,786	$104,386	$-	$807,864
Special Mention	-	1,340	58	-	772	-	2,170
Substandard	-	-	-	-	174	-	174
Doubtful	-	-	-	-	-	-	-

Total commercial real estate loans	$153,071	$369,906	$113,113	$68,786	$105,332	$-	$810,208

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Residential real estate:
Pass	$94,722	$190,209	$23,329	$-	$-	$-	$308,260
Special Mention	-	-	357	-	-	-	357
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-

Total residential real estate loans	$94,722	$190,209	$23,686	$-	$-	$-	$308,617

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Consumer:
Pass	$4,000	$2,268	$746	$288	$607	$-	$7,909
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	77	-	38	-	115
Doubtful	-	-	-	-	-	-	-

Total consumer loans	$4,000	$2,268	$823	$288	$645	$-	$8,024

Current period gross charge-offs	$12	$52	$42	$1	$9	$-	$116

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Consumer loans are managed on a pool basis due to their homogeneous nature. Loans that are delinquent 90 days or more or are not accruing interest are considered nonperforming. The following table presents the recorded investments in consumer loans by class based on payment activity at December 31, 2024 and 2023 (in thousands):

	December 31, 2024
	Performing	Nonperforming

Consumer	$7,260	$89

	December 31, 2023
	Performing	Nonperforming

Consumer	$7,936	$88

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of December 31, 2024 and 2023 (in thousands):

	December 31, 2024
	Nonaccrual		Loans Past
	With No		Due Over
	Allowance		89 Days
	for Credit Loss	Nonaccrual	Still Accruing
Commercial	$103	$424	$87
Equipment finance leases	-	6	-
Commercial real estate	1	1	-
Residential real estate	2,410	6,630	837
Consumer	39	46	4

Total	$2,553	$7,107	$928

	December 31, 2023
	Nonaccrual		Loans Past
	With No		Due Over
	Allowance		89 Days
	for Credit Loss	Nonaccrual	Still Accruing
Commercial	$251	$342	$148
Equipment finance leases	-	-	-
Commercial real estate	5	5	-
Residential real estate	-	1,665	801
Consumer	77	77	11

Total	$333	$2,089	$960

The Company recognized approximately $158,000 and $115,000 of interest income on nonaccrual loans during the years ended December 31, 2024 and December 31, 2023, respectively.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The following table presents the amortized cost basis of collateral-dependent loans, by the primary collateral type, which are individually evaluated to determine expected credit losses, and the related allowance for credit loss allocated to these loans as of December 31, 2024 and 2023:

	December 31, 2024
	Collateral Type
	Real Estate	Equipment	Other	Total	ACL
Commercial	$-	$45	$379	$424	$157
Equipment finance leases	-	6	-	6	-
Commercial real estate	1	-	-	1	-
Residential real estate	6,630	-	-	6,630	455
Consumer	-	-	46	46	7

Total	$6,631	$51	$425	$7,107	$619

	December 31, 2023
	Collateral Type
	Real Estate	Equipment	Other	Total	ACL
Commercial	$-	$75	$164	$239	$89
Equipment finance leases	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Residential real estate	1,665	-	-	1,665	288
Consumer	-	-	-	-	-

Total	$1,665	$75	$164	$1,904	$377

The following table presents the aging of the amortized cost basis in past due loans as of December 31, 2024 and 2023 by class of loans (in thousands):

	30 - 89 Days	Over 89 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Total
December 31, 2024
Commercial	$434	$87	$521	$86,052	$86,573
Consumer	257	4	261	7,088	7,349
Equipment finance leases	213	-	213	(117)	96
Commercial real estate	740	-	740	891,591	892,331
Residential real estate	5,259	837	6,096	279,146	285,242

	$6,903	$928	$7,831	$1,263,760	$1,271,591

	30 - 89 Days	Over 89 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Total
December 31, 2023
Commercial	$854	$148	$1,002	$87,941	$88,943
Consumer	152	11	163	7,861	8,024
Equipment finance leases	17	-	17	38	55
Commercial real estate	546	-	546	809,662	810,208
Residential real estate	7,327	801	8,128	300,489	308,617

	$8,896	$960	$9,856	$1,205,991	$1,215,847

Occasionally, the Company modifies loans to borrowers in financial distress by providing a reduction in interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collections. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

There were no modifications of loans to borrowers experiencing financial difficulty that occurred during 2024 or 2023 and no previously modified loans defaulted during the years ended December 31, 2024 or December 31, 2023.

The Company has made no commitments to lend additional funds on modified loans to borrowers experiencing financial difficulty.

The Company has not purchased any loans during 2024 or 2023.  The Company sold approximately $63,146,000 in mortgage loans in 2024 and $0 in 2023.

The Company has granted loans to principal officers, directors, principal stockholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was approximately $0 and $20,000 at December 31, 2024 and 2023, respectively.

Note 6 - Premises and Equipment

The investment in premises and equipment stated at cost at December 31, 2024 and 2023 is as follows (in thousands):

	2024	2023

Land	$2,411	$2,411
Building and improvements	18,278	18,219
Furniture, fixtures and equipment	6,231	6,103

	26,920	26,733
Less accumulated depreciation	(12,583)	(11,841)

Premises and equipment, net	$14,337	$14,892

Depreciation on premises and equipment charged to expense totaled approximately $742,000, $801,000 and $832,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

Note 7 -     Deposits

The carrying amount of deposits at December 31, 2024 and 2023 are as follows (in thousands):

	2024	2023

Non-interest bearing demand accounts	$217,335	$261,635
Interest-bearing checking accounts	71,721	75,298
Limited access money market accounts	402,104	363,206
Savings accounts	25,511	31,395
Brokered CDs	70,000	60,000
Time deposits, less than $250	229,240	224,303
Time deposits, $250 and greater	138,957	130,300

Total deposits	$1,154,868	$1,146,137

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Maturities of time deposits for each of the next five years are (in thousands):

	Certificates of	Brokered
	Deposits	CDs

2025	$332,751	$70,000
2026	26,254	-
2027	6,380	-
2028	1,988	-
2029	824	-

	$368,197	$70,000

Deposits from stockholders, officers and directors of the Company amounted to approximately $7,335,000 and $11,303,000 at December 31, 2024 and 2023, respectively. The amounts are included in various interest-bearing and non-interest-bearing deposit accounts.

Note 8 -     Advances from Federal Home Loan Bank and Other Borrowings

As part of its management of interest rate risk, the Company periodically borrows from the Federal Home Loan Bank (FHLB). These advances are at fixed interest rates and are used as a source of funds from which the Company makes fixed rate mortgage loans. These advances are collateralized by a blanket lien on qualifying mortgage loans totaling approximately $552,791,000 and $500,778,000 at December 31, 2024 and 2023, respectively. The advances may be prepaid at any time, but such prepayment may be subject to a penalty or benefit depending upon the movement in market interest rates. At December 31, 2024 and 2023, the Company had approximately $336,584,000 and $334,146,000 available for additional borrowings under this line of credit, respectively.

The Company also occasionally pledges standby FHLB letters of credit for municipalities in lieu of pledging debt securities.  The balances were $11,000,000 and $5,000,000 as of December 31, 2024 and 2023, respectively.

At December 31, 2024 and 2023, the Company had varying short-term and long-term advances outstanding with principal due at maturity and interest due monthly.

The Bank had short-term advances from FHLB of  $205,000,000 and $151,000,000 as of December 31, 2024 and 2023, respectively.

The Bank had long-term advances from FHLB of approximately $189,000 as of December 31, 2024 and approximately $10,309,000 as of December 31, 2023.

FHLB borrowings consisted of various variable rate advances as of December 31, 2024 and 2023 as follows (in thousands):

December 31, 2024			December 31, 2023
Aggregate		Weighted	Aggregate		Weighted
Advance	Interest	Average	Advance	Interest	Average
Amounts	Rates	Rate	Amounts	Rates	Rate

$205,189	1.395% - 4.65%	4.31%	$161,309	1.395% - 5.75%	5.30%

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

In addition to FHLB advances, the Company has 2 term notes from a financial institution. In January 2022, the first note was financed with an interest rate of 3.85% initially with the rate being adjusted to the greater of 3.25% or the US prime rate in January 2027. Interest is payable semi-annually beginning in July 2022, with interest plus a portion of the principal payable starting in January 2026. The note matures in January 2035 and is secured by company stock. The second note was financed with an interest rate of 3.85% initially or the US Prime Rate, not to exceed 8.5%. Interest is payable semi-annually beginning in August 2023, with interest plus a portion of the principal payable starting in February 2027. The note matures in February 2036 and is secured by company stock.   Outstanding borrowings on the notes totaled $32,000,000 at December 31, 2024 and December 31, 2023.

The Company also entered into a construction loan agreement with a financial institution.  The fixed interest rate is set at 3.25 percent and the note is secured by a deed of trust for Lot 1, Block 1, La Paloma Addition in Southlake, TX.  Principal and interest are due monthly and the note matures on October 30, 2029.  At December 31, 2024 and December 31, 2023, outstanding borrowings totaled approximately $5,336,000 and $5,560,000, respectively.

The contractual maturities of short-term and long-term debt are as follows (in thousands):

Years ending December 31,

2025	$210,785
2026	1,524
2027	1,845
2028	2,406
Thereafter	25,965

$242,525

Note 9 -     Securities Sold Under Agreements to Repurchase

Repurchase agreements are secured borrowings.  These repurchase agreements have carrying values of approximately $2,302,000 and $2,951,000 at December 31, 2024 and 2023, respectively.  The Company pledges investment securities to secure those borrowings.  Securities sold under agreements to repurchase are secured by securities with a carrying amount of $2,545,000 and $3,088,000 at December 31, 2024 and 2023, respectively.

Note 10 -   Subordinated Debt

Junior subordinated debentures are due to Wichita Falls Statutory Trust I (Trust I), a 100% owned non-consolidated subsidiary of Wichita Falls Bancshares, Inc. The debentures were issued in conjunction with the Trust's issuance of Company Obligated Mandatorily Redeemable Trust Preferred Securities. With certain exceptions, the amount of the principal and any accrued and unpaid interest on the debentures is subordinated in right of payment to the prior payment in full of all senior and subordinated indebtedness of the Bancshares. Interest on the debentures is payable quarterly commencing September 26, 2003 at a rate equal to the three-month LIBOR rate plus 3.1% (8.02% and 8.76% at December 31, 2024 and 2023, respectively). The interest is deferrable on a cumulative basis for up to 20 consecutive quarters. No principal payments are due until maturity on June 26, 2033. The debentures bear the same interest rate and terms as the trust preferred securities discussed below.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

On June 26, 2003, Bancshares, through a private placement, issued $6,000,000 (6,000 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) through Trust I. Bancshares made a required equity contribution of $186,000 to form the Trust. The Trust invested the total proceeds from the equity contribution and the securities sale in Variable Rate Junior Subordinated Debentures (the Debentures) issued by Bancshares. The net proceeds from the sale of the Debentures were used to contribute capital to the Bank and for general corporate purposes. The terms of the TruPS are such that they qualify as Tier I capital under the Federal Reserve Board's regulatory capital guidelines applicable to bank holding companies on a consolidated basis.

With the acquisition of Chico Bancorp, Inc., the Company also assumed ownership of Chico Statutory Trust I that was formed in 2003 and issued $3,000,000 of TruPS to provide capital for First State Bank.  The terms are the same as those for Wichita Falls Statutory Trust I, and the required equity contribution was $93,000 to form the Trust.  As part of the acquisition of Chico Bancorp, Inc., a market value adjustment of approximately $559,000 was recorded at the date of acquisition to reduce the liability to an estimated market value of $2,534,000.

On or after June 26, 2008, and prior to maturity, the Debentures are redeemable, in whole or in part, at the option of the Company. In the event the Debentures are redeemed, a like amount of Trust Preferred Securities will be redeemed at the redemption price of $1,000, plus accrued interest to the date of redemption. The Trust's obligations under the Trust Preferred Securities are fully and unconditionally guaranteed by Bancshares. The Debentures balance related to Trusts is $8,720,000 at December 31, 2024 and December 31, 2023.

In November 2023, Bancshares began issuing convertible subordinated debt to individual investors or entities in order to prepare for conversion from a Subchapter S corporation to a C corporation.  The notes mature 24 months from the original issuance date and have a fixed interest rate of 8% to be paid quarterly in arrears beginning in January 2024. After June 2024 the notes are convertible at the discretion of the purchaser into shares of WFBI common stock.  The per share conversion price will be one times the per share book value of WFBI’s common stock, determined by the audited financial statements as of December 31, 2023. If converted after December 31, 2024, the per share conversion price will be 1.15 times the per share book value of WFBI’s common stock, determined by the audited financial statements as of December 31, 2023. There were 51 notes issued and outstanding with a total balance of approximately $24,407,000 and 52 notes issued and outstanding with a total balance of $22,725,000 on December 31, 2024, and December 31, 2023, respectively. 37 notes for approximately $7,017,000 were converted into 47,525 shares of common stock in 2024.

Note 11 -   Short-Term Borrowings

In addition to the borrowing capacity at FHLB, the Company has established $30,000,000 in unsecured lines of credit for overnight purchase of federal funds. These lines may be cancelled without any prior notification. At December 31, 2024 and December 31, 2023 there were no outstanding balances.

Note 12 -   Commitments and Contingencies

In the ordinary course of business, the Company may be subject to litigation. Based upon the available information and advice from the Company's legal counsel, management does not believe that any potential, threatened, or pending litigation to which it is a party will have a material adverse effect on the Company's liquidity, financial condition, or results of operations.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 13 -   Off-Balance-Sheet Activities

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2024 and 2023, the amounts of these financial instruments were as follows (in thousands):

	2024	2023

Financial instruments whose contract amounts represent credit risks
Commitments to extend credit and unfunded commitments	$207,668	$303,614
Standby letters of credit	727	1,417

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of December 31, 2024 and 2023, there were no amounts recorded as liabilities for the Company's potential obligations under these guarantees.

Note 14 -   Employee Benefit Plans

The Company has a defined contribution profit sharing plan for all employees that meet certain age and service requirements. Under the plan, employees may elect to defer up to 20% of their salary subject to the Internal Revenue Service limits. The Company may, at its discretion, contribute to the plan an amount determined annually by the Board of Directors. The Company's expense for contributions to the plan was approximately $436,000 and $466,000 in 2024 and 2023, respectively.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The Company maintains several individually designed supplemental deferred compensation agreements which provide a deferred compensation benefit payable at retirement or death. The liability under the agreements is recorded based upon the present value of the deferred compensation benefits. At December 31, 2024 and 2023, the Company's accrued liability under the agreements totaled approximately $3,562,000 and $4,160,000, respectively. Deferred compensation expense of approximately $276,000 and $428,000 was recorded for 2024 and 2023, respectively. The Company has purchased life insurance policies to fund the benefits payable pursuant to the agreements. The Company is owner and beneficiary of the life insurance policies with aggregate death benefits of approximately $27,980,000 and $27,877,000 at December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, the life insurance policies have cash surrender values of approximately $13,606,000 and $13,240,000, respectively.

Note 15 -   Significant Group Concentrations

The majority of the Company’s loans, commitments to extend credit and standby letters of credit have been granted to customers located within Texas. Although the Company’s loan portfolio is diversified, a substantial portion of the Company’s ability to honor their contracts is dependent upon the local business economy in which the Company operates. The concentration of credit by type of loan is set forth in Note 5.

In addition, the nature of the Company’s business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Note 16 -   Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Common Equity Tier 1 Capital (“CET1”), Tier 1 Capital, Total Capital and leverage ratio of Tier 1 Capital. The requirements are:

●	4.5% based upon CET1
●	6.0% based upon tier 1 capital
●	8.0% based on total regulatory capital
●	Leverage ratio of Tier 1 Capital assets equal to 4%

As of December 31, 2024 and 2023, management believes the Bank met all capital adequacy requirements to which they are subject. As of September 30, 2024, the most recent notification from the Bank’s primary regulator, Office of the Comptroller of the Currency, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The Bank's actual and required capital amounts and ratios are as follows (dollars in thousands):

					Minimum Required		Required to be Well
					for Capital		Capitalized
			Minimum Required		Adequacy Purposes		under the Prompt
			for Capital		including Capital		Corrective Action
	Actual		Adequacy Purposes		Conservation Buffer		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2024
Common Equity Tier 1 (to risk-weighted assets)	$146,028	14.33%	$45,844	4.50%	$71,313	7.00%	$66,220	6.50%

Total capital (to risk- weighted assets)	$158,589	15.57%	$81,501	8.00%	$106,970	10.50%	$101,876	10.00%

Tier 1 capital (to risk-weighted assets)	$146,028	14.33%	$61,126	6.00%	$86,595	8.50%	$81,501	8.00%

Tier 1 capital (to average weighted assets)	$146,028	10.32%	$40,751	4.00%	$66,220	4.00%	$50,938	5.00%

As of December 31, 2023
Common Equity Tier 1 (to risk-weighted assets)	$130,133	12.16%	$48,143	4.50%	$74,890	7.00%	$69,540	6.50%

Total capital (to risk- weighted assets)	$142,317	13.30%	$85,588	8.00%	$112,335	10.50%	$106,985	10.00%

Tier 1 capital (to risk-weighted assets)	$130,133	12.16%	$64,191	6.00%	$90,938	8.50%	$85,588	8.00%

Tier 1 capital (to average weighted assets)	$130,133	9.71%	$42,794	4.00%	$69,540	4.00%	$53,493	5.00%

Note 17 -   Fair Value of Financial Instruments

Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there is no quoted market price for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at a measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Company groups its financial asset generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

●

Level 1: Valuation is based on quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

●

Level 2: Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

●

Level 3: Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined by pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

When available, the Company attempts to use quoted market prices to determine fair value and classifies such items as Level 1 or Level 2. If quoted market prices are not available, fair value is often determined using model-based techniques incorporating various assumptions, including interest rates, prepayment speeds, and credit losses. Assets and liabilities valued using model-based techniques are classified as either Level 2 or Level 3, depending on the extent to which the valuation inputs are based on market data obtained from independent sources.

The Company measured securities available for sale on a recurring basis. Fair values are based upon quoted market prices, where available, categorized as Level 1. When quoted market prices are not available, the fair values of investment securities were generally determined based on matrix pricing. Matrix pricing is a mathematical technique that utilizes observable market inputs including, for example, yield curves, credit ratings and prepayment speeds. Fair values determined using matrix pricing are generally categorized as Level 2 in the fair value hierarchy.

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The Company measures loans held-for-sale on a recurring basis. Internally originated secondary market loans held-for-sale are measured at fair market value for which an active secondary market and readily available market prices exist, and are generally categorized as Level 2. Income derived from the gain on sale, or “yield spread,” of these loans is recorded at closing in the form of an accounts receivable, and related direct loan origination costs, when incurred. Measuring these assets at fair value allows the Company to better match the revenues and expenses associated with producing these loans in the period in which they are closed.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2024 and 2023 (in thousands):

	Level 1	Level 2	Level 3	Total Fair
	Inputs	Inputs	Inputs	Value
December 31, 2024
Available for sale
Obligations of states and municipal subdivisions	$-	$25,381	$-	$25,381
Mortgage-backed securities	-	15,678	-	15,678
Collateralized mortgage obligations	-	13,126	-	13,126
Corporate bonds	-	972	-	972
Loans held-for-sale	-	1,999	-	1,999

Totals	$-	$57,156	$-	$57,156

December 31, 2023
Available for sale
Obligations of states and municipal subdivisions	$-	$48,006	$-	$48,006
Mortgage-backed securities	-	6,791	-	6,791
Collateralized mortgage obligations	-	2,494	-	2,494
Corporate bonds	-	950	-	950
Loans held-for-sale	-	513	-	513

Totals	$-	$58,754	$-	$58,754

The Company is required, on a nonrecurring basis, to adjust the carrying value of certain assets or provide valuation allowances related to certain assets using fair value measurements in accordance with generally accepted account principles.

Fair values of assets measured on a nonrecurring basis at December 31, 2024 and 2023 are as follows (in thousands):

	Level 1	Level 2	Level 3	Total Fair
	Inputs	Inputs	Inputs	Value
December 31, 2024
Collateral dependent loans	$-	$-	$6,488	$6,488

	$-	$-	$6,488	$6,488

December 31, 2023
Collateral dependent loans	$-	$-	$1,527	$1,527

	$-	$-	$1,527	$1,527

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The allowance for credit losses for collateral dependent loans are determined based on the fair value of collateral method. Under the fair value of collateral method, the allowance for credit loss is equal to the difference between the carrying value of the loan and the fair value of the collateral less estimated selling costs. The resulting fair value measurement is disclosed in the nonrecurring hierarchy table. Where estimates of fair value used for other collateral supporting commercial loans are based on assumptions not observable in the marketplace, such valuations have been classified as Level 3.

The following table presents the carrying values and estimated fair values of all financial instruments, including those financial assets and liabilities that are not measured and reported at fair value on a recurring basis or are measured at fair value on a non-recurring basis (in thousands):

		December 31, 2024
	Carrying	Total
	Value	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and due from banks	$25,191	$25,191	$25,191	$-	$-
Interest bearing deposits in banks	138,892	138,892	138,892	-	-
Debt securities available for sale	55,157	55,157	-	55,157	-
Debt securities held to maturity	501	501	-	501	-
Loans held-for-sale	1,999	1,942	-	1,942	-
Loans, net	1,260,776	1,224,705	-	-	1,224,705
Interest receivable	6,634	6,634	-	-	6,634

Financial liabilities
Deposits	$1,154,868	$1,077,677	$-	$-	$1,077,677
Federal funds and repurchase agreements	2,302	2,302	-	-	2,302
Federal Home Loan Bank advances	205,189	205,189	-	-	205,189
Other borrowings	37,336	37,336	-	-	37,336
Subordinated debentures	33,128	33,128	-	33,128	-
Interest payable	2,177	2,177	-	-	2,177

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

		December 31, 2023
	Carrying	Total
	Value	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and due from banks	$25,796	$25,796	$25,796	$-	$-
Interest bearing deposits in banks	132,044	132,044	132,044	-	-
Debt securities available for sale	58,241	58,241	-	58,241	-
Debt securities held to maturity	675	675	-	675	-
Loans held-for-sale	513	498	-	498	-
Loans, net	1,205,509	1,171,019	-	-	1,171,019
Interest receivable	6,188	6,634	-	-	6,634

Financial liabilities
Deposits	$1,146,137	$1,069,529	$-	$-	$1,069,529
Federal funds and repurchase agreements	2,951	2,951	-	-	2,951
Federal Home Loan Bank advances	161,309	161,309	-	-	161,309
Other borrowings	37,560	37,560	-	-	37,560
Subordinated debentures	31,445	31,445	-	31,445	-
Interest payable	2,337	2,177	-	-	2,177

Note 18 - Income Taxes

Income tax benefit was as follows:

2024

Current expense	$1,380

Deferred benefit	(3,920)

Total	$(2,540)

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Year-end tax assets and liabilities were due to the following:

2024

Deferred tax assets:
Allowance for credit losses	(2,271)
ACL for unfunded commitments	(366)
Accrued lease liability	(2,153)
Intangible assets	(98)
Deferred compensation payable	(748)
Accrued expenses	(508)
(6,144)

Deferred tax liabilities:
Depreciation	655
Right of use asset	2,134
Other	146
2,935

Net deferred tax asset	$(3,209)

Effective tax rates differ from the federal statutory rate of 21% for 2024 applied to income before income taxes due to the following:

2024

Tax expense at the federal statutory tax rate	$701
Increase (decrease) in tax expense from:
Tax-exempt income	(2,393)
Earnings from company owned life insurance	(367)
Depreciation	837
Accrued expenses	(1,141)
Other	(177)
Total tax expense	$(2,540)

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 19 -   Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of unrealized gains (losses) on available for sale securities and fair value of interest rate contracts. The following are the changes in accumulated other comprehensive income (loss), net of tax.

	December 31, 2024
		Accumulated
	Unrealized	Other
	Gains (Losses)	Comprehensive
	on Securities	Income (Loss)

Beginning Balance	$(3,388)	$(3,388)
Current-period other comprehensive loss	(172)	(172)

Ending Balance	$(3,560)	$(3,560)

	December 31, 2023
		Accumulated
	Unrealized	Other
	Gains (Losses)	Comprehensive
	on Securities	Income (Loss)

Beginning Balance	$(4,670)	$(4,670)
Current-period other comprehensive income	1,282	1,282

Ending Balance	$(3,388)	$(3,388)

	December 31, 2022
			Accumulated
	Unrealized	Fair Value of	Other
	Gains (Losses)	Interest Rate	Comprehensive
	on Securities	Contracts	Income (Loss)

Beginning Balance	$1,543	$(48)	$1,495
Current-period other comprehensive income (loss)	(6,213)	48	(6,165)

Ending Balance	$(4,670)	$-	$(4,670)

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 20 – Parent Company Only Condensed Financial Information

Condensed financial information of Wichita Falls Bancshares, Inc. follows:

CONDENSED BALANCE SHEETS
December 31

	2024	2023
Assets
Cash and cash equivalents	$11,391	$14,168
Investment in subsidiaries	150,011	134,397
Other assets	1,022	61

Total assets	$162,424	$148,626

Liabilities and equity
Debt	$65,128	$63,445
Accrued expenses and other liabilities	62	190
Shareholders' equity	97,234	84,991

Total liabilities and shareholders' equity	$162,424	$148,626

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Years ended December 31

	2024	2023	2022

Dividends from subsidiaries	$50	$5,481	$5,822
Other income	24	24	14
Interest expense	(4,432)	(1,528)	(954)
Other expense	(6)	(6)	(303)

Income (loss) before income tax and undistributed subsidiary income	(4,364)	3,971	4,579
Income tax benefit	966	-	-
Equity in undistributed subsidiary income	9,276	3,047	7,765

Net income	$5,878	$7,018	$12,344

Comprehensive income	$5,706	$8,300	$6,179

Wichita Falls Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31

	2024	2023	2022

Operating Activities	$5,878	$7,018	$12,344
Net income
Adjustments:
Equity in undistributed subsidiary income	(9,276)	(3,046)	(7,765)
Change in other assets	(960)	6	23
Change in other liabilities	(128)	(281)	(12)
Net cash from operating activities	(4,486)	3,697	4,590

Financing Activities
Proceeds from subordinated debt	8,700	37,725	-
Conversion of subordinated debt to stock	-	-	(3,000)
Purchase of treasury stock	(400)	-	-
Paid in capital	(6,511)	(25,205)	(2,300)
Dividends paid	(80)	(4,042)	(5,050)
Net cash from financing activities	1,709	8,478	(10,350)

Net change in cash and cash equivalents	(2,777)	12,175	(5,760)

Beginning cash and cash equivalents	14,168	1,993	7,753

Ending cash and cash equivalents	$11,391	$14,168	$1,993

Note 21 - Earnings Per Share

The factors used in the earnings per share computation follow:

	2024	2023	2022

Net Income	$5,878	$7,018	$12,344

Average Shares	581,588	575,771	575,771

Earnings per common share	$10.04	$12.19	$21.44

Wichita Falls Bancshares, Inc. and Subsidiaries

FHA Lender Recertification Financial Data Template

December 31, 2024

Balance Sheet - Assets
Line Item #	Title	Value
100	Cash and Cash Equivalents	$ 164,083,000
101	Escrow deposit Cash	$ -
102	Restricted Cash / Compensating Balances	$ -
103	Trading Account Securities	$ -
104	Net Mortgage Servicing Rights	$ -
105	Other Real Estate Owned at Net Realizable Value	$ -
106	Loans Held for Investment	$ 1,271,590,000

Balance Sheet - Unacceptable Assets
Line Item #	Title	Value
200	Pledged Assets	$ -
201	Assets Due from an Officer, Stockholder, or Related Entity	$ -
202	Personal Interest Investment	$ -
203	Investment in Related Entity, Greater than Equity As Adjusted	$ -
204	Intangible Assets, Net of Amortization	$ 5,327,000
205	Value of Servicing Contract not in Accordance with ASC 948 and ASC 860	$ -
206	Assets not Readily Marketable	$ 12,686,000
207	Marketable Security in Excess of Cost or Market	$ -
208	Amount in Excess of Foreclosure Value	$ -
209	Assets used for Personal Enjoyment	$ -
210	Other Unacceptable Assets	$ 6,697,000
211	Contributed Property in Excess of Appraised Value	$ -
212	Real Property	$ 13,075,000
213	Prepaid Expenses	$ 569,000
214	Deferred Tax Asset	$ 3,209,000
215	Total Unacceptable Assets	$ 41,563,000

Wichita Falls Bancshares, Inc. and Subsidiaries

FHA Lender Recertification Financial Data Template

December 31, 2024

Balance Sheet - Total Assets as Reported
Line Item #	Title	Value
250	Total Assets as Reported	$ 1,542,651,000

Balance Sheet - Liability
Line Item #	Title	Value
300	Escrows Payable	$ -

Statement of Operations and Equity - Revenue
Line Item #	Title	Value
409	Correspondent and Broker Fee Income	$ -
410	Other Retail Origination Income	$ 223,000
412	Other Income (Loss) Not Related To Mortgage Lending Activities	$ 472,000

Statement of Equity
Line Item #	Title	Value
500	Balance at Beginning of the Year, as Reported	$ 84,991,000
501	Prior Period Adjustments	$ -
502	Balance at Beginning of the Year, Restated	$ 84,991,000
503	Net Income	$ 5,878,000
504	Dividend / Distribution	$ (80,000)
505	Contributions - from Cash Flow Statement	$ -
506	Contributions - non-cash	$ 6,617,000
507	Other Equity	$ (172,000)
508	Ending Balance	$ 97,234,000

Wichita Falls Bancshares, Inc. and Subsidiaries

FHA Lender Recertification Financial Data Template

December 31, 2024

Net Worth
Line Item #	Title	Value
600	FHA Servicing Portfolio	$ -
601	FHA Originations	$ 2,958,000
602	FHA Purchases	$ -
603	Subtotal - FHA Loan Activity	$ 2,958,000
604	FHA Origination Servicing Retained	$ -
605	FHA Purchase Servicing Retained	$ -
606	Subtotal - Servicing Retained Adjustments	$ -
607	Total Adjusted FHA Loan Activity	$ 2,958,000
608	Net Worth Required Baseline	$ 1,000,000
609	Additional Net Worth Required	$ -
610	Total Minimum Net Worth Required	$ 1,000,000
611	Stockholder Equity - Ending Balance	$ 97,234,000
612	Total Unacceptable Assets	$ 41,563,000
613	Adjusted Net Worth	$ 55,671,000
614	Adjusted Net Worth Above/Below Required Minimum Amount	$ 54,671,000

Liquidity
Line Item #	Title	Value
700	Cash and Cash Equivalents	$ 164,083,000
701	Trading Account Securities	$ -
702	Total of Liquid Assets per HUD Guidelines	$ 164,083,000
703	Liquid Assets Required	$ 200,000
704	Liquid Assets Above/Below Required Amount	$ 163,883,000

First National Bank

FHA Lender Recertification Financial Data Template

December 31, 2024

Net Worth
Line Item #	Title	Value
600	FHA Servicing Portfolio	$ -
601	FHA Originations	$ 2,958,000
602	FHA Purchases	$ -
603	Subtotal - FHA Loan Activity	$ 2,958,000
604	FHA Origination Servicing Retained	$ -
605	FHA Purchase Servicing Retained	$ -
606	Subtotal - Servicing Retained Adjustments	$ -
607	Total Adjusted FHA Loan Activity	$ 2,958,000
608	Net Worth Required Baseline	$ 1,000,000
609	Additional Net Worth Required	$ -
610	Total Minimum Net Worth Required	$ 1,000,000
611	Stockholder Equity - Ending Balance	$ 147,796,000
612	Total Unacceptable Assets	$ 41,563,000
613	Adjusted Net Worth	$ 106,233,000
614	Adjusted Net Worth Above/Below Required Minimum Amount	$ 105,233,000

Liquidity
Line Item #	Title	Value
700	Cash and Cash Equivalents	$ 164,083,000
701	Trading Account Securities	$ -
702	Total of Liquid Assets per HUD Guidelines	$ 164,083,000
703	Liquid Assets Required	$ 200,000
704	Liquid Assets Above/Below Required Amount	$ 163,883,000

Independent Auditor's Report on Internal Control over Financial Reporting and on Compliance and Other Matters Based on an Audit of Financial Statements Performed in Accordance with Government

Auditing Standards

 Audit Committee

Wichita Falls Bancshares, Inc. and Subsidiaries

Wichita Falls, Texas

We have audited, in accordance with auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States (Government Auditing Standards), the consolidated financial statements of Wichita Falls Bancshares, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements, and have issued our report thereon dated March 28, 2025.

Report on Internal Control Over Financial Reporting

In planning and performing our audit of the consolidated financial statements, we considered the Company's internal control over financial reporting (internal control) as a basis for designing audit procedures that are appropriate in the circumstances for the purpose of expressing our opinion on the consolidated financial statements.

We have also audited, in accordance with the auditing standards generally accepted in the United States of America, the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 28, 2025, expressed an unmodified opinion.

A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect and correct misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity's financial statements will not be prevented or detected and corrected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control that is less severe than a material weakness yet important enough to merit attention by those charged with governance.

Our consideration of internal control over financial reporting was for the limited purpose described in the first paragraph of this section and was not designed to identify all deficiencies in internal control over financial reporting that might be material weaknesses or significant deficiencies.

Given these limitations, during our audit we did not identify any deficiencies in internal control over financial reporting that we consider to be material weaknesses. However, material weaknesses or significant deficiencies may exist that have not been identified.

Report on Compliance and Other Matters

As part of obtaining reasonable assurance about whether the Company's consolidated financial statements are free from material misstatement, we performed tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements, noncompliance with which could have a direct and material effect on the consolidated financial statements. However, providing an opinion on compliance with those provisions was not an objective of our audit, and accordingly, we do not express such an opinion. The results of our tests disclosed no instances of noncompliance or other matters that are required to be reported under Government Auditing Standards.

Purpose of this Report

The purpose of this report is solely to describe the scope of our testing of internal control and compliance, and the results of that testing, and not to provide an opinion on the effectiveness of the Company's internal control or on compliance. This report is an integral part of an audit performed in accordance with Government Auditing Standards in considering the Company's internal control and compliance. Accordingly, this communication is not suitable for any other purpose.

/s/ Eide Bailly LLP

Tulsa, Oklahoma

March 28, 2025

Independent Auditor's Report on Compliance for the Major HUD Program and on Internal Control
over Compliance Required by the Consolidated Audit Guide for Audits of HUD Programs

Audit Committee

Wichita Falls Bancshares, Inc. and Subsidiaries

Wichita Falls, Texas

Report on Compliance for the Major HUD Program

Opinion on the Major HUD Program

We have audited Wichita Falls Bancshares, Inc. and Subsidiaries' (the Company) compliance with the compliance requirements described in the Consolidated Audit Guide for Audits of HUD Programs (the Guide) that could have a direct and material effect on the Company's major U.S. Department of Housing and Urban Development (HUD) program for the year ended December 31, 2024. The Company's major HUD program and the related direct and material compliance requirements are as follows:

Name of Major HUD Program	Direct and Material Compliance Requirements
Title II

●         Quality Control Plan

●         Branch Officer Operations

●         Loan Origination

●         Federal Financial and Activity Reports

●         Lender Annual Recertification, Adjusted Net Worth, Liquidity, and Licensing

●         Loan Settlement

●         Kickbacks

In our opinion, the Company complied, in all material respects, with the compliance requirements referred to above that could have a direct and material effect on its major HUD program for the year ended December 31, 2024.

Basis for Opinion on the Major HUD Program

We conducted our audit of compliance in accordance with auditing standards generally accepted in the United States of America (GAAS), the standards applicable to financial audits contained in Government Auditing Standards issued by the Comptroller General of the United States, and the Guide. Our responsibilities under those standards and the Guide are further described in the Auditor's Responsibilities for the Audit of Compliance section of our report.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion on compliance for the major HUD program. Our audit does not provide a legal determination of the Company's compliance with the compliance requirements referred to above.

Responsibilities of Management for Compliance

Management is responsible for compliance with the requirements referred to above and for the design, implementation, and maintenance of effective internal control over compliance with the requirements of laws, statues, regulations, rules, and provisions of contracts or grant agreements applicable to the HUD program.

Auditor's Responsibilities for the Audit of Compliance

Our objectives are to obtain reasonable assurance about whether material noncompliance with the compliance requirements referred to above occurred, whether due to fraud or error, and to express an opinion on the Company's compliance based on our audit. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with GAAS, Government Auditing Standards, and the Guide will always detect material noncompliance when it exists. The risk of not detecting material noncompliance resulting from fraud is higher than for that resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Noncompliance with the compliance requirements referred to above is considered material if there is a substantial likelihood that, individually or in the aggregate, it would influence the judgment made by a reasonable user of the report on compliance about the Company's compliance with the requirements of the HUD program as a whole.

In performing an audit in accordance with GAAS, Government Auditing Standards, and the Guide, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material noncompliance, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the Company's compliance with the compliance requirements referred to above and performing such other procedures as we consider necessary in the circumstances.

●

Obtain an understanding of the Company's internal control over compliance relevant to the audit in order to design audit procedures that are appropriate in the circumstances and to test and report on internal control over compliance in accordance with the Guide but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over compliance. Accordingly, no such opinion is expressed.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and any significant deficiencies and material weaknesses in internal control over compliance that we identified during the audit.

Report on Internal Control over Compliance

A deficiency in internal control over compliance exists when the design or operation of a control over compliance does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect and correct noncompliance with a compliance requirement of a HUD program on a timely basis. A material weakness in internal control over compliance is a deficiency, or combination of deficiencies, in internal control over compliance, such that there is a reasonable possibility that material noncompliance with a compliance requirement of a HUD program will not be prevented or detected and corrected on a timely basis. A significant deficiency in internal control over compliance is a deficiency, or a combination of deficiencies, in internal control over compliance with a compliance requirement of a HUD program that is less severe than a material weakness in internal control over compliance yet important enough to merit attention by those charged with governance.

Our consideration of internal control over compliance was for the limited purpose described in the Auditor's Responsibilities for the Audit of Compliance section above and was not designed to identify all deficiencies in internal control over compliance that might be material weaknesses or significant deficiencies in internal control over compliance. Given these limitations, during our audit, we did not identify any deficiencies in internal control over compliance that we consider to be material weaknesses, as defined above. However, material weaknesses or significant deficiencies in internal control over compliance may exist that have not been identified.

Our audit was not designed for the purpose of expressing an opinion on the effectiveness of the Company's internal control over compliance. Accordingly, no such opinion is expressed.

The purpose of this report on internal control over compliance is solely to describe the scope of our testing of internal control over compliance and the results of that testing based on the requirements of the Guide. Accordingly, this report is not suitable for any other purpose.

/s/ Eide Bailly LLP

Tulsa, Oklahoma

March 28, 2025

Wichita Falls Bancshares, Inc. and Subsidiaries

Schedule of Audit Findings, Questioned Costs, and Recommendations

December 31, 2024

There were no reports issued by HUD OIG or other Federal agencies or contract administrators during the period covered by this audit.

There were no letters or reports issued by HUD management during the period covered by this audit.

Wichita Falls Bancshares, Inc. and Subsidiaries

Schedule of the Status of Prior Audit Findings, Questioned Costs, and Recommendations

December 31, 2024

There were no reports issued by HUD OIG or other Federal agencies or contract administrators during the period of January 1, 2023 to December 31, 2023.

There were no letters or reports issued by HUD management during the period covered of January 1, 2023 to December 31, 2023.

1,547,603 Shares

Common Stock

Prospectus

September 2, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses that Investar Holding Corporation (the “Company”) expects to incur in connection with the sale and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all amounts shown are estimates:

SEC registration fee	$5,467
Printing fees and expenses	1,000
Legal fees and expenses	25,000
Accounting expenses	10,000
Miscellaneous expenses	2,000
Total	$43,467

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act, or the LBCA, provide, in part, that the Company may indemnify each of its current or former directors and officers (each of which is referred to herein as an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the Company’s best interests or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. Under the LBCA, the Company may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. In addition, the Company has the power to obtain and maintain insurance on behalf of any person who is or was acting for the Company, regardless of whether the Company has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit the Company’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

The Company’s by-laws contain indemnification provisions that require the Company to indemnify any director or officer made a party to a proceeding because he or she was a director or officer against liability incurred in such proceeding if such director or officer (i) conducted himself or herself in good faith; (ii) reasonably believed (a) in the case of conduct in his or her official capacity with the Company, that his or her conduct was in the Company’s best interests, or (b) in all other cases, that his or her conduct was at least not opposed to the Company’s best interest; and (iii) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Indemnification is not allowed if (i) in connection with a proceeding by or in the right of the Company, the director or officer is adjudged liable to the Company; or (ii) in connection with any proceeding, the director or officer is adjudged liable for receiving an improper personal benefit, regardless of whether the action occurred in the individual’s official capacity. Indemnification in connection with any proceeding by or in the right of the corporation is limited to reasonable expenses (including reasonable attorneys’ fees) incurred. In any case, the Company must fully indemnify a director or officer who is wholly successful on the merits or otherwise in the defense of any proceeding to which he or she is a party by virtue of his or her position as an officer or director.

The Company must advance reasonable expenses (including attorneys’ fees) incurred by a director or officer in advance of a final disposition of a proceeding if:

●	The director or officer furnishes a written affirmation of his good faith belief that he has met the requisite standard of conduct;

●	The director or officer furnishes a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the requisite standard of conduct; and

●	A determination is made that the facts then known to those making the determination would not preclude indemnification.

A director or officer may apply for indemnification to a court of competent jurisdiction. A court may order the Company to indemnify the party if it determines that:

●	The director or officer has been wholly successful on the merits or otherwise in the defense or the proceeding; or

●

The director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances, regardless of whether he has met the requisite standard of conduct or was adjudged liable (if the latter, indemnification is limited to reasonable expenses incurred, including reasonable attorneys’ fees).

Unless so ordered by a court, the Company will only indemnify an officer or director after a determination has been made that he has met the requisite standard of conduct to be eligible for indemnification. This determination is made:

●	By the Company’s board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

●	If such quorum cannot be obtained, by majority vote of a committee duly designated by the board consisting solely of two or more directors not at the time parties to the proceeding;

●	By special legal counsel selected by the board or its committee; or

●	By vote of the shareholders, excluding the voting of shares held by directors and officers who are at the time parties to the proceeding.

The Company’s by-laws also empower it to purchase and maintain insurance to provide the indemnification described above.

The foregoing is only a general summary of certain aspects of Louisiana law and the Company’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the Company’s by-laws, a copy of which is on file with the SEC, and to the relevant provisions of the LBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Company’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

ITEM 16.         EXHIBITS.

Exhibit Number	Description	Location
2.1	Agreement and Plan of Merger, dated July 1, 2025, by and among Investar Holding Corporation and Wichita Falls Bancshares, Inc.	Exhibit 2.1 to the Current Report on Form 8-K of the Company filed July 1, 2025 and incorporated herein by reference

3.1	Restated Articles of Incorporation of Investar Holding Corporation	Exhibit 3.1 to the Registration Statement on Form S-1 of the Company filed May 16, 2014 and incorporated herein by reference

3.2	Articles of Amendment, dated June 30, 2025, to Investar’s Restated Articles of Incorporation	Exhibit 3.1 to the Current Report on Form 8-K of the Company filed July 1, 2025 and incorporated herein by reference

3.3	Amended and Restated By-laws of Investar Holding Corporation	Exhibit 3.2 to the Registration Statement on Form S-4 of the Company filed October 10, 2017 and incorporated herein by reference

4.1	Specimen Common Stock Certificate	Exhibit 4.1 to the Registration Statement on Form S-1 of the Company filed May 16, 2014 and incorporated herein by reference

5.1	Opinion of Fenimore Kay Harrison LLP regarding the validity of the shares	Filed herewith

23.1	Consent of Horne LLP	Filed herewith

23.2	Consent of Eide Bailly LLP	Filed herewith

23.3	Consent of Fenimore Kay Harrison LLP	Included in Exhibit 5.1

24.1	Powers of Attorney	Included on signature page of this registration statement

107	Filing Fee Table	Filed herewith

ITEM 17.         UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) will be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 will be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date will be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on September 2, 2025.

INVESTAR HOLDING CORPORATION

By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints John J. D’Angelo and John Campbell, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John J. D’Angelo	President and Chief Executive Officer (Principal Executive Officer)	September 2, 2025
John J. D’Angelo
/s/ John R. Campbell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 2, 2025
John R. Campbell
/s/ Corey E. Moore	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 2, 2025
Corey E. Moore

/s/ Scott G. Ginn	Director	September 2, 2025
Scott G. Ginn

/s/ Rose J. Hudson	Director	September 2, 2025
Rose J. Hudson

/s/ Julio A. Melara	Director	September 2, 2025
Julio A. Melara

/s/ James E. Yegge, M.D.	Director	September 2, 2025
James E. Yegge, M.D.

/s/ William H. Hidalgo, Sr.	Director	September 2, 2025
William H. Hidalgo, Sr.

/s/ Gordon H. Joffrion, III	Director	September 2, 2025
Gordon H. Joffrion, III

/s/ Robert C. Jordan	Director	September 2, 2025
Robert C. Jordan

/s/ Suzanne O. Middleton	Director	September 2, 2025
Suzanne O. Middleton

/s/ Andrew C. Nelson, M.D.	Director	September 2, 2025
Andrew C. Nelson, M.D.

/s/ Frank L. Walker	Director	September 2, 2025
Frank L. Walker